As filed with the Securities and Exchange Commission on March 20, 2008

Registration No.: 333-140758

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
Form S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AFTERSOFT GROUP, INC.
(Name of small business issuer in its charter)

Delaware	6770	84-1108035
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Regus House,
Heronsway, Chester Business Park
Chester, UK CH4 9QR
011 44 124 489 3138
(Address and telephone number of principal executive offices and principal place of business)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
(302) 636 5401
(Name, address, and telephone number of agent for service)

Copies of communications to:

Gersten Savage LLP
David Danovitch, Esq.
Kristin Angelino, Esq.
Jaclyn Amsel, Esq.
600 Lexington Avenue
New York, NY 10022
(212) 752-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act).
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (“Common Stock”)	71,550,000	$0.26	$18,603,000	$731.10

(1)
Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board on March 7, 2008, the last date on which a trade took place. Fee of $5,908.41 was paid with original filing of Form SB-2. Revised registration fee reflects an increase of the amount of shares being registered, and a decrease in value of shares on the open market. Thus, no additional fees are due.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. Our Majority Stockholder and the Additional Selling Shareholder may not distribute or otherwise sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus
Subject to completion, dated March 20, 2008,

AFTERSOFT GROUP, INC.
71,550,000 Shares of Common Stock

We have prepared this prospectus (the “Prospectus”) to:

•
allow our majority stockholder, Auto Data Network, Inc., (the “Majority Stockholder” or “ADNW”) to distribute all 71,250,000 shares of our common stock (the “Dividend Shares”) owned by ADNW (out of the 71,550,000 being registered (the “Total Shares”)) to ADNW’s shareholders as a dividend to its shareholders, to effect ADNW’s previously announced spin-off of all of the Dividend Shares; and to

•	register 300,000 shares of our common stock out of the Total Shares (the “Additional Shares”) for resale by the selling stockholder (the “Additional Selling Shareholder”) named herein.

We are not selling any securities for our own account under this Prospectus.

Information with respect to the spin-off of the Dividend Shares:	Information with respect to the resale of the Additional Shares:
• Neither we nor ADNW are receiving any consideration for the Dividend Shares, nor will either of us have any voting or dispositive power with respect to the Dividend Shares after the Dividend Shares are dividended to ADNW’s shareholders.

• ADNW’s shareholders who receive the Dividend Shares will receive such shares without restriction on resale. The certificates evidencing the Dividend Shares will bear no legend unless the recipient of the dividend is our affiliate. Shareholders of ADNW who receive the dividend and are not our affiliates may dispose of the Dividend Shares, if they so elect, without registration in jurisdictions where offers and sales are permitted and without delivery of any prospectus.

• We will not receive any proceeds from the resale of Additional Shares by the Additional Selling Shareholder.

• The Additional Selling Shareholder may sell the Additional Shares in public or private transactions, at prevailing market prices, or at privately negotiated prices, directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Additional Selling Shareholder.

ADNW intends to distribute the Dividend Shares, and the Additional Selling Shareholder intends to sell his shares, as soon as practicable after this Registration Statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ASFG.OB” On March 7, 2008, the last day on which a trade took place, the bid and ask prices of our common stock were $0.23 and $0.29 per share, respectively, as reported by the OTC Bulletin Board. An investment in our securities involves a high degree of risk. We urge you to read carefully this prospectus, and the “Risk Factors” section beginning on page 6 where we describe specific risks associated with an investment in Aftersoft Group, Inc., before you invest in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is __________, 2008.

i

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. A PORTION OF THE TOTAL SHARES COVERED BY THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART, ARE DEFINED HEREIN AS THE “DIVIDEND SHARES” AND WILL BE DIVIDENDED BY THE MAJORITY STOCKHOLDER TO ITS SHAREHOLDERS TO EFFECT A PREVIOUSLY ANNOUNCED SPIN-OFF OF THE DIVIDEND SHARES TO THE SHAREHOLDERS OF THE MAJORITY STOCKHOLDER. THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE THE DIVIDEND IS DISTRIBUTED AND THE TOTAL SHARES ARE REGISTERED. WE ARE NOT SELLING ANY SECURITIES FOR OUR OWN ACCOUNT UNDER THIS PROSPECTUS.

NEITHER WE NOR THE MAJORITY STOCKHOLDER ARE RECEIVING ANY CONSIDERATION FOR THE DIVIDEND SHARES. THE BALANCE OF THE TOTAL SHARES, NAMELY 300,000 SHARES, WAS ISSUED TO ONE SELLING SHAREHOLDER AS PART OF THE CONSIDERATION EXCHANGED IN THE SETTLEMENT OF A CERTAIN LAWSUIT. NEITHER THE MAJORITY STOCKHOLDER NOR THE COMPANY WILL HAVE ANY VOTING OR DISPOSITIVE POWER WITH RESPECT TO THE DIVIDEND SHARES AFTER THE SHARES ARE DIVIDENDED TO THE SHAREHOLDERS OF THE MAJORITY STOCKHOLDER. THE SHAREHOLDERS, OF THE MAJORITY STOCKHOLDERS WHO RECEIVE THE DIVIDEND SHARES, AS WELL AS THE ADDITIONAL SELLING SHAREHOLDER, WILL RECEIVE THE SHARES WITHOUT RESTRICTION ON RESALE. THE CERTIFICATES EVIDENCING THE SHARES WILL BEAR NO LEGEND UNLESS THE RECIPIENT OF THE DIVIDEND IS OUR AFFILIATE. SHAREHOLDERS OF ADNW WHO RECEIVE THE DIVIDEND AND ARE NOT OUR AFFILIATE, TOGETHER WITH THE ADDITIONAL SELLING SHAREHOLDER MAY DISPOSE OF THE SHARES, IF THEY SO ELECT, WITHOUT FURTHER REGISTRATION. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY DISPOSITION OF OUR COMMON STOCK.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information elsewhere in this Prospectus, including our consolidated financial statements and the notes to those consolidated financial statements and the section titled “Risks Factors,” regarding us and the common stock being offered for sale by means of this Prospectus.

Unless the context indicates or requires otherwise, (i) the term “Aftersoft” refers to Aftersoft Group, Inc. and its principal operating subsidiaries; (ii) the terms “ADNW” and “Majority Stockholder” refers to Auto Data Network, Inc.; (iii) “MAM Software” refers to MAM Software Limited; (iv) the term “ASNA” refers to Aftersoft Network N.A., Inc. and its operating subsidiaries; (v) the term “Aftersoft (UK)” refers to Aftersoft Group (UK) Ltd.; (vi) the term “EXP” refers to EXP Dealer Software Limited and its operating subsidiaries; and (vi) the terms “we,” “our,” “ours,” “us” and the “Company” refer collectively to Aftersoft.

CORPORATE BACKGROUND

Aftersoft is a subsidiary of ADNW, which owns approximately seventy-seven percent (77.04%) of the Company’s outstanding Common Stock. ADNW is a publicly traded company, the stock of which is currently traded on the Pink sheets under the symbol ADNW.PK. ADNW is presently a holding company. It sold its operating businesses to Aftersoft as detailed below, and retains its databases for the supply of data to the automotive industry through its UK based data subsidiaries.

Our principal executive office is located at Regus House, Heronsway, Chester Business Park, Chester, UK, CH4 9QR and our phone number is 011 44 124 489 3138.

In December 2005, W3 Group, Inc. (“W3”) consummated a reverse acquisition and changed its corporate name to Aftersoft Group, Inc. W3 was initially incorporated in February 1988 in Colorado and changed its state of incorporation to Delaware in May 2003. On December 21, 2005, an Acquisition Agreement (the “Agreement”) was consummated among W3, a separate Delaware corporation named Aftersoft Group, Inc. (“Oldco”) and ADNW in which W3 acquired all of the issued and outstanding shares of Oldco in exchange for issuing 32,500,000 shares of Common Stock of W3, par value $0.0001 per share, to ADNW, which was then the sole shareholder of the Company. At the time of the acquisition, W3 had no business operations. Concurrent with the acquisition, W3 changed its name to Aftersoft Group, Inc. and its corporate officers were replaced. The Board of Directors of the Company appointed three additional directors designated by ADNW to serve until the next annual election of directors. As a result of the acquisition, former W3 shareholders owned 1,601,167, or 4.7% of the 34,101,167 total issued and outstanding shares of Common Stock and ADNW owned 32,500,000 or 95.3% of the Company’s Common Stock. On December 22, 2005, Oldco changed its name to Aftersoft Software, Inc. and is currently inactive.

On August 25, 2006 the Company acquired 100% of the issued and outstanding shares of EXP from ADNW in exchange for issuing 28,000,000 shares of Common Stock to ADNW. On February 1, 2007, the Company consummated an agreement to acquire Dealer Software and Services Limited (“DSS”), a subsidiary of ADNW, in exchange for issuing 16,750,000 shares of Common Stock to ADNW. As a result, ADNW owns 71,250,000 shares or approximately 77.04% of our outstanding shares of Common Stock.

EXP and DSS were sold on November 12, 2007 (see Note 8 on page F-47).

The Company currently has the following wholly owned direct operating subsidiaries: MAM Software in the UK, and ASNA in the U.S.

DESCRIPTION OF THE COMPANY AND BUSINESS

Aftersoft provides software, information and services to businesses engaged in the automotive aftermarket in the U.S., UK and Canada and to the automotive dealership market in the UK. The automotive aftermarket consists of businesses associated with the life cycle of a motor vehicle from when the original manufacturer’s warranty expires to when the vehicle is scrapped. Products sold by businesses engaged in this market include the parts, tires and auto services required to maintain and improve the performance or appeal of a vehicle throughout its useful life. We aim to meet the business needs of customers who are involved in the maintenance and repair of automobiles and light trucks in three key segments of the automotive aftermarket, namely parts, tires and auto service.

Our business management systems, information products and online services permit our customers to manage their critical day-to-day business operations through automated point-of-sale, inventory management, purchasing, general accounting and customer relationship management.

Our customer base consists of wholesale parts and tire distributors, retailers, franchisees, cooperatives, auto service chains and single location auto service businesses with high customer service expectations and complex commercial relationships.

Our revenues are derived from the following:

▪	Business management systems comprised of proprietary software applications, implementation and training; and

▪	Subscription-based services, including software support and maintenance, information (content) products and online services.

Our wholly owned direct operating subsidiaries which operate separately are MAM Software in the UK and ASNA in the U.S.

MAM Software

MAM Software provides business management software to businesses engaged in the automotive aftermarket in the UK. MAM Software specializes in providing reliable and competitive software solutions to the motor factoring (jobber), retailing, and wholesale distribution sectors. It also develops applications for vehicle repair management and provides solutions to the retail and wholesale tire industry. All MAM Software programs are based on the Microsoft Windows family of operating systems. Each program is fully compatible with the other applications in their range, enabling them to be combined to create a fully integrated package. MAM Software is based in Sheffield, UK.

Aftersoft Network N.A., Inc. (ASNA)

ASNA develops open business automation and distribution channel eCommerce systems for the automotive aftermarket supply chain. These systems are used by leading aftermarket outlets, including tier one manufacturers, program groups, warehouse distributors, tire and service chains and independent installers. ASNA products and services enable companies to generate new sales, operate more cost efficiently, accelerate inventory turns and maintain stronger relationships with suppliers and customers. ASNA has three wholly owned subsidiaries operating separate businesses: (i) AFS Warehouse Distribution Management, Inc. and (ii) AFS Tire Management, Inc. (formerly known as CarParts Technologies, Inc.), which are both based in Dana Point, California, and (iii) AFS Autoservice, Inc., which is based in Allentown, Pennsylvania. Together, these three subsidiaries provide software to businesses engaged in the automotive aftermarket in the U.S.

THE OFFERING

Shares to be distributed by the Majority Stockholder	71,250,000 shares of Common Stock (the “Dividend Shares”)

Shares to be distributed by the Additional Selling Shareholder	300,000 shares of Common Stock (the “Additional Shares”)

Shares to be distributed by all Selling Shareholders	71,550,000 shares of Common Stock (the “Total Shares”)

Shares outstanding prior to the distribution	92,488,720

Shares to be outstanding following the dividend	92,488,720

Use of proceeds	We will not receive any proceeds from the distribution. We estimate the expenses related to the distribution, such as printing, legal and accounting will be approximately $85,000.

Risk Factors
An investment in our Common Stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6 as well as other information set forth in this Prospectus, including our financial statements and related notes.

Dividend policy
We intend to retain any earnings to finance the development and growth of our business and retire liabilities. Accordingly, we do not anticipate that we will declare any cash or stock dividends on our Common Stock for the foreseeable future. See “Market for Common Equity and Related Stockholder Matters” on page 53.

Plan of Distribution
The Shares of Common Stock will be distributed by the Majority Stockholder pursuant to this Prospectus through a dividend to ADNW’S Shareholders in the manner described under “Plan of Distribution” on page 14 to effect ADNW’s previously announced spin-off of all of the Dividend Shares.

OTC Bulletin Board symbol	ASFG.OB

SUMMARY FINANCIAL DATA

The summary consolidated financial data set forth below should be read in conjunction with the information presented in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

The summary consolidated financial data set forth below are derived from our consolidated financial statements. The consolidated statement of operations data for the years ended June 30, 2007 and 2006 and the consolidated balance sheet data as of June 30, 2007 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of June 30, 2006 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the six month periods ended December 31, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2007 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2006 are derived from our unaudited consolidated financial statements not included in this prospectus.

Income Statement Data

	Six Months Ended		Years Ended
	December 31, 2007 (unaudited)	December 31, 2006 (unaudited)	June 30, 2007	June 30, 2006

Total revenue	$11,000	$10,109	$26,778	$23,479
Costs and operating expenses	$11,143	$8,801	$30,431	$25,502
Income (loss) continuing operations	$(143)	$1,308	$(3,653)	$(2,023)
Discontinued operations	$(12)	$337	$165	$743
Net income (loss)	$(155)	$1,645	$3,488	$(1,280)
Earnings (loss) per share attributed to common stockholders basic and diluted
Continuing Operations	$—	$0.02	$(0.04)	$(0.03)
Discontinued operations	$—	$—	$—	$—
Net income (loss) per share	$0	$0.02	$(0.04)	$(0.03)
Weighted average number of shares – basic and diluted	85,787,725	60,587,495	79,828,912	78,401,233

Balance Sheet Data

	December 31, 2007 (unaudited)	December 31, 2006 (unaudited)	June 30, 2007	June 30, 2006

Total assets	$43,260	$42,264	$39,146	$39,765
Cash and cash equivalents	$4,606	$1,014	$665	$458
Total liabilities	$14,085	$13,582	$14,108	$13,697
Working capital (deficiency)	$586	$(3,292)	$(3,401)	$(4,562)
Shareholders’ equity	$29,175	$28,682	$25,038	$26,068

RISK FACTORS

Our business, financial condition and operating results are subject to a number of risk factors, both those that are known to us and identified below and others that may arise from time to time. These risk factors could cause our actual results to differ materially from those suggested by forward-looking statements in this document and elsewhere, and may adversely affect our business, financial condition or operating results. If any of those risk factors should occur, moreover, the trading price of our securities could decline, and investors in our securities could lose all or part of their investment in our securities. These risk factors should be carefully considered in evaluating the Company’s prospects.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND TO PREDICT OUR FUTURE OPERATING RESULTS.

We were known as W3 Group, Inc. and had no operations in December 2005, at which time we engaged in a reverse acquisition; therefore, we have limited historical operations. Two of our subsidiaries, MAM Software and AFS Tire Management, Inc. (f/k/a CarParts Technologies, Inc.) have operated since 1984 and 1997, respectively, as independent companies under different management until our parent, ADNW, acquired MAM Software in April 2003 and CarParts Technologies, Inc. in August 2004. Since the reverse merger in December 2005, we have been primarily engaged in organizational activities, including developing a strategic operating plan and developing, marketing and selling our products. In particular, we had integrated a third subsidiary as a result of the acquisition of EXP from ADNW in August 2006, its MMI Automotive subsidiary. In February 2007, we acquired DSS from ADNW, which owned a minority interest of DCS Automotive Limited. On November 12, 2007 and October 30, 2007, we sold EXP and DSS, respectively. As a result of our limited operating history, it will be difficult to evaluate our business and predict our future operating results.

WE MAY FAIL TO ADDRESS RISKS WE FACE AS A DEVELOPING BUSINESS WHICH COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR BUSINESS PLAN.

We are prone to all of the risks inherent in the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by entities at our current stage of development.

To address these risks, we must, among other things,

▪	implement and successfully execute our business and marketing strategy;

▪	continue to develop new products and upgrade our existing products;

▪	respond to industry and competitive developments;

▪	attract, retain, and motivate qualified personnel; and

▪	obtain equity and debt financing on satisfactory terms and in timely fashion in amounts adequate to implement our business plan and meet our obligations.

We may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected.

WE MAY FAIL TO SUCCESSFULLY DEVELOP, MARKET AND SELL OUR PRODUCTS.

To achieve profitable operations, we, along with our subsidiaries, must continue to successfully improve, market and sell existing products and develop, market and sell new products. Our product development efforts may not be successful. The development of new software products is highly uncertain and subject to a number of significant risks. The development cycle—from inception to installing the software for customers—can be lengthy and uncertain. The ability to market the product is unpredictable and may cause delays. Potential products may appear promising at early stages of development, and yet may not reach the market for a number of reasons.

ADDITIONAL ISSUANCES OF SECURITIES WILL DILUTE YOUR STOCK OWNERSHIP AND COULD AFFECT OUR STOCK PRICE.

As of March 17, 2008, there were 92,488,720 shares of our Common Stock issued and outstanding and no Preferred Stock issued. Our Articles of Incorporation authorize the issuance of an aggregate of 150,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, on such terms and at such prices as our Board of Directors may determine. These shares are intended to provide us with the necessary flexibility to undertake and complete plans to raise funds if and when needed. In addition, we may pursue acquisitions that could include issuing equity, but we have no current arrangements to do so. Any such issuances of securities would have a dilutive effect on current ownership of Aftersoft stock. The market price of our Common Stock could fall in response to the sale of a large number of shares, or the perception that sales of a large number of shares could occur.

WE MAY ENCOUNTER SIGNIFICANT FINANCIAL AND OPERATING RISKS IF WE GROW OUR BUSINESS THROUGH ACQUISITIONS.

As part of our growth strategy, we may seek to acquire or invest in complementary or competitive businesses, products or technologies. The process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We may allocate a significant portion of our available working capital to finance all or a portion of the purchase price relating to possible acquisitions although we have no immediate plans to do so. Any future acquisition or investment opportunity may require us to obtain additional financing to complete the transaction. The anticipated benefits of any acquisitions may not be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and financial position. Acquisitions also involve other risks, including entering markets in which we have no or limited prior experience.

AN INCREASE IN COMPETITION FROM OTHER SOFTWARE MANUFACTURERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO GENERATE REVENUE AND CASH FLOW.

Competition in our industry is intense. Potential competitors in the U.S. and Europe are numerous. Most have substantially greater capital resources, marketing experience, research and development staffs and facilities than us. Our competitors may be able to develop products before us or develop more effective products or market them more effectively which would limit our ability to generate revenue and cash flow.

THE PRICES WE CHARGE FOR OUR PRODUCTS MAY DECREASE AS A RESULT OF COMPETITION AND OUR REVENUES COULD DECREASE AS A RESULT.

We face potential competition from very large software companies, including Oracle, Microsoft and SAP that could offer Enterprise Resource Planning (“ERP”) and Supply Chain Management (“SCM”) products to our target market of small- to medium-sized businesses servicing the automotive aftermarket. We have not competed with any of these larger software and service companies directly to date, however there can be no assurance that those companies will not develop or acquire a competitive product or service in the future. Our business would be dramatically affected by price pressure if these larger software companies attempted to gain market share through the use of highly discounted sales and extensive marketing campaigns.

IF WE FAIL TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, OUR TECHNOLOGIES AND PRODUCTS COULD BECOME LESS COMPETITIVE OR OBSOLETE.

The software industry is characterized by rapid and significant technological change. We expect that automotive technology will continue to develop rapidly, and our future success will depend on our ability to develop and maintain a competitive position through technological development.

WE DEPEND ON PATENT AND PROPRIETARY RIGHTS TO DEVELOP AND PROTECT OUR TECHNOLOGIES AND PRODUCTS, WHICH RIGHTS MAY NOT OFFER US SUFFICIENT PROTECTION.

The software industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend on our ability to obtain and enforce protection for products that we develop under U.S. and foreign patent laws and other intellectual property laws, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties.

We also rely upon trade secret protection for our confidential and proprietary information. Others may independently develop substantially equivalent proprietary information and techniques or gain access to our trade secrets or disclose our technology. We may not be able to meaningfully protect our trade secrets which could limit our ability to exclusively produce products.

We require our employees, consultants, and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or collaboration with us. These agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information.

IF WE BECOME SUBJECT TO ADVERSE CLAIMS ALLEGING INFRINGEMENT OF THIRD-PARTY PROPRIETARY RIGHTS, WE MAY INCUR UNANTICIPATED COSTS AND OUR COMPETITIVE POSITION MAY SUFFER.

We are subject to the risk that we are infringing on the proprietary rights of third parties. Although we are not aware of any infringement by our technology on the proprietary rights of others and are not currently subject to any legal proceedings involving claimed infringements, we cannot assure you that we will not be subject to such third-party claims, litigation or indemnity demands and that these claims will not be successful. If a claim or indemnity demand were to be brought against us, it could result in costly litigation or product shipment delays or force us to stop selling such product or providing such services or to enter into royalty or license agreements.

OUR SOFTWARE AND INFORMATION SERVICES COULD CONTAIN DESIGN DEFECTS OR ERRORS WHICH COULD AFFECT OUR REPUTATION, RESULT IN SIGNIFICANT COSTS TO US AND IMPAIR OUR ABILITY TO SELL OUR PRODUCTS.

Our software and information services are highly complex and sophisticated and could, from time to time, contain design defects or errors. We cannot assure you that these defects or errors will not delay the release or shipment of our products or, if the defect or error is discovered only after customers have received the products, that these defects or errors will not result in increased costs, litigation, customer attrition, reduced market acceptance of our systems and services or damage to our reputation.

IF WE LOSE KEY MANAGEMENT OR OTHER PERSONNEL OUR BUSINESS WILL SUFFER.

We are highly dependent on the principal members of our management staff. We also rely on consultants and advisors to assist us in formulating our development strategy. Our success also depends upon retaining key management and technical personnel, as well as our ability to continue to attract and retain additional highly qualified personnel. We may not be successful in retaining our current personnel or hiring and retaining qualified personnel in the future. If we lose the services of any of our management staff or key technical personnel, or if we fail to continue to attract qualified personnel, our ability to acquire, develop or sell products would be adversely affected.

BECAUSE A MAJORITY OF OUR OFFICERS AND DIRECTORS ARE NOT RESIDENTS OF THE U.S., IT MAY BE DIFFICULT FOR SHAREHOLDERS TO RECOVER AGAINST THEM.

The majority of our Directors and corporate officers are residents of the United Kingdom. In addition, our significant operating subsidiary, MAM Software is located in the United Kingdom. Were one or more shareholders to bring an action against management in the United States and succeed, either through default or on the merits, and obtain a financial award against an officer or director of the Company, that shareholder may be required to enforce and collect on his or her judgment in the United Kingdom, unless the officer or director owned assets which were located in the United States. Further, shareholder efforts to bring an action in the United Kingdom against its citizens for any alleged breach of a duty on foreign soil may be difficult, as prosecution of a claim in a foreign jurisdiction, and in particular a foreign nation, is fraught with difficulty and may be effectively, if not financially, unfeasible.

OUR MANAGEMENT AND INTERNAL SYSTEMS MIGHT BE INADEQUATE TO HANDLE OUR POTENTIAL GROWTH.

Our success will depend in significant part on the expansion of our operations and the effective management of growth. This growth will place a significant strain on our management and information systems and resources and operational and financial systems and resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be able to manage our growth effectively. If our systems, procedures, controls, and resources are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively may harm our ability to institute our business plan.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE WILL BE SUBJECT TO RISKS OF CONDUCTING BUSINESS IN FOREIGN COUNTRIES.

International operations constitute a significant part of our business, and we are subject to the risks of conducting business in foreign countries, including:

▪	difficulty in establishing or managing distribution relationships;

▪	different standards for the development, use, packaging and marketing of our products and technologies;

▪	our ability to locate qualified local employees, partners, distributors and suppliers;

▪	the potential burden of complying with a variety of foreign laws and trade standards; and

▪	general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations, and foreign currency risks and fluctuations.

THE MARKET FOR OUR COMMON STOCK IS LIMITED AND YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK.

Our Common Stock is currently quoted on the Over-The-Counter Bulletin Board, and is not traded on a national securities exchange. The market for purchases and sales of the Company’s Common Stock is limited and therefore the sale of a relatively small number of shares could cause the price to fall sharply. Accordingly, it may be difficult to sell shares quickly without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS.

The market price of the securities of software companies has been especially volatile. Thus, the market price of our Common Stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our Common Stock could decline. If the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our Common Stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us.

SINCE OUR STOCK IS CLASSIFIED AS A “PENNY STOCK,” THE RESTRICTIONS OF THE SEC’S PENNY STOCK REGULATIONS MAY RESULT IN LESS LIQUIDITY FOR OUR STOCK.

The Securities and Exchange Commission has adopted regulations which define a “Penny Stock” to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions involving a penny stock , unless exempt, the rules require the delivery, prior to any transaction involving a penny stock by a retail customer, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the Broker/Dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because the market price for our shares of Common Stock is less than $5.00, our securities are classified as penny stock. As a result of the penny stock restrictions, brokers or potential investors may be reluctant to trade in our securities, which may result in less liquidity for our stock.

IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH RESEARCH REPORTS ABOUT OUR BUSINESS, OF IF THEY MAKE ADVERSE RECOMMENDATIONS REGARDING AN INVESTMENT IN OUR STOCK, OUR STOCK PRICE AND TRADING VOLUME MAY DECLINE.

The trading market for our Common Stock may be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of our company, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about our Company regularly, our Common Stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

WE HAVE INSURANCE COVERAGE FOR THE SERVICES WE OFFER. HOWEVER, A CLAIM FOR DAMAGES MAY BE MADE AGAINST US REGARDLESS OF OUR RESPONSIBILITY FOR THE FAILURE, WHICH COULD EXPOSE US TO LIABILITY.

We provide business management solutions that we believe are critical to the operations of our customers’ businesses and provide benefits that may be difficult to quantify. Any failure of a customer’s system installed or of the services offered by us could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions in rendering our services, we cannot assure you that the limitations on liability we include in our agreements will be enforceable in all cases, or that those limitations on liability will otherwise protect us from liability for damages. In the event that the terms and conditions of our contracts which limit our liability are not sufficient, we have insurance coverage. This coverage of approximately $2,000,000 in the aggregate in the UK and in the US insures the business for negligent acts, error or omission, failure of the technology services to perform as intended, and breach of warranties or representations. It also insures the services that we supply including, web services, consulting, analysis, design, installation, training, support, system integration, the manufacture, sale, licensing, distribution or marketing of software, the design and development of code, software and programming and the provision of software applications as a service, rental or lease. However, there can be no assurance that our insurance coverage will be adequate or that coverage will remain available at acceptable costs. Successful claims brought against us in excess of our insurance coverage could seriously harm our business, prospects, financial condition and results of operations. Even if not successful, large claims against us could result in significant legal and other costs and may be a distraction to our senior management.

WE DO NOT INTEND TO DECLARE DIVIDENDS ON OUR COMMON STOCK.

We will not distribute dividends to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

We have made statements under the captions “Risk Factors,” “Business” and in other sections of this Prospectus that are forward looking statements. In some cases, you can identify these statements by forward looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, or anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the section entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.” Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the distribution of the Total Shares.

The Majority Stockholder will not receive any proceeds from the distribution of the Dividend Shares. Once the Total Shares are registered, the Majority Stockholder will dividend the Dividend Shares to its shareholders in order to effect the Majority Stockholder’s previously announced spin-off of such shares. Shareholders of the Majority Stockholder who receive the dividend and are not our affiliates may dispose of the shares, if they so elect, without registration or delivery of any prospectus in jurisdictions where offers and sales are permitted, and neither we nor the Majority Stockholder will receive any proceeds of any such disposition by those shareholders.

Further, while the Company has issued and is registering 300,000 Additional Shares to an additional Selling Shareholder as partial consideration for the settlement of his claim against the Company, we will not receive any proceeds as part of such settlement agreement.

DETERMINATION OF OFFERING PRICE

The Majority Stockholder intends to dividend the Dividend Shares to its stockholders as soon as practicable after the Registration Statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission. Consequently, there is no offering price being established for the dividend of the Dividend Shares to the shareholders of the Majority Stockholder. If any shareholder of the Majority Stockholder who receives the Dividend Shares thereafter disposes of such shares, such shareholder may determine the price at which those shares are resold. Neither the Company nor ADNW will determine any such price.

DILUTION

As of March 17, 2008, we had 92,488,720 shares of Common Stock issued and outstanding. This number includes the Total Shares. Further, neither the registration of the Total Shares nor the subsequent distribution of the Dividend Shares by the Majority Stockholder or the Additional Shares by the Selling Shareholder will have a dilutive effect on our common stock.

MAJORITY STOCKHOLDER DISTRIBUTING SECURITIES AND ADDITIONAL SELLING
SHAREHOLDER DISTRIBUTING SECURITIES

ADNW intends to distribute the Dividend Shares, all of which are presently owned by ADNW, as a previously announced dividend to shareholders of ADNW as soon as practicable after the Registration Statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission. The ex-dividend date for that distribution of the Dividend Shares is expected to be no later than three (3) business days following the date upon which the Securities and Exchange Commission declares this Registration Statement effective. The following table sets forth the name of the Majority Stockholder, the number of shares owned by the Majority Stockholder and the number of shares whose distribution is covered by the Registration Statement of which this Prospectus is a part. We are not selling any securities for our own account under this Prospectus. Neither we nor ADNW are receiving any consideration for the Dividend Shares, nor will either of us have any voting or dispositive power with respect to the Dividend Shares after the shares are dividended to ADNW’s shareholders. ADNW’s shareholders who receive the Dividend Shares will receive such shares without restriction on resale. The certificates evidencing the Dividend Shares will bear no legend no restriction on transfer unless the recipient of the dividend is our affiliate. Shareholders of ADNW who receive the dividend and are not our affiliates may dispose of the shares, if they so elect, without registration in jurisdictions where offers and sales are permitted and without delivery of any prospectus.

As part of this Registration Statement and Prospectus, we are issuing and registering 300,000 shares of our common stock (defined above as the “Additional Shares”) to Mr. Arthur Blumenthal (defined above as the “Additional Selling Shareholder”) as partial consideration for the settlement of claims brought by him. (See “Legal Proceedings” and Note 8 on page F-22 below.) The information regarding this Additional Selling Shareholder is set forth in the following table. It includes the number of shares owned by the Additional Selling Shareholder and the number of shares that may be offered for resale under this Prospectus.

Because the Additional Selling Shareholder may offer all, some or none of the shares he holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the Additional Selling Shareholder after the offering can be provided. The Additional Selling Shareholder may from time to time offer all or some of the shares pursuant to this offering.

Pursuant to Rule 416 under the Securities Act, the Registration Statement of which this Prospectus is a part also covers any additional shares of our Common Stock which become issuable in connection with the Total Shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our Common Stock. The following table has been prepared on the assumption that all of the Total Shares offered under this Prospectus will be either (i) distributed as a dividend to the shareholders of the Majority Stockholder; or, (ii) sold by the Additional Selling Shareholder. Since its acquisition by the Majority Stockholder in December 2005, the Company has operated as a subsidiary of the Majority Stockholder. The Company will cease to be a subsidiary of the Majority Stockholder upon consummation of the dividend of the Dividend Shares by the Majority Stockholder. Percentages in the table below are based on 92,488,720 shares of our Common Stock issued and outstanding as of March 17, 2008.

	Number of Shares Held Prior to Offering	Percentage of Ownership Prior to Offering	Number of Shares to be Offered	Percent of Ownership Following the Offering
Name and Address of Majority Stockholder:
Auto Data Network, Inc. 151 First Avenue, Suite 65 New York, NY 10003	71,250,000	77.04%	71,250,000	0	%(1)
Name and Address of Additional Selling Shareholder:
Arthur Blumenthal(2) 1801 Swedesford Rd. Malvern, Pa. 19355	300,000	0.0033%	300,000	0	%(3)

(1)
Assumes all Dividend Shares are distributed. As promptly as practicable after the Registration Statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission, ADNW intends to distribute all of the Dividend Shares to shareholders of ADNW in consummation of a previously announced dividend by ADNW.

(2)
Mr. Blumenthal is Vice President of Sales and Marketing of ASNA, a position he has held since 2001. Mr. Blumenthal currently owns 510,380 shares of ADNW, and accordingly will participate in the dividend by the Majority Stockholder.

(3)	Assumes the Additional Selling Shareholder sells all Additional Shares.

PLAN OF DISTRIBUTION

ADNW, our Majority Stockholder, is distributing all 71,250,000 of the Dividend Shares owned by ADNW to shareholders of ADNW as a dividend to its shareholders in order to affect ADNW’s previously announced spin-off of all of the Dividend Shares. ADNW plans to distribute the dividend to its shareholders as soon as practicable after this Registration Statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission. The ex-dividend date is expected to be no later than three (3) business days following the date upon which the Securities and Exchange Commission declares this Registration Statement effective.

The Board of ADNW completed a review of that company’s operations in the fall of 2005. ADNW’s operations and financial results were becoming increasingly worse. The ADNW Board determined that there were several factors contributing to ADNW’s deteriorating performance, chief among which was the fact that the business lacked focus and direction. The ADNW Board resolved to separate activities of the Group into (i) Dealer Management and (ii) Aftermarket, each with their distinct management and with a view to a subsequent spin off.

The ADNW Board considered that the separation of the Group activities would be in the best interests of the existing shareholders for several reasons: as a more focused enterprise, the public market would be better able to understand and value the Company; the Company would be better able to serve the U.S. and European automobile aftermarket since it would have access to all the vertically integrated software developed in both the UK and U.S. subsidiaries. The Board concluded that the stock dividend would not operate to the detriment of the unaffiliated shareholders since the existing ADNW business was not performing well and in any event shareholders will continue as shareholders in both companies.

On January 16, 2007, a majority of the Company’s shareholders approved of the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to 150,000,000. The Company filed an Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission. The Information Statement was mailed to the Company’s shareholders on or about February 26, 2007. The Company did not receive any objections, complaints or inquiries from its shareholders regarding the Information Statement.

ADNW is presently a holding company. It sold its operating businesses to Aftersoft as detailed above, and retains its databases for the supply of data to the automotive industry through its UK based data subsidiaries. This data is generally supplied to the used car (pre-owned) market.

The spin off ratio is approximately 0.6888 shares of Company common stock for each share of ADNW. This ratio was determined by reference to the number of outstanding shares of common stock of ADNW on a fully diluted as converted basis.

The spin-off will be on a “pro-rata” basis to all ADNW shareholders, including holders of ADNW’s preferred shares who will receive Company common stock on an as-converted basis. We will not issue fractional shares. Rather, we will round off any fractions to the nearest whole number. Since ADNW has approximately 400 shareholders, the total number of shares that could be “unissued” as a result of the rounding off of fractional interests would be 400 shares. The Company does not consider the maximum of 400 unissued shares to be material. Accordingly, the Company is not engaging an independent agent to handle fractional shares.

ADNW’s shareholders who receive the Dividend Shares will receive the shares without restriction on resale. The certificates evidencing the Dividend Shares will bear no legend unless the recipient of the dividend is our affiliate. Accordingly, once this Registration Statement is effective, as to “unaffiliated” shareholders, there will not be any transfer or re-sale limits. Shareholders of ADNW who receive the dividend and are not our affiliates may dispose of the shares, if they so elect, without registration in jurisdictions where offers and sales are permitted and without delivery of any prospectus. ADNW’s shareholders who receive the Dividend Shares (and their respective donees, transferees and other successors in interest who may dispose of the shares after the date of this Prospectus whether in a sale or other disposition or otherwise as a gift, partnership or other non-sale-related transfer), will act independently of the Company and of ADNW in making any decisions with respect to the timing, manner and size of any subsequent disposition of Dividend Shares by any of them.

The Company has neither control nor authority over ADNW and/or ADNW’s relationship with its shareholders. The share dividend by ADNW is strictly within ADNW’s control. Accordingly, the Company did not seek the approval of the Company’s shareholders regarding ADNW’s decisions regarding the anticipated stock dividend. We understand that ADNW will effectively cease operations and become dormant following the distribution of the Dividend Shares.

The Total Shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes ADNW’s shareholders who receive Dividend Shares and the Additional Selling Shareholder whose Additional Shares are being registered, as well as pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by each selling stockholder will decrease as and when it affects any such transfers. The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	on the OTC Bulletin Board or on any other market on which our common stock may from time to time be trading;

•
one or more block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in public or privately-negotiated transactions;

•	through the writing of options on the shares;

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	an exchange distribution in accordance with the rules of an exchange;

•	through agents;

•	through market sales, both long or short, to the extent permitted under the federal securities laws; or

•	in any combination of these methods.

The sale price to the public may be:

•	the market price prevailing at the time of sale;

•	a price related to the prevailing market price;

•	at negotiated prices; or

•	any other prices as the selling stockholder may determine from time to time.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their share from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. A selling stockholder may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders if they do not exercise or convert the common stock equivalents that they own. The selling stockholders and any brokers, dealers or agents, upon affecting the sale of any of the shares offered by this prospectus, may be deemed “underwriters” as that term is defined under the securities act or the exchange act, or the rules and regulations under those acts. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the securities act.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, none of the selling stockholders have entered into any agreement with a prospective underwriter and there can be no assurance that any such agreement will be entered into by a selling shareholder and an underwriter.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the exchange act and the rules and regulations under the exchange act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus, except that the selling stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares and the fees of the selling stockholder’s counsel.

LEGAL PROCEEDINGS

As previously reported in the Company’s Form 10-QSB filed on February 14, 2007, the Company was informed of a verdict against CarParts Technologies, Inc. (“CarParts”) in favor of Aidan McKenna in litigation in the Court of Common Pleas of Allegheny County, Pennsylvania. The judgment was for the principal amount of $3,555,000 and stems from a complaint filed by Mr. McKenna on November 13, 2002 regarding an asset purchase transaction. That judgment also terminated the Company’s counter-claim against Mr. McKenna alleging breach of contract. CarParts is now known as AFS Tire Management, Inc. (“AFS Tire”). AFS Tire is a wholly owned subsidiary of Aftersoft Network N.A, Inc., which, in turn, is a wholly owned subsidiary of the Company.

In a companion case to the aforementioned action, Mr. McKenna filed a Request for Entry of Sister State Judgment in the Superior Court of California for Orange County seeking the enforcement of his Pennsylvania judgment against CarParts in Orange County, California. In response, CarParts filed a Motion to Vacate Entry of Judgment on Sister State Judgment or to Stay Enforcement of Judgment. The hearing on that motion was set for and heard on September 7, 2006. At the hearing, CarParts’ motion was denied.

In September 2006, Mr. McKenna filed another action in the Court of Common Pleas of Allegheny County, Pennsylvania. This new action seeks to enforce Mr. McKenna’s previously described judgment against CarParts against several new entities, including AFS Tire Management, Inc., AFS Warehouse Distribution Management, Inc., AFS Autoservice, Inc., Auto Data Network, Inc. and the Company. This new action alleges that all of these entities are liable for payment of Mr. McKenna’s judgment against CarParts.

On August 1, 2007, the Company and Mr. McKenna entered into an agreement that settled this outstanding case. Pursuant to the settlement, we paid Mr. McKenna $2,000,000 in cash, issued him a 8% promissory note in the principal amount of $825,000, which is payable over 24 months, and issued Mr. McKenna 1,718,750 shares of our common, which represented $825,000 of shares of common stock at a price of $0.48 per share (the closing price of the Company’s Common Stock on the date of settlement). Mr. McKenna was also entitled to warrants to purchase an equivalent number of shares of Common Stock at the same price. Upon entering this agreement all parties agreed to withdraw all existing litigation and claims. The Company finalized its agreement with McKenna on September 6, 2007 and revised its litigation accrual to $3,650,000 to reflect the settlement. The shares were issued in August 2007 (see Notes 8 and 12 to the Company’s audited financial statements included elsewhere in this Registration Statement). In November 2007, the Company amended the settlement agreement and issued 1,718,750 warrants to purchase common stock for $0.48 per share. The warrants were issued to replace the common stock included in the settlement agreement.

Additionally, the Company entered into a settlement agreement with Mr. Arthur Blumenthal, the Additional Selling Shareholder. Mr. Blumenthal’s lawsuit against the Company emanated from an agreement Mr. Blumenthal had with a subsidiary of the company, ASNA Tire Management, Inc. which was previously called CarParts Technologies, for the purchase of Anderson BDG, that not been settled although it was past due. The Company renegotiated the agreement with Mr. Blumenthal, the terms of which required the Company to make a payment of $50,000 cash and the issuance to Mr. Blumenthal and registration of 300,000 shares of the Company’s Common Stock, which were issued in fiscal 2007 and valued at $0.48 per share, (the closing price of the Company’s Common Stock on the date of settlement) or $144,000. The Company subsequently completely settled the lawsuit with Mr. Blumenthal and repaid his notes in fiscal 2008.

The Company funded these settlements from part of the proceeds raised during a private placement of units of Common Stock and warrants, which was completed on July 2, 2007, and the sale of its holding in DCS Automotive Holdings Limited.

Homann Tire LTD (“Homann”) filed a complaint against the Company’s subsidiary AFS Tire Management, Inc. (f/k/a CarParts Technologies, Inc.) in California District Court on August 11, 2005 regarding the Company’s obligations pursuant to a software license agreement that it had entered into with Homann on October 18, 2002. The Company believed that complaint was “without merit” as it had received a signed system acceptance on the software and as per standard contracts, this removes any possibility of a refund, unfortunately, the Company was not in a financial position to pursue this case so it was felt prudent to settle the case. The Company started to implement the system but full installation was never completed and Homann moved to another system 6 months later. During depositions pursuant to this case, the Company successfully negotiated an agreement with Homann on March 29, 2007. Although the maximum sum payable under the original contract was $271,408, the Company was able to negotiate more favorable terms. The terms of the agreement call for a settlement payment to Homann for $150,000 as evidenced by a note payable. The note payable bears interest at 8% per annum. Payment of $25,000 cash was made in April 2007. The remaining balance of $125,000 is payable in April 2009, the Company expects to be able to pay for this from free cash flow at that time. Interest on the note payable is payable in monthly installments of $833. The Company reclassified the settlement liability from accrued legal expenses to $25,000 of current portion of notes payable and $125,000 of notes payable, net of current portion.

The Company is also involved in certain legal proceedings and is subject to certain lawsuits, claims and regulations in the ordinary course of its business. Although the ultimate effect of these matters is often difficult to predict, management believes that their resolution will not have a material adverse effect on the Company’s financial statements.

MANAGEMENT

Our executive officers, directors and other significant employees and their ages and positions are as follows:

Name	Age	Position
Ian Warwick	48	Chief Executive Officer and Chairman of the Board of Directors of the Company

Charles F. Trapp	58	Chief Financial Officer of the Company

Simon Chadwick	39	Chief Operating Officer and Director

Dwight B. Mamanteo	38	Director *

Marcus Wohlrab	44	Director *

Frederick Wasserman	53	Director

*
In conjunction with the resignations of Michael O’Driscoll and Mr. Jamieson as directors of the Company on March 1, 2007, the Company’s Board of Directors elected Mr. Mamanteo and Mr. Marcus Wohlrab to the Board of Directors, as independent Directors. Simultaneously, the Board formed a Compensation Committee, an Audit Committee and a Governance and Nomination Committee.

None of the members of our management held positions with the Company prior to its merger with W3 Group, Inc., in December 2005.

Ian Warwick has served as Chief Executive Officer and Chairman of the Board of Directors since December 2005. He has served as CEO, President and Chairman of Auto Data Network, Inc, Aftersoft Group’s parent and largest shareholder since October 2005 to present. From September 2004 until December 2005 he served as CEO of Broaden Software, Inc., a software company aggregator. From January 2004 to July 2004, he served as CEO of Bioaccelerate Holdings, Inc. where he established the structure of the business to enable it raise capital and acquire pharmaceutical products and licenses. From March 2001 to September 2003 he established and listed on the OTCBB, Corpsan, Inc. a supply chain and enterprise resource planning company for the design and print industry.

Charles F. Trapp was appointed Vice President of Finance and Chief Financial Officer on November 30, 2007, following the resignation of the company’s former CFO, Michael O’Driscoll. Mr. Trapp was the co-founder and President of Somerset Kensington Capital Co., a Bridgewater, New Jersey-based investment firm that provided capital and expertise to help public companies restructure and reorganize from 1997 until November 2007. Earlier in his career, he served as CFO and/or a board member for a number of public companies, including AW Computer Systems, Vertex Electronics Corp., Worldwide Computer Services and Keystone Cement Co. His responsibilities have included accounting and financial controls, federal regulatory filings, investor relations, mergers and acquisitions, loan and labor negotiations, and litigation management. Mr. Trapp is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from St. Peter’s College in Jersey City, New Jersey.

Simon Chadwick has served as Chief Operating Officer of the Company since May 2007 and as a director since July 2007. Mr. Chadwick has served as the Company’s vice-president of Corporate Development since January 2006. From September 2004 to March 2006, Mr. Chadwick served as the chief technical officer of Broaden Software, Inc., a software company aggregator, for which he structured several acquisitions and provided business and technology appraisals and negotiations in the United Kingdom, New Zealand and South Africa. From November 2003 to September 2004, he served as the chief executive officer of BrainBox Consulting Ltd., a technology consulting company. From July 2000 to November 2003, he served as the chief technology officer of Corspan Inc., a private equity funded company focused on e-business initiatives, including the acquisition of leading-edge knowledge, content, and management systems. Mr. Chadwick received his Bachelor of Science degree in chemistry and computer science from the University of Hull (Hull, England).

Dwight B. Mamanteo became a Director of the Company on March 1, 2007. Mr. Mamanteo serves as the Chairman of the Company’s Compensation Committee and as a member of the Company’s Audit Committee and as a member of the Company’s Governance Nomination Committee. From November 2004 to the present, he has served as an investment analyst and portfolio manager at Wynnefield Capital Inc., a private investment firm headquartered in New York City. From September 1999 to June 2004, he served as manager of Global Alliances Technical Services for BEA Systems in the US and France. He has also provided technical consulting services to Delta Technologies, VISA International, Liberty Mutual, Ameritec Communications and Ericcson Communications. Mr. Mamanteo also serves on the Board of Directors of PetWatch Animal Hospitals, Inc and served on the Board of Directors of Sevis Sherpa Corporation, where he chaired the Compensation Committee. He received his MBA from the Columbia University Graduate School of Business and his Bachelor of Electrical Engineering from Concordia University (Montreal).

Marcus Wohlrab became a Director of the Company on March 1, 2007. Mr. Wohlrab is the Chairman of the Governance and Nomination Committee and is a member of the Audit Committee and the Compensation Committee. In April 2001, Mr. Wohlrab founded Easting Capital Limited, a company that serves as a placing agent for credit and interest rate securities as well as negotiating public finance deals for large infrastructure projects as well as private companies. Easting capital has recently been re launched with new shareholders and is now known as Mgroup AG registered in Switzerland. From October 2000 to April 2001, Mr. Wohlrab was Executive Vice President Market Development for Easdaq, the pan-European Stock Market for growth companies (later acquired by NASDAQ). From January 1998 to September 2000, he served as Director Europe and Middle East for NASDAQ International. He also founded, built and helped finance WinWatch/WinVista, a software programming entity focused on Internet and Windows security products. He was also Director of Corporate Finance for Modatech Systems, Assistant Director for the Union Bank of Switzerland, Vice President of Sales and Marketing for Paine Webber International, and Vice President for Wood Gundy/CIBC/Oppenheimer. Mr. Wohlrab received a Bachelor of Science degree in Mathematics and Geology from Devon University and is fluent in Italian, French, German and English.

Frederick Wasserman became a Director of the Company on July 17, 2007. Mr. Wasserman is the Chairman of the Audit Committee and is a member of the Governance and Nomination Committee and Compensation Committee. Mr. Wasserman currently serves as a financial and management consultant. From August 2005 to December 2006, he served as Chief Operating and Chief Financial Officer of Mitchell & Ness Nostalgia Company, a manufacturer of licensed sportswear. From January 2001 to February 2005, he served as President and Chief Financial Officer of Goebel of North America, a subsidiary of the manufacturer of M.I. Hummel products, W. Goebel Porzellanfabrik Company. From December 1995 to January 2001 he served as Vice-President of Finance and Chief Financial Officer of Papel Giftware, serving as the company’s interim president from May 2000 to January 2001. He also brings 13 years of public accounting experience, most notably work with each of Coopers & Lybrand and Eisner & Company. He received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School, and has been a Certified Public Accountant. Mr. Wasserman also serves as a Director for the following companies: Acme Communications, Inc. (chairman- Nominating Committee, member- Audit Committee), Breeze-Eastern Corporation (Chairman- Audit Committee), Allied Defense Group (Member-Audit Committee, Ethics and Governance Committee), TeamStaff, Inc.(Chairman- Audit Committee), Crown Crafts, Inc. and Gilman + Ciocia, Inc. (Chairman- Compensation Committee, Member- Audit Committee).

Board Committees

The Company’s Board of Directors has three standing committees of the Board: a Compensation Committee, an Audit Committee and Governance and Nomination Committee. The directors named above serve on the following Board committees:

Compensation Committee:	Audit Committee	Governance and Nomination Committee
Dwight B. Mamanteo - Chair	Dwight B. Mamanteo	Dwight B. Mamanteo
Marcus Wohlrab	Marcus Wohlrab	Marcus Wohlrab – Chair
Frederick Wasserman	Frederick Wasserman** - Chair	Frederick Wasserman

**	The Board of Directors has determined that Frederick Wasserman is a financial expert as defined in Regulation S-K promulgated under the Securities Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors, executive (and certain other) officers, and any persons holding ten percent or more of our Common Stock must report on their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established. During the fiscal year ended June 30, 2007, we believe that all reports required to be filed by such persons pursuant to Section 16(a) were filed on a timely basis.

Code of Ethics

The Company has adopted a code of ethics that applies to our CEO and CFO, principal accounting officer, controller, and persons performing similar functions, a copy of which is filed as Exhibit 14 to the Company’s annual report on Form 10-KSB for the fiscal year ended June 30, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of the Common Stock as of March 17, 2008 by (a) each stockholder who is known by the Company to own beneficially 5% or more of the outstanding Common Stock; (b) all directors; (c) the Company’s chief executive officer, and other executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock. The percentage of beneficial ownership is based upon 92,488,720 shares of Common Stock outstanding as of March 17, 2008. Unless otherwise identified, the address of the directors and officers of the Company listed above is c/o Aftersoft Group, Inc., Herons Way, Chester Business Park, Chester, UK CH49QR.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of class of Common Stock(1)
Auto Data Network, Inc. 151 First Avenue 65 New York, NY 10003	71,250,000	77.04%

Wynnefield Capital, Inc. (2) 450 Seventh Ave., Suite 509 New York, NY 10123	6,250,004	6.54%

Lewis Asset Management Corp.(3) 45 Rockerfeller Plaza New York, NY 10111	12,805,998	12.95%

ComVest Capital LLC(4) 105 S. Narcissus Ave. West Palm Beach, FL 33401	8,416,666	8.34%

Directors and Officers:

Ian Warwick(5) Chief Executive Officer and Chairman	0	0.00%

Simon Chadwick Chief Operating Officer	0	0.00%

Charles F. Trapp(6) Chief Financial Officer	750,000	0.81%

Dwight B. Mamenteo Director	0	0.00%

Marcus Wohlrab Director	0	0.00%

Frederick Wasserman Director	0	0.00%

Executive Officers and Directors as a group (6 persons)	750,000	0.81%

(1)
Based on a total of 92,488,720 shares of Common Stock outstanding. In accordance with Securities and Exchange Commission rules, each person’s percentage interest is calculated by dividing the number of shares that person beneficially owns by the sum of (a) the total number of shares outstanding as of March 17, 2008 plus (b) the number of shares such person has the right to acquire within sixty (60) days of March 17, 2008.

(2)
Includes 3,125,002 shares of common stock and 3,125,002 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $1.00 per share and expire July 2, 2013. Dwight Mamenteo, one of the Company's directors, is a securities analyst and portfolio manager with Wynnefield Capital, Inc. He neither exercises voting or dispositive control over the shares beneficially owned by Wynnefield Capital, Inc.

(3)
Includes 6,402,999 shares of common stock, and 6,402,999 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $1.00 per share and expire July 2, 2013.

(4)
Includes (i) 1,000,000 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $0.3125 per share and expire December 31, 2013; (ii) 2,083,333 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $0.3625 per share and expire December 31, 2013; (iii) 2,000,000 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $0.39 per share and expire December 31, 2013, and (iv) 3,333,333 shares issuable upon conversion of the $5,000,000 convertible 11% note due December 2010, convertible at $1.50 per share.

(5)
Mr. Warwick, as the Chief Executive Officer of ADNW, has power to vote and dispose of the Company’s Common Stock owned by ADNW. Mr. Warwick disclaims beneficial ownership of the 71,250,000 shares of Common Stock held by ADNW.

(6)	Includes 750,000 shares of common stock owned by Mr. Trapp directly.

The following table sets forth information regarding beneficial ownership of the Common Stock of the Company following the distribution of the Dividend Shares by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and other executive officers of the Company and (iv) the Company’s executive officers and directors as a group.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership		Percent of class of Common Stock(1)
Wynnefield Capital, Inc. 450 Seventh Ave., Suite 509 New York, NY 10123	12,470,039	(2)	13.04	%(3)

Lewis Asset Management Corp. 45 Rockerfeller Plaza New York, NY 10111	12,805,998	(4)	12.95	%(5)

ComVest Capital LLC 105 S. Narcissus Ave. West Palm Beach, FL 33401	8,416,666	(6)	8.34	%(7)

Ian Warwick Chief Executive Officer and Chairman	3,720,422	(8)	4.02%

Simon Chadwick Chief Operating Officer	1,860,211	(9)	2.01%

Charles F. Trapp Chief Financial Officer	750,000	(10)	0.81%

Dwight B. Mamenteo Director	0		0.00%

Marcus Wohlrab Director	0		0.00%

Frederick Wasserman Director	0		0.00%

Executive Officers and Directors as a group (6 persons)	6,330,633		6.84%

(1)
Based on a total of 92,488,720 shares of Common Stock outstanding. In accordance with Securities and Exchange Commission rules, each person’s percentage interest is calculated by dividing the number of shares that person beneficially owns by the sum of (a) the total number of shares outstanding on March 17, 2008 plus (b) the number of shares such person has the right to acquire within sixty (60) days of March 17, 2008.

(2)
Includes 9,345,035 shares of common stock, and 3,125,002 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $1.00 per share and expire July 2, 2013. Dwight Mamenteo, one of the Company's directors, is a securities analyst and portfolio manager with Wynnefield Capital, Inc. He neither exercises voting or dispositive control over the shares beneficially owned by Wynnefield Capital, Inc.

(3)
Based on a total of 95,613,722 shares of Common Stock outstanding. In accordance with Securities and Exchange Commission rules, Wynnefield Capital, Inc.’s percentage interest is calculated by dividing the number of shares beneficially owned by the sum of (a) the total number of shares outstanding on March 17, 2008 plus (b) the number of shares Wynnefield Capital, Inc. has the right to acquire within sixty (60) days of March 17, 2008.

(4)
Includes 6,402,999 shares of common stock, and 6,402,999 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $1.00 per share and expire July 2, 2013.

(5)
Based on a total of 98,891,719 shares of Common Stock outstanding. In accordance with Securities and Exchange Commission rules, Lewis Asset Management, Inc.’s percentage interest is calculated by dividing the number of shares beneficially owned by the sum of (a) the total number of shares outstanding on March 17, 2008 plus (b) the number of shares Lewis Asset Management, Inc. has the right to acquire within sixty (60) days of March 17, 2008.

(6)
Includes (i) 1,000,000 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $0.3125 per share and expire December 31, 2013; (ii) 2,083,333 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $0.3625 per share and expire December 31, 2013; (iii) 2,000,000 shares issuable upon exercise of warrants to purchase shares of common stock, which are currently exercisable at $0.39 per share and expire December 31, 2013, and (iv) 3,333,333 shares issuable upon conversion of the $5,000,000 convertible 11% note due December 2010, convertible at $1.50 per share.

(7)
Based on a total of 100,905,386 shares of Common Stock outstanding. In accordance with Securities and Exchange Commission rules, ComVest Capital LLC’s percentage interest is calculated by dividing the number of shares beneficially owned by the sum of (a) the total number of shares outstanding on March 17, 2008 plus (b) the number of shares ComVest Capital LLC has the right to acquire within sixty (60) days of March 17, 2008.

(8)	Mr. Warwick is the beneficial owner of 5,401,309 shares of Common Stock of ADNW prior to the spin-off, which converts to 3,720,422 shares of Aftersoft common stock.
(9)	Mr. Chadwick is the beneficial owner of 2,700,655 shares of Common Stock of ADNW prior to the spin-off, which converts to 1,860,211 shares of Aftersoft common stock.
(10)	Represents 750,000 shares of Aftersoft common stock Mr. Trapp owns directly.

DESCRIPTION OF SECURITIES

DESCRIPTION OF CAPITAL STOCK

Number of Authorized and Outstanding Shares. Prior to July 5, 2007, our Articles of Incorporation authorized the issuance of an aggregate of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, with the Preferred Stock to be issued on such terms and at such prices as the Board of Directors of the Company may determine. An amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock to 150,000,000 shares was approved by written consent on January 16, 2007 by the holders of a majority of the voting power of outstanding Common Stock, and became effective on July 5, 2007. The amendment to our articles has allowed the Company to pursue its plan of recapitalizing the Company. To date we have raised capital through a private placement memorandum and the issuance of 5,208,333 shares of common stock and 5,208,333 of warrants. Each warrant is exercisable at $1.00 per share until July 2, 2013 and contains a cashless exercise provision. We issued $5,000,000 of convertible debt due December 21, 2010 and convertible into common stock at $1.50 per share. As part of the financing, we issued 1,000,000 warrants exercisable at $0.3125 per share, 2,083,333 warrants exercisable at $0.3625 per share and 2,000,000 warrants exercisable at $0.39 per share. All the warrants have a cashless exercise provision.

As of March 17, 2008, the Company had 92,488,720 shares of Common Stock issued and outstanding and no Preferred Shares issued.

Warrants. As of March 17, 2008, there were 20,798,552 warrants to purchase shares of our common stock issued and outstanding. The terms of these warrants are shown in the following table:

Amount	Exercise Price	Expiration Date
3,437,500	$0.48	1/31/2012
12,277,719	$1.00	7/2/2013
1,000,000	$0.3125	12/31/2013
2,083,333	$0.3625	12/31/2013
2,000,000	$0.3900	12/31/2013
Total: 20,798,552

We have no other current plans, arrangements, commitments or agreement regarding issuances of our common stock.

Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of Common Stock issued and outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

Other. Holders of Common Stock have no preemptive rights to purchase our Common Stock.

Dividend. We have never declared or paid cash dividends on our Common Stock, and our board of directors does not intend to declare or pay any dividends on the Common Stock in the foreseeable future.

Transfer Agent. Shares of Common Stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The transfer agent for our Common Stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South Suite 430 Denver, Colorado 80209.

EXPERTS

The consolidated financial statements included in this prospectus of Aftersoft Group, Inc. and subsidiaries as of June 30, 2007 and for each of the years in the two-year period then ended, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the June 30, 2006 consolidated financial statements to retroactively reflect combinations of entities under common control that occurred during 2007), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Gersten Savage LLP, at 600 Lexington Avenue, New York, NY 10022, has passed upon the validity of the securities being offered hereby. Gersten Savage LLP was not hired on a contingent basis, nor will it receive a direct or indirect interest in the business of issuer. Further, it is not nor will be a promoter, underwriter, voting trustee, director, officer, or employee of the issuer.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being one of our directors or officers if it is determined that the person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of Aftersoft pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

We provide software, information and services to the automotive aftermarket in the U.S., UK and Canada and to the automotive dealership market in the UK. The automotive aftermarket consists of businesses associated with the life cycle of a motor vehicle--from when the original manufacturer’s warranty expires to when the vehicle is scrapped. The market includes the parts, tires and auto services required to maintain and improve the performance or appeal of a vehicle throughout its useful life.

We provide business management systems, information products and online services that businesses engaged in the automotive aftermarket use to manage their critical day-to-day business operations through automated point-of-sale, inventory management, purchasing, general accounting and customer relationship management.

Our customer base consists of wholesale parts and tire distributors, retailers, franchisees, cooperatives, auto service chains and single location auto service businesses with high customer service expectations and complex commercial relationships.

The automotive dealership market consists of businesses that sell automobiles from single site, independent dealerships to franchised, multi-site dealerships. We service these businesses with business management systems that enable them to service customers more fully, keep accurate record of automobiles in stock and service department work and costs, thus helping dealerships manage the whole client relationship more efficiently and profitably.

The Company’s revenues are derived from the following:

•	Business management systems comprised of proprietary software applications, implementation and training; and

•	Subscription-based services, including software support and maintenance, information (content) products and online services.

Aftersoft Group Inc., Organization Chart

The Company has two wholly owned operating subsidiaries which operate separately: MAM Software Limited (“MAM Software”) in the UK and Aftersoft Network N.A., Inc. (“ASNA”) in the U.S.

MAM Software

MAM Software is a provider of software to the automotive aftermarket in the UK. MAM Software specializes in providing reliable and competitive business management solutions to the motor factoring (jobber), retailing, and wholesale distribution sectors. It also develops applications for vehicle repair management and provides solutions to the retail and wholesale tire industry. All MAM Software programs are based on the Microsoft Windows family of operating systems. Each program is fully compatible with the other applications in their range, enabling them to be combined to create a fully integrated package. MAM Software is based in Sheffield, UK.

Aftersoft Network N.A., Inc. (ASNA)

ASNA develops open business automation and distribution channel eCommerce systems for the automotive aftermarket supply chain. These systems are used by leading aftermarket outlets, including tier one manufacturers, program groups, warehouse distributors, tire and service chains and independent installers. ASNA products and services enable companies to generate new sales, operate more cost efficiently, accelerate inventory turns and maintain stronger relationships with suppliers and customers. ASNA has three wholly owned subsidiaries operating separate businesses: (i) AFS Warehouse Distribution Management, Inc. and (ii) AFS Tire Management, Inc. (formerly known as CarParts Technologies, Inc.), which are both based in Dana Point, California, and (iii) AFS Autoservice, Inc., which is based in Allentown, Pennsylvania. Together, these three subsidiaries provide software to businesses engaged in the automotive aftermarket in the U.S. formerly known as CarParts Technologies, Inc.

Industry Overview

The Company aims to meet the business needs of customers who are involved in the maintenance and repair of automobiles and light trucks in three key segments of the automotive aftermarket, namely parts, tires and auto service.

In the U.S., the automotive aftermarket generated $160 billion in sales in 2005, an annualized growth rate of 5% over 2004 and the largest increase since 2000, according to the Automotive Aftermarket Industry Association (“AAIA”). In the UK, it cost approximately $27 billion a year to maintain Britain’s 30 million vehicles, according to a 2004 report by the UK Department of Trade and Industry. Longer warranties defer the start of aftermarket revenue, except for running spares and service parts, accident damage, and optional add-ons like security, entertainment and customization. Sales of new vehicles in Britain amount to $42 billion each year. Maintaining those 30 million vehicles, however, creates the annual $27 billion aftermarket, comprised of $25 billion in spare parts and fitting charges and $2 billion in inspection revenues.

Products and Services

Meeting the needs of the automotive aftermarket requires a combination of business management systems, information products and online services that combine to deliver benefits for all parties involved in the timely repair of a vehicle. The Company provides systems and services that meet these needs and help its customers to meet their customers’ expectations. These products and services include:

1.	business management systems comprised of the Company’s proprietary software applications, implementation and training and third-party hardware and peripherals;

2.
information products such as an accessible catalog database related to parts, tires, labor estimates, scheduled maintenance, repair information, technical service bulletins, pricing and product features and benefits that are used by the different participants in the automotive aftermarket;

3.
online services and products that provide online connectivity between manufacturers, warehouse distributors, retailers and automotive service providers. These products enable electronic data interchange throughout the automotive aftermarket supply chain between the different trading partners. They also enable procurement and business services to be projected over the Web to an expanded business audience; and

4.	customer support and consulting services that provide phone and online support, implementation and training.

1. BUSINESS MANAGEMENT SYSTEMS

Our business management systems meet the needs of warehouse distributors, parts stores and automotive service providers as follows:

Warehouse Distributors

•
DirectStep. This product is designed for and targeted at warehouse distributors that seek to manage multiple locations and inventories on a single system. DirectStep provides distributors a complete business management system for inventory management, customer maintenance, accounting, purchasing and business analytics. The products enable online trading and services including price and product information updating integrated with Autopart and VAST products, which are used by parts stores and automotive service providers.

Parts Stores

•
Autopart. This product is designed for and targeted at parts store chains that seek to manage multiple locations and inventories on a single system for a regional area and are also suited to managing single location franchisees or buying group members. The product provides point-of-sale, inventory management, electronic purchasing capabilities and a fully integrated accounting module. It also allows the parts stores to connect with automotive service providers through ASNA’s online services.

Automotive Service Providers

•
VAST. This product is designed for and targeted at large- to medium-size automotive service chains that seek to manage multiple locations and inventories for a regional area is also suited to managing single location stores that are part of a franchise or a buying group. VAST provides point-of-sale, inventory management, electronic purchasing and customer relationship management capabilities. It also allows the automotive service providers to connect with parts and tires warehouse distributors and parts stores through ASNA’s online services and products.

•
Autowork. This product is designed for and targeted at small, single-store automotive installers. The Autowork product provides estimate, job card, parts procurement and invoice capabilities. It also allows the automotive installer to connect with parts distributors through the Company’s online services and products.

•
Autopart. This product is designed for and targeted at parts store chains that seek to manage multiple locations and inventories on a single system for a regional area. It is also suited to managing single location franchisees or buying group members. The product provides point-of-sale, inventory management, electronic purchasing capabilities and a fully integrated accounting module. An Autopart PDA module is also available to allow field sales personnel to record sales activity in real time on handheld devices while on the road. The PDA module also allows the sales representative to maintain their stock and synchronize in real time while traveling or later locally with Autopart directly. It also allows parts stores to connect with automotive service providers through ASNA’s online services.

In addition to the above principal products, ASNA also services, maintains and provides upgrades for, but does not actively sell, three additional products for its aftermarket customers. These products—ASP, BDG and Tradera—track inventory, perform accounting functions and execute point-of-sale operations such as invoicing and billing.

2. INFORMATION PRODUCTS

The Company provides product catalog and vehicle repair information required to enable point-of-sale transactions. These proprietary database products and services generate recurring revenues through monthly or annual subscription fees.

MAM Software develops and maintains proprietary information products that differentiate its products from those of the majority of its competitors in the UK. In the U.S. and Canada, ASNA develops and maintains a proprietary workflow capability that integrates information products sourced from its suppliers to its automotive parts and tire customers, including warehouse distributors, parts stores and automotive service providers.

AutoCat. MAM Software’s principal information service is AutoCat, which provides access to a database of over 9 million unique automobile vehicle applications for approximately 500,000 automotive parts product lines in the UK market. Business systems software used by the warehouse distributor, parts store and auto service provider enable the user to access information about parts quickly and accurately. MAM Software charges a monthly or annual subscription fee for its information products and provides customers with periodic updates via compact discs. In the UK, there are approximately 1,300 aftermarket company subscribers to our information products.

In addition, information products developed or resold by ASNA include Interchange Catalog, a database that provides cross references of original equipment manufacturer part numbers to aftermarket manufacturer part numbers; Price Updating, a service that provides electronic price updates following a price change by the part manufacturer; Labor Guide, a database used by automotive service providers to estimate labor hours for purposes of providing written estimates of repair costs to customers; Scheduled Service Intervals, a database of maintenance intervals; and Tire Sizing, a database that cross-references various tire products and applications.

3. ONLINE SERVICES

Both ASNA and MAM Software offer online e-commerce services in the form of system-to-system and web browser implementations. These online services connect the automotive aftermarket from manufacturers through warehouse distributors and parts stores to automotive service providers for the purpose of purchasing parts and tires, fleet and national account transaction processing and online product price information.

OpenWebs(TM) e-Commerce Gateway Services. In the U.S. and Canada, ASNA’s e-Commerce gateway services use automotive industry standard messaging specifications to deliver online services that connect the automotive aftermarket supply chain for the purpose of purchasing parts and tires, fleet and national account transaction processing, online product and price updating for parts and tires.

OpenWebs(TM) e-Commerce Browser Services. In the U.S. and Canada, ASNA’s e-Commerce browser services enable warehouse distributors and parts stores to provide an online service to automotive service providers for the purpose of purchasing of parts and tires, accessing account information and other browser-based channel management services.

Autonet. In the UK, MAM Software’s Autonet online services connect manufacturers, warehouse distributors, parts stores and automotive service providers for the purpose of purchasing of parts and tires, fleet and national account transaction processing and product information and price distribution.

AutoCat+. MAM Software’s UK product information database is available for access and distribution as a Web-driven service called AutoCat+ in which the database and access software have been enhanced to enable service professionals to look up automotive products for themselves, view diagrams and select the parts for their vehicle. This enhanced version of the AutoCat product is used by parts stores and the professional installer segments of the automotive parts aftermarket in the UK. ASNA resells a similar online service in the U.S. and Canada called VAST.

4. CUSTOMER SUPPORT, CONSULTING AND TRAINING

We provide comprehensive support, consulting and training to our customers to ensure the successful use of our products and services. We believe this extra level of commitment and service builds customer relationships, enhances customer satisfaction and maximizes customer retention. These services consist of the following:

•	Phone and online support. Customers can call dedicated support lines to speak with knowledgeable personnel who provide support and perform on-line problem solving as required.

•
Implementation, education and training consulting. Our consulting and training teams work together to minimize the disruption to a customer’s business during the implementation process of a new system and to maximize the customer’s benefit from the use of the system through training.

ASNA and MAM Software companies also provide a customer-only section on their intranet sites that allows customers direct access to newsgroups, on-line documentation and information related to products and services. New customers enter into support agreements, and most retain such service agreements for as long as they own the system. Monthly fees vary with the number of locations and the software modules, information products and online services subscribed to.

The agreements are generally month-to-month agreements. We offer training at both ASNA and MAM Software’s facilities, the customer’s facilities and online for product updates or to introduce specific new capabilities.

MAM Software’s UK catalog information product and other information services are delivered by its AutoCat team. The AutoCat team sources, standardizes and formats data collected in an electronic format from over 130 automotive parts manufacturers. MAM Software provides this data to its customers in a variety of formats. MAM Software previously produced catalog updates on compact discs approximately four times a year from its facilities in Wareham, England, but has recently updated the system to AutoCat+, which allows customers to subscribe to receive online updates via the Internet.

Distribution

There are two primary vertical distribution channels for aftermarket parts and tire distribution: the traditional wholesale channel and the retail channel.

Automotive Aftermarket Distribution Channels

•
Traditional Wholesale Channel. The wholesale channel is the predominant distribution channel in the automotive aftermarket. It is characterized by the distribution of parts from the manufacturer to a warehouse distributor, to parts stores and then to automotive service providers. Warehouse distributors sell to automotive service providers through parts stores, which are positioned geographically near the automotive service providers they serve. This distribution method provides for the rapid distribution of parts. The Company has products and services that meet the needs of the warehouse distributors, parts stores and the automotive service providers.

•
Retail Channel. The retail channel is comprised of large specialty retailers, small independent parts stores and regional chains that sell to “do-it-yourself” customers. Larger specialty retailers, such as Advance Discount Auto Parts, AutoZone, Inc., O’Reilly Automotive, Inc. and CSK Auto Corporation carry a greater number of parts and accessories at more attractive prices than smaller retail outlets and are gaining market share. The business management systems used in this channel are custom developed by the large specialty retailers and for the small to medium businesses purchased from business systems providers. The Company has products and services that support the retail channel.

In addition to these two primary channels, some aftermarket parts and tires end up being distributed to new car dealers. The business management systems used in this channel have unique functionality specific to new car dealerships. The Company sells a small number of products into the auto service provider side of car dealerships. Aftermarket wholesalers of parts and tires provide online purchasing capabilities to some new car dealerships.

Product Development

Our goal is to add value to our customers’ businesses through products and services designed to create optimal efficiency. To accomplish our goal, our product development strategy consists of the following three key components:

•	Integrating all of our products so that our software solutions work together seamlessly, thereby eliminating the need to switch between applications;

•	Enhancing our current products and services to support our changing customer needs; and

•	Providing a migration path to our business management systems, reducing a fear that many customers have that changing systems will disrupt businesses.

Sales and Marketing

The Company’s sales and marketing strategy is to acquire customers and retain them by cross-selling and up-selling a range of commercially compelling business management systems, information products and online services.

Within the parts, tire and auto service provider segments, each division sells and markets through a combination of field sales, inside sales, and independent representatives. The Company seeks to partner with large customers or buying groups and leverage their relationships with their customers or members. Incentive pay is a significant portion of the total compensation package for all sales representatives and sales managers. Outside sales representatives focus primarily on identifying and selling to new customers complemented by an inside sales focus on selling upgrades and new software applications to its installed customer base.

The Company’s marketing approach aims to leverage its reputation for customer satisfaction and for delivering systems, information and services that improve a customer’s commercial results. The goal of these initiatives is to maximize customer retention and recurring revenues, to enhance the productivity of the field sales team, and to create the cross-selling and up-selling opportunities for its systems, information products and online services.

ASNA also has agreements with eight software distributors in North America to sell its products. We pay distributors a percentage for each software package they sell. The client pays the distributor directly for any professional services rendered to deploy the software. This is becoming a less important part of ASNA’s sales strategy as our in-house sales representatives generate most of our sales.

Research and Development

The Company spent approximately $3.69 million and approximately $3.57 million in fiscal 2007 and 2006, respectively, on research and development.

Patent and Trademark

MAM Software holds a UK trademark for its Autonet product. The trademark is a graphical device that is made up of text saying “Autonet Tailored Internet Solutions for the Automotive Industry.” It was filed for registration December 8, 2001 and registration was granted August 9, 2002 under ADP number 0812875001 it is due for renewal December 8, 2011.

Customers

For its fiscal year ended June 30, 2007, no single customer accounted for more than 10% of the Company’s total revenues. Our top ten customers accounted for 20% of total revenues. Some of the ASNA’s top customers in North America include Autopart International, Monro Muffler Brake, Fountain Tire and U.S. Tire and Exhaust. In the UK market, MAM Software’s top customers include Unipart Automotive, Motoserv, Sutton Autofactors and Auto Battery Service.

Competition

In the U.S. and Canada, ASNA competes primarily with Activant, Inc. and several smaller software companies, including Autologue, Maddenco, Janco and Wrenchead, Inc. that provide similar products and services to the U.S. automotive aftermarket. Additionally, an ongoing competitive threat to the Company is custom developed in-house systems, information products and online services. For example, AutoZone, Inc. and Genuine Parts Company’s NAPA Parts Group both developed their own business management systems and electronic automotive parts catalogs for their stores and members.

In the US and Canada the Company expects to compete successfully against these businesses using two separate and complimentary strategies. First, we will continue to focus on selling and promoting our complete supply chain solutions that provide businesses with easy integration of our business management information systems into there existing supply chain structures. Second, we will continue to work with those businesses that already manage their own supply chains, such as buying groups like NAPA and improve and compliment there systems with our products.

ASNA in the US and Canada competes with multiple products across different market segments so its competitors vary by segment.

Within the warehouse distribution segment, we will continue to support our legacy system in the same that our competitors our doing. However, existing and prospective customers are starting towards modern solutions. We believe that our AutoPart product provides that solution, which we have been selling successfully in the UK for the past five years. We feel that the success this product in the UK and the successful installation of this product within the US will enable us to promote and benefit quickly from this product.

Within the auto service retail and tire segments of the market, the tire segment being broken down into, retail, wholesale and commercial. We believe that by focusing on providing the “best in breed” solution for customers of all sizes, integrating and extending the functionality of our solution for the entire supply chain, we will be able to offer clients more than our competitors. Giving customers the opportunity to move away from existing legacy systems that restrict market opportunities, tie-ins and require costly maintenance of old legacy systems.

The auto parts segment within the auto service space has many competitors who have developed applications for single location auto service shops. Many of these have been developed by parts distributors like NAPA and AutoZone. While these applications do well in a small single location store, they are not widely distributed in the multi-store location segment of the auto parts business. Our goal is note to pursue single store locations. Rather, we will focus on the multi-store which our product VAST is highly suited. We believe that this multi-store ability offers us strong opportunities to beat the competition in this area and quickly increase our customer base.

The last area that we plan to compete in is the eCommerce space, providing new tools and solutions for this expanding Internet marketplace. The goal of our OpenWebs product is to connect both parts and tire partners together in a real-time environment so they can perform electronic ordering as well as disseminate information. Within the Tire segment, we feel that we have a competitive advantage. Our observations have led us to believe that most tire distributors either do not have a business-to-business solution or have developed solutions from independent sources. While the parts segment of this market is largely tied to Activant, Inc at this time, we believe that customers are looking for solutions that simply integrate there supply chain, completely and without further restrictions. Our OpenWebs solution will allow them to achieve these goals.

In the UK, MAM Software competes primarily with Activant, Inc. and several other smaller software companies including EGO and RAMDATA. The Company feels that it provides a range of solutions that combine proven concepts with cutting-edge technology that are functional, effective and reliable. We feel that out focus towards continuing to provide solutions that enable business to find new efficiencies and increase existing efficiencies, as we develop our own products, will provide us advantage over the competition. These efforts, together with strong post sales support and on going in depth product and market support, will assist us in generating and maintaining our position within the market.

Several large enterprise resource planning and software companies, including Microsoft Corporation, Oracle Corporation and SAP AG have made public announcements regarding the attractiveness of various small and medium enterprise vertical markets and have established new accounts in non-automotive markets. The Company has not competed with any of these larger software and service companies directly to date, however there can be no assurance that those companies will not develop or acquire a competitive product or service in the future.

Employees

The Company has 180 full-time employees: 3 at Aftersoft Group Inc, 61 at Aftersoft Network, N.A. Inc. and 116 at MAM Software. The 3 in Aftersoft Group Inc are all in management. Aftersoft Network NA has 59 employees in the U.S. comprised of 6 in management, 7 in sales and marketing, 18 in research and development, 25 in professional services and support and 5 in general and administration. MAM Software has 116 employees in the UK comprised of 6 in management, 13 in sales and marketing, 17 in research and development, 71 in professional services and support and 9 in general and administration.

All of our employees have executed customary confidentiality and restrictive covenant agreements.

At this present time we are unaware of any key management or other personnel looking to either retire or leave the employment of the Company. However, the Company is considering the implementation of an employee stock option plan to promote the retention of key management and other personnel. Our Board of Directors has adopted a 2007 Long Term Incentive Plan, which is subject to the approval of the Company’s stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Some of the statements contained in this Form S-1/A, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company’s objectives, expectations, hopes, beliefs, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the use of the words “may,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our actual results could differ materially from those disclosed in these statements due to various risk factors and uncertainties affecting our business, including those detailed in the “Risk Factors” section. We caution you not to place undue reliance on these forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this report to conform them to actual results. You should read the following discussion in conjunction with our financial statements and related notes included elsewhere in this report.

Overview

We develop and market business and supply chain management software solutions to small and medium-sized firms in the automotive aftermarket in the US and UK, as well as automotive dealer management systems in the UK. We have two wholly owned subsidiaries, which operate separately:

MAM Software Limited (“MAM”) in the U.K. and Aftersoft Network N.A., Inc (“ASNA”) in the U.S. MAM and ASNA offer products and services to meet the needs of businesses that manage large and diverse inventories amid complex supply chains and distribution environments, all of which require specialized and sophisticated software services to operate efficiently. The automotive aftermarket in the U.S. as a whole (servicing, parts, oil, tires, add-ons, etc), according to the Automotive Aftermarket Industry Association (“AAIA”) Aftermarket fact book 2006/2007, had the potential to be $160 billion market opportunity. According to a UK government Department of Trade and Industry, report in 2004, the equivalent UK market was estimated to be $27 billion. We have recently raised capital through equity and debt financing and the sale of our DCS investment, which we have used in part to settle an outstanding legal judgment and repay outstanding notes. Management believes that the raising of this additional capital will allow us to benefit from an investment in people and product. Nevertheless, if we are not able to pay down our remaining notes and accounts payable, we will suffer and may not have sufficient capital to continue with our present operations.

EXP, a former subsidiary, was sold in the period ended December 31, 2007 (see Note 8 at page F-47).

Critical Accounting Policies

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies, among others, affect the Company’s more significant judgments and estimates used in the preparation of the Company’s financial statements:

Available-for-Sale Investments

The Company accounts for its investments in debt and equity securities with readily determinable fair values that are not accounted for under the equity method of accounting under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Management determines the appropriate classification of such securities at the time of purchase and re-evaluates such classification as of each balance sheet date. Restricted securities are valued at the quoted market bid price and discounted for the required holding period until the securities can be liquidated. The Company classifies its marketable securities as available-for-sale under SFAS 115. Marketable securities consist of equity securities. The specific identification method is used to determine the cost basis of securities disposed of. Available-for-sale securities with quoted market prices are adjusted to their fair value. Any change in fair value during the period is excluded from earnings and recorded, net of tax, as a component of accumulated other comprehensive income (loss). Any decline in value of available-for-sale securities below cost that is considered to be “other than temporary” is recorded as a reduction of the cost basis of the security and is included in the statement of operations as an impairment loss. At December 31, 2007, investments consist of corporate stock with no unrealized gain or loss.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance for doubtful accounts is based on specific identification of customer accounts and the Company’s best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. The Company evaluates the collectibility of the Company’s receivables at least quarterly. The allowance for doubtful accounts is subject to estimates based on the historical actual costs of bad debt experienced, total accounts receivable amounts, age of accounts receivable and any knowledge of the customers’ ability or inability to pay outstanding balances. If the financial condition of the Company’s customers were to deteriorate, resulting in impairment of their ability to make payments, additional allowances may be required. The differences could be material and could significantly impact cash flows from operating activities.

Software Development Costs

Costs incurred to develop computer software products to be sold or otherwise marketed are charged to expense until technological feasibility of the product has been established. Once technological feasibility has been established, computer software development costs (consisting primarily of internal labor costs) are capitalized and reported at the lower of amortized cost or estimated realizable value. Purchased software development is recorded at its estimated fair market value. When a product is ready for general release, its capitalized costs are amortized using the straight-line method over a period of three years. If the future market viability of a software product is less than anticipated, impairment of the related unamortized development costs could occur, which could significantly impact the recorded net income/loss of the Company.

Goodwill

SFAS 142, Goodwill and Other Intangible Assets, addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. In addition, SFAS 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. SFAS 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. Goodwill will be subject to impairment reviews by applying a fair-value-based test at the reporting unit level, which generally represents operations one level below the segments reported by the Company. An impairment loss will be recorded for any goodwill that is determined to be impaired. The Company performs impairment testing on all existing goodwill at least annually. If the actual fair value of the reporting unit is less than estimated, impairment of the related goodwill could occur, which could significantly impact the recorded net income/loss of the Company.

Long-Lived Assets

The Company’s management assesses the recoverability of long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. If the actual fair value of the long-lived assets are less than estimated, impairment of the related asset could occur, which could significantly impact the recorded net income/loss of the Company.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Accordingly, software license revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product component has occurred, the fee is fixed and determinable, and collectibility is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met. In accordance with SOP 98-9, the Company accounts for delivered elements in accordance with the residual method when arrangements include multiple product components or other elements and vendor-specific objective evidence exists for the value of all undelivered elements. Revenues on undelivered elements are recognized once delivery is complete.

In those instances where arrangements include significant customization, contractual milestones, acceptance criteria or other contingencies (which represents the majority of the Company’s arrangements), the Company accounts for the arrangements using contract accounting, as follows:

1)	When customer acceptance can be estimated, expenditures are capitalized as work in process and deferred until completion of the contract at which time the costs and revenues are recognized.

2)
When customer acceptance cannot be estimated based on historical evidence, costs are expensed as incurred and revenue is recognized at the completion of the contract when customer acceptance is obtained.

The Company records amounts billed to customers in excess of recognizable revenue as customer advances and deferred revenue in the accompanying consolidated balance sheets.

Revenues for maintenance agreements, software support, on-line services and information products are recognized ratably over the terms of the related service agreements.

Income Taxes

The Company accounts for income taxes under “Statement of Financial Accounting Standards No. 109 (“SFAS 109”), Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes.

Results of Operations of the Fiscal Year Ended June 30, 2007

The Company’s results of continuing operations for the fiscal year ended June 30, 2007 compared with the year ended June 30, 2006 were as follows:

	Year Ended	Restated (see Notes 1 and 10) Year Ended
	June 30,	June 30,
(In Thousands)	2007	2006
Revenue
Automotive Parts Aftermarket Sales and Service	$20,217	$19,261
Automotive Dealer Management Software	3,721	4,218
On-Line Service Business	2,840	-
Consolidated	$26,778	$23,479

Revenues of $26,778,000 for the twelve months ended to June 30, 2007 compared with $23,479,000 for the twelve months ended June 30, 2006, were in line with the Company's expectations. $20,217,000 came from the Automotive Parts Aftermarket sales which represents 75.5% of our total revenues, which was $956,000 more than for the same period in 2006. Stronger UK revenues combined with favorable exchange movement was off-set by a reduction in sales revenue from our US operation caused by the outstanding McKenna case, which brought uncertainty to the stability of the US operation and made sales of our products and services more difficult. Our dealer management software supplier in the UK contributed $3,721,000 or 13.9%, which was a decrease of $497,000 from the previous year. This was due to the dealer management sector becoming very competitive over the last twelve months. Revenues this fiscal year from On-Line Services contributed the remaining $2,840,000 or 10.6% of our revenues for this fiscal year 2007. We expect that revenues will increase in both automotive parts and automotive dealer sectors, and we believe that this increase in revenue will continue over the next year, in part due to clients taking advantage of our vehicle information lookup technology, which integrates directly into our AutoPart product.

This module is helping to increase new sales of the Autopart product in the UK while enabling us to derive increased revenues from its per look-up charging model; it is also encouraging existing clients with aged systems to upgrade. We are also offering the Autocat+ product as a stand alone solution to non-Autopart customers; we would expect both of these trends to increase over the next 12-month period. We also expect that revenues from the U.S. businesses will benefit from the continued roll out of our AutoPart product to existing and new clients and that an increased marketing and trade show presence will continue to raise awareness of Aftersoft Network NA and its associated products and services. Our present funding from ongoing sales and revenue will continue to sustain the Company through the coming year in line with projections while allowing us to expand into the U.S. marketplace.

	Year Ended	Restated (see Notes 1 and 10) Year Ended
	June 30,	June 30,
(In Thousands)	2007	2006
Cost of Revenues
Automotive Parts Aftermarket Sales and Service	$9,357	$9,746
Automotive Dealer Management Software	595	1,010
On-Line Service Business	1,109	-
Consolidated	$11,061	$10,756

Cost of Revenues. Total cost of revenues for the twelve months ended to June 30, 2007, was $11,061,000 compared with $10,756,000 for the twelve months to June 30, 2006. Overall this was an increase in the Cost of Revenues of 2.8% from the same fiscal period of 2006. This increase in the costs of revenues brought a 14% increase in revenues compared with the same period in 2006. We experienced inflation increases in the Cost of Revenues within the US and UK market, but feel that these economic factors will remain reasonably constant for the next 12 months and do not expect to see inflation as a major factor within these expenses. We also saved $389,000, or a 4% reduction in costs, within the automotive parts aftermarket during this fiscal period 2007. This was due to changing the product mix, which includes less hardware costs and applying tighter controls to costs throughout the Company, thereby increasing margins from 49% to 54% when compared with the previous 2006 fiscal year. The automotive dealer management software sector achieved a decrease in the cost of sales in line with the 12% decrease in revenues.

The total gross profit was $15,717,000 for the twelve months to June 30, 2007, as compared with $12,723,000 for the same period in 2006. Overall this was an increase of 24% from the previous fiscal period 2006 and due to those factors discussed above, that of increased revenues while keeping the cost of revenues comparable to previous fiscal year.

Operating Expenses. The following tables set forth, for the periods indicated, the Company's operating expenses and the variance thereof.

(In Thousands)	Year Ended June 30, 2007	Restated (see Notes 1 and 10) Year Ended June 30, 2006	Variance $	Variance %

Research and development	$3,693	$3,567	$126	3.5%
Sales and marketing	2,488	2,353	135	5.7%
General and administrative	5,112	6,439	(1,327)	(20.6)%
Depreciation and amortization	1,947	1,721	226	13.1%
Impairment of Goodwill	3,100	-	3,100
Total Operating Expenses	$16,340	$14,080	$2,260	16.0%

Operating expenses before impairment of goodwill decreased by $840,000 for the twelve months to June 30, 2007 compared with the twelve months ended June 30, 2006. Overall, this decrease is attributable to a reduction in General and Administrative costs throughout the whole Company but specifically reductions in expenses related to MMI Automotive. Reviewing the expenses, we see that:

Research and Development Expenses. Research and Development Expenses increased during the twelve month period, of which $205,000 of this increase was directly related to the ongoing research and development program associated with the EXP Dealer Software. In addition we had an increase in customer development work carried out by MAM which accounted for a $66,000 increase from the previous year. The US operation reduced research and development expenses during the twelve month period by $246,000.

Sales and Marketing. The increase of this expenditure within this period was mainly due to EXP Dealer Software, which accounted for $343,000 of this increase. We have also seen an increase in sales and marketing expenses of $168,000 at MAM Software. This increase was due to the recruitment of a sales manager to address the non-automotive market, plus additional personnel within marketing. We saw a decrease in the sales and marketing expense of $376,000 in the US operation due to a reduction in the sales by distributors.

General and Administrative Expenses. These decreased by $1,327,000 for the twelve months to June 30, 2007. This was primarily due to a decrease in payroll related expenses. This decrease in payroll occurred for a number of reasons, but the primary reason is related to the Automotive Dealer Management division of the Company which had a higher head count and associated costs at the end of fiscal year 2006, the subsequent reduction in personnel accounts for almost 90% of the reduction in general and administrative expenses. An additional reason for the decrease was that MAM Software still had associated costs in the fiscal year 2006 due to the closure of its US-based MAM Inc. operation. We also saw a decrease in general and administrative expenses related to ASNA, as it reclassified some of its General and Administrative costs into Research and Development and Sales and Marketing expenses inline with its different product lines compared with the previous fiscal year 2006.

Depreciation and Amortization. Depreciation and amortization expenses increased due mainly to an increase in amortization of UK intangibles due to the movement of exchange rates during the year.

Goodwill Impairment. Following operating losses at ASNA during this fiscal period 2007 and after an independent valuation of goodwill at ASNA, the management have recognized an impairment of $3,100,000 in 2007 that is not expected to recur as the Company executes on its growth plans and invests capital raised within the US operation.

	Year Ended	Restated (see Notes 1 and 10) Year Ended
	June 30,	June 30,
(In Thousands)	2007	2006
Operating Loss :
Automotive Parts Aftermarket Sales and Service	$(1,415)	$573
Automotive Dealer Management Software	(608)	(115)
On-Line Service Business	1,222	-
Unallocated and Other	178	(1,815)
Consolidated	$(623)	$(1,357)

Operating Loss. A loss of $623,000 for the twelve months ended to June 30, 2007 was recorded compared with a loss of $1,357,000 for the twelve months to June 30, 2006. This overall loss was due to losses within both the Automotive Parts Aftermarket and Automotive Dealer Management Software. The Company recorded a loss of $1,415,000 in the Automotive Parts Aftermarket due entirely to an operating loss recorded by the US operation ASNA. This comprised a loss from operations of $859,000 and a one-off impairment charge against goodwill. The UK operation however, made an operating profit of $2,544,000. The Automotive Dealer Management Software operations generated a loss of $608,000, an increase of $493,000 from the previous year. The increased loss is a direct result of the fall in revenues of $497,000. The favorable variance of $1,993,000 in unallocated and other operating loss has occurred due primarily to the professional fees incurred relating to the Company’s initial SEC filings in fiscal 2006 vs. a reversal of over-accrued professional fees during 2007.

Gain on Extinguishment of Liability. The Company realized $487,000 of income from the extinguishment of sales tax liabilities that the management had provided for until the expiration of the statue of limitations. During June 2001, CarParts adopted a formal plan to abandon its internet retailing business and a provision was set up to cover any potential sales tax liabilities. This balance represents the portion of the potential sales tax liability that was never paid.

Interest Expense. Interest expense decreased by $5,000 to $149,000 for the twelve months to June 30, 2007. This decrease was a result of reducing outstanding loans.

Litigation Costs. As a result of the final settlement of the McKenna and Homann litigations, the Company has recorded an additional $2,350,000 of litigation costs in 2007 that are not expected to recur.

Income Taxes. These increased by $282,000 to $1,040,000 for the twelve months to June 30, 2007 due to higher pre-tax income in the U.K. in 2007. The increase in tax is entirely due to the profitability of the UK businesses, as revenues continue to increase consistently in the UK a corresponding increase in tax has risen.

Net Loss. As a result of the above, the Company realized loss from continuing operations amounting to $3,653,000 for the twelve months ended June 30, 2007, compared with a loss from continuing operations of $2,023,000 for the twelve months ended June 30, 2006. This is primarily due to litigation settlement costs of $2,350,000 which were associated with legal cases brought by McKenna and Homann as well as a goodwill impairment charge of $3,100,000. However, if these one time charges are excluded, we see an increase in operating income within this fiscal period compared to fiscal year 2006. This is due to two primary factors. First, strong sales and revenues from MAM Software and EXP Dealer software account for the largest element of the net income to date. Second, there has been a reduction in the losses from US operations due to a decrease in costs. To date, MAM Software has had strong sales, gaining additional clients, upgrading clients into new versions of its solutions which in turn increase recurring revenue through our support and maintenance contracts. The US operation has seen a reduction in revenues specifically related to a decrease in sales this has been due to market uncertainty regarding ASNA’s ability to settle the previously outstanding legal case brought by Mr. McKenna. We expect now that this judgment has been successfully settled that our revenues from the US operation will quickly increase.

Income from Discontinued Operations

The Company disposed of Dealer Software and Services Limited which generated net income, net of tax, of $543,000 during the year.

During 2006, the Company disposed of Euro Software Services Limited which generated net income, net of tax, of $448,000.

Profit (Loss) on disposal of Discontinued Operations

DSS, which was sold in 2007, had net assets, which included goodwill, of $1,243,000 and was sold for $865,000 generating a net loss of $378,000.

Euro Software Services Limited, which was sold in 2006, had net assets of $979,000 and was sold for $1,400,000, generating a gain on disposal, net of tax, of $295,000.

Results of Operations of the Three Months and Six Months Ended December 31, 2006

Our results of operations for the three months and six months ended December 31, 2007 compared with the three months and six months ended December 31, 2006 (restated) were as follows:

Revenues. Revenues of $5,645,000 and $11,000,000 for the three month and six months ended December 31, 2007, respectively, compared with $5,670,000 and $10,109,000 for the three month and six months ended December 31, 2006, respectively, were below our expectations. However, we did recognize an increase in revenues of $891,000, or 9%, during this fiscal period, which was due to the increase in our U.K. operations of its sales of data services and support. While our U.S. operation saw its revenues dip slightly when compared to the previous fiscal year, this is in part due to the completion of a large project in this period in the previous fiscal year. Our present funding from ongoing sales and revenue will continue to sustain us through the coming year in line with projections while allowing us to expand into the US marketplace.

Cost of Revenues. Total cost of revenues for the three month and six months ended December 31, 2007, were $2,508,000 and $5,167,000, respectively, compared with $2,561,000 and $4,935,000 for the same periods of December 31, 2006, respectively. This was consistent with the increase in revenues, but shows that on-going efforts of management to control costs as revenues increase is proving effective.

Operating Expenses. The following tables set forth, for the periods indicated, our operating expenses and the variance thereof:

(In thousands)	Three Months Ended December 31,		Variance
	2007	2006	$	%
Research and development	$766,000	$671,000	$95,000	14.2%
Sales and marketing	661,000	447,000	214,000	47.9%
General and administrative	2,254,000	687,000	1,567,000	228.1%
Depreciation and amortization	327,000	392,000	(65,000)	(16.6)%
Total Operating Expenses	$4,008,000	$2,197,000	$1,811,000	82.4%

(In thousands)	Six Months Ended December 31,		Variance
	2007	2006	$	%
Research and development	$1,458,000	$1,346,000	$112,000	8.3%
Sales and marketing	1,189,000	909,000	280,000	30.8%
General and administrative	3,564,000	1,096,000	2,468,000	225.2%
Depreciation and amortization	682,000	757,000	(75,000)	(9.9)%
Total Operating Expenses	$6,893,000	$4,108,000	$2,785,000	67.8%

Operating expenses increased by $1,811,000 for the three months ended December 31, 2007, compared with the three months ended December 31, 2006, and increased by $2,785,000 for the six months ended December 31, 2007 compared with the six months ended December 31, 2006. This is due to the following:

•
Research and Development Expenses. Research and Development expenses increased by 14.2% and 8.3% for the three and six months ended December 31, 2007, respectively, when compared with the same period in the previous fiscal year. This was due an increase in the number of personnel working on development projects and a reduction in the capitalization of development work being undertaken in the U.K.

•
Sales and Marketing Expenses. Sales and Marketing expenses increased by $214,000 during the three months ended December 31, 2007 as compared with the same period in 2006, and increased by $280,000 for the six months ended December 31, 2007 compared with the six months ended December 31, 2006. This increase is due to the appointment of additional sales personnel within the U.S. operation during the three months ended December 31, 2007 and the subsequent fiscal quarter when compared with the previous fiscal year. The U.K. operation also appointed additional resource within its marketing department and has seen advertising costs increase, when compared with the previous fiscal year. Both U.S. and U.K. operations saw an increase in Sales and Marketing costs related to trade shows within the six months to December 31, 2007, as they have both increased the size of stands and range of shows attended.

•
General and Administrative Expenses. General and Administrative expenses increased by $1,567,000 and $2,468,000 for the three months and six months ended December 31, 2007 as compared with the same periods in 2006. $1,031,000 or 66% of this increase in costs was due to our incurring non-recurring costs from our parent ADNW for unpaid taxes and for services provided to enable us to comply with our regulatory requirements, and non-recurring costs we incurred associated with the debt fund raise. The remaining increase in costs, 34% or $533,000 was due to our recognition of head office and corporate costs that ADNW had expensed in the same fiscal period of 2006. The remaining $219,000 or 14% of the increase was attributable to an increase in costs within the U.S. and U.K. operating companies.

•
Depreciation and Amortization Expenses. Depreciation and amortization expenses decreased during this period, which is primarily due to the U.K. operation having fully amortized capital development projects when compared to the same period of the previous fiscal year.

•	Interest Expense. Interest expense increased by $14,000 and $10,000 for the three months and six months ended December 31, 2007,

Other Income. Other income includes $76,000 from the net settlement of litigation for the three months ended December 31, 2007, and during the six months ended December 31, 2007, includes the $76,000 related to the net settlement of litigation and $1,312,000 from the sale of non-marketable securities.

Income Taxes. Income taxes increased by $126,000 and $203,000 for the three and six months to December 31, 2007 and 2006, respectively, due primarily to increased profitability of the U.K. operation within this period.

Net Income (Loss). As a result of the above, the Company realized a net loss of $1,073,000 for the three month period ended December 31, 2007, compared with net income of $774,000 for the three month period ended December 31, 2006, and realized a net loss of $143,000 for the six months ended December 31, 2007, compared with a net income of $1,308,000 for the six months ended December 31, 2006. However, if the non-recurring General and Administrative costs were not included in the three and six month periods, the Company would have realized a net income $42,000 and $888,000 for the three and six month periods ended December 31, 2007, respectively.

Discontinued Operations. The (loss) from discontinued operations was ($23,000) versus earnings from discontinued operations of $50,000 for the three months ended December 31, 2007 and 2006, respectively, and earnings of $14,000 and $337,000 for the six months ended December 31, 2007 and 2006, respectively. Loss on the sale of discontinued operations was $26,000 for the three months and six months ended December 31, 2007.

Liquidity and Capital Resources

To date, most of our profits have been generated in Europe, but with the introduction of new products and efforts to streamline U.S. operations, we expect to see an increase in overall revenues with a contribution from U.S. operations in fiscal 2008. If internal revenues prove not to be sufficient to support our growth plans, we may consider raising additional funds through debt or equity financing. There can be no assurance that such funding will be available on acceptable terms, in timely fashion or even available at all. Should new funds be delayed, we plan to reduce the burden on our current funding to a sustainable level and to tailor our development programs accordingly.

Summary

We expect to see continued growth from both the US and UK operations over the remaining six months of fiscal 2008, with strong growth in revenues and operating income from the US operation. We have identified a number of opportunities to widen our client base within the automotive industry and are actively pursing those at this time. We would also expect to see increases in revenue over the next two quarters, specifically related to additional products that have been developed by the US operation being fully released to customers.

We intend to continue to work at maximizing customer retention by supplying and developing products that streamline and simplify customer operations, thereby increasing their profit margin. By supporting our customers’ recurring revenues, we expect to continue to build our own revenue stream. We believe that we can continue to grow our customer base through additional sales personnel, targeted media and marketing campaigns and products that completely fit clients’ requirements. We also intend to service existing clients to higher levels and increasingly partner with them so that together we’ll both achieve our goals.

While we believe our present revenues will support our current business going forward, and the recent successful closing of debt funding will enable us to capitalize on the opportunities presented to us. The capital raised will enable us to settle our outstanding liabilities associated with the U.S. operation while leaving sufficient capital for us complete our growth plans. These plans still require us to hire an additional number of sales staff, to expand within the U.S. market, to target new vertical markets effectively and to support expanded operations overall.

We believe our plan will strengthen our relationships with our existing customers and provide new income streams by targeting new vertical markets with our Trader product in addition to introducing new products. Also the strengthening of our financial position will enable us to demonstrate to potential customers our long term future. Taken together, we anticipate these plans will return value to our shareholders.

Off Balance Sheet Arrangements

The Company’s only off balance sheet arrangements are its operating leases. The Company leases its facilities and certain equipment pursuant to month-to-month and non-cancelable operating lease agreements that expire on various dates through August 2011. Terms of the leases provide for monthly payments ranging from $500 to $13,500. For the years ended June 30, 2007 and 2006, the Company incurred rent expense totaling approximately $668,000 and $737,000, respectively.

Future annual minimum payments under non-cancelable operating leases are as follows:

Years Ending June 30,
2008	$472,000
2009	256,000
2010	140,000
2011	131,000
2012	48,000
Thereafter	30,000
$1,077,000

Current Products and Services

Meeting the needs of the automotive aftermarket requires a combination of business management systems, information products and online services that combine to deliver benefits for all parties involved in the timely repair of a vehicle. Our products and services include:

•	Business management systems comprised of our proprietary software applications, implementation and training and third-party hardware and peripherals;

•
Information products such as an accessible catalog database related to parts, tires, labor estimates, scheduled maintenance, repair information, technical service bulletins, pricing and product features and benefits, which are used by the different participants in the automotive aftermarket;

•
Online services and products that connect manufacturers, warehouse distributors, retailers and automotive service providers via the internet. These products enable electronic data interchange throughout the automotive aftermarket supply chain among the different trading partners. They also enable procurement and business services to be projected over the internet to an expanded business audience. Some UK clients use our information products on their own websites and intranets; some clients in North America and the UK use our systems and branded software to obtain relevant and up-to-date information via the internet; and

•	Customer support and consulting services that provide phone and online support, implementation and training.

Need for Technology Solutions

A variety of factors drive the automotive market’s need for sophisticated technology solutions, including the following:

Inventory Management. Industry sources suggest that approximately 35% of parts produced are never sold and 30% of parts stocked are never sold. Approximately 25% of parts sold are eventually returned due to insufficient knowledge or capability by either the parts supplier counterman or the auto service provider installer. Clearly, there is substantial inefficiency in the automotive aftermarket supply chain. This inefficiency results in excess inventory carrying costs, logistical costs and the over-production of parts and tires at the manufacturer level. Overcoming these challenges requires the combination of business systems software, information products, and connectivity services we offer.

Competition. In the U.S., the need for technology solutions has been accelerated by the expansion of large specialty parts retailers such as Advance Auto Parts, Inc. and large auto service chains like Monro Muffler and Brake, Inc. This expansion has driven smaller competitors to computerize or upgrade their existing systems with more modern business management solutions enabled for information products and online services. Many of the systems used by smaller competitors today are older, character-based or systems developed in-house that have a limited ability to integrate current information products and online services.

Volume and Complexity of Information. Businesses in the automotive aftermarket manage large volumes of information from numerous sources with complex inter-relationships. There are over 4.5 million different stock-keeping units (“SKUs”) available to parts sellers in the product catalogs used by the U.S. automotive aftermarket. The numbers of SKUs increase in the order of some 5% each year. Moreover, manufacturers update product information and product prices with increasing frequency as they improve their internal processing and try to keep pace with consumer trends. As a result, most automotive aftermarket businesses require sophisticated inventory management systems, accurate and timely information on parts, tires, and repair delivered through online services to communicate, manage and present this volume of data effectively.

Customer Service Requirements. Consumer demand for same-day repair service and the need to optimize thru-put of repair bays forces automotive service providers to demand prompt and accurate delivery of specific parts and tires from their suppliers. Getting the required product promptly depends on all the parties having access to timely information about product price and availability. To meet these demanding customer service requirements successfully, automotive aftermarket participants need business management systems, product information and online services that enable workers to reliably and accurately transact their business between warehouse distributors, parts stores and automotive service providers.

Regional Efficiencies. The use and availability of a combination of business management systems, information products and online services has resulted in the development of regional trading networks among auto service provider chains, stores and warehouse distributors of parts and tires. This enables participants to achieve the efficiencies and customer service levels that are critical to being competitive and successful against the larger retail and service chains in the automotive aftermarket.

Areas of Growth

We believe that there is a clear need for our services and products in the aftermarket segment, which in 2005 grew at an annualized rate of 5% over 2004. We believe that similar levels of demand may be expected in the coming year.

We expect growth in the automotive aftermarket will continue to be driven by:

•	gradual growth in the aggregate number of vehicles in use;

•	an increase in the average age of vehicles in operation;

•	fewer new vehicles being purchased due to a slow down in the economy;

•	growth in the total number of miles driven per vehicle per year; and

•	increased vehicle complexity.

Plans for Growth

We see opportunities to expand the breadth of our client base within the automotive industry and diversify into new industries with similarly complex needs. We plan to offer tailored business management and distribution software to the wholesale distributor market of the automotive industry. We also plan to expand and diversify our client and product mix in the UK to serve the lumber and hardware industries, which we believe have an unmet need for the efficiency offered by our suite of business software solutions and services. Our growth plans include adapting and updating our software products to serve other vertical markets as well as through potential acquisitions.

New Market Opportunities: the Lumber, Hardware and Wholesale Distributor Markets and Additional Territories

We have identified that the lumber, hardware and Wholesale distribution industries would benefit from the business management and distribution systems developed by MAM Software for its customers in the automotive aftermarket. . We already have 30 UK clients operating in the hardlines and lumber market and electrical wholesale distribution market who are using a derivative of MAM Software’s Autopart product, known as “Trader.” We originally moved the Autopart product into these additional vertical markets a couple of years ago after being approached by companies operating within these vertical markets who could not find a management solution that satisfied there requirements. To date, these additional vertical markets have made only a limited contribution to the revenues of MAM Software.

In brief, these markets are made up of the following: The lumber and hardware market consists of independent lumber and building materials yards, independent hardware retailers, home improvement centers, retail nurseries and garden centers. While wholesale distributors of products, include electrical suppliers, medical suppliers, plumbing, heating and air conditioning, brick, stone and related materials, and industrial suppliers, services, machinery and equipment.

We now intend to focus on the promotion of the “Trader” product to these markets and will specifically target medium sized businesses with revenues of between $2 million and $10 million. We intend to do this through a number of channels, internet, direct marketing, advertorials and trade shows. The internet channel will initially focus on raising awareness of the website and the Trader product this will be done through a new website specifically for the Trader product. This in turn will be tied to advertising via the internet, which will consist of us taking banner ads on industry websites such as Building.co.uk a UK website aimed at the building trade and EDA.com, which is the UK Electrical Distributors Association website. These banner ads will direct customers to straight through to the Trader website where the benefits of this system will be explained. We will also look to raise awareness of the Trader product by placing advertisements in trade journals and will look to have articles and editorial reviews written about the product and its advantages for those operating within these markets. We will also target medium sized businesses within these vertical markets with direct mail pieces such as product fliers, product demo CD’s and case studies from the small client base we have in this market, these will then be followed by MAM’s existing internal sales team can follow up and generate qualified leads for the external sales representatives. We recognize that we will need industry experience to sell effectively within these markets and intend to recruit a suitably experienced and qualified sales manager to lead this development. In addition to direct marketing we will attend trade shows and exhibitions that will gives us the opportunity to invite businesses that we have targeted previously while giving us exposure to those businesses that as yet we haven’t connected with.

We believe that there are many opportunities in other parts of the world where we could sell our technologies and services. We are considering expanding into markets such as South Africa, Australia and India, and may wish to establish operations in partnership with regional businesses to assist us in both the sales and administrative aspects of building a global business.

Strategic Goals

We hope to increase our share of the U.S. and Canadian markets by (i) expanding our OpenWebs™ sales team, (ii) increasing the sales and marketing presence of our Autopart product, and (iii) focusing on the service station element of the market. In the UK and Europe we expect to continue to grow our market share through (i) an increased marketing presence, (ii) alliances with major manufacturers and national retail chains within the automotive aftermarket, and (iii) moving our supply chain management software into additional vertical markets. We believe that our successful experience within the automotive market will translate well into other vertical markets that have similarly complex supply chains. By developing specific sales teams with relevant market experience and supporting with them suitable marketing collateral, we believe that within two years these teams will generate significant revenue and earnings. The Company plans, at this stage, to focus only on the UK for these additional vertical market opportunities.

Development Costs

Our plan of operation in the next twelve months includes a strategy for growth within our existing subsidiaries with a particular focus on growing our US operation. We estimate that the operational and strategic development plans we have identified will require approximately $10,000,000, excluding depreciation and amortization. We expect to spend approximately $3,000,000 on research and development, $4,600,000 in general and administrative expenses and $2,400,000 on sales and marketing in our growth plan. In addition to using these funds to grow our core business in the US, we also plan to utilize a portion of these development costs to adapt our existing products to serve the wholesale distributor market place in other industries.

We plan to finance the required $10,000,000 with a combination of cash flow from operations as well as through equity and debt financing. In July 2007, we raised approximately $2.5 million in equity (before expenses) and in December 2007 we completed a debt financing for gross proceeds of $6 million (before expenses), which is comprised of a $5 million term loan and a $1 million revolving line of credit.

We anticipate that with this funding the business will not require any additional funding for the foreseeable future. We anticipate that we will have the ability to make discrete acquisitions of businesses that are accretive or complementary to our existing businesses with our current level of funding as well as satisfy existing obligations.

We have used a portion of the aforementioned funds raised to a) settle the judgment that Mr. McKenna had against one of our subsidiaries and b) have also paid Mr. Blumenthal $1,141,000, of which $144,000 was in Company common stock the rest being cash, to settle an outstanding loan note, c) In addition a portion of our raised capital approximately $1,000,000 will be utilized to reduce ASNA’s current accounts payable to an acceptable industry norm.

We expect to use the remaining funds raised and generated from operations to expand sales and marketing in the US operation, in addition to allow investment into capital items, specifically computer hardware.

DESCRIPTION OF PROPERTY

Our corporate offices are Regus House, Herons Way, Chester Business Park, Chester, CH4 9QR UK. The main telephone number is 0 11 44 1244 893138. The Company leases approximately 600 square feet at its corporate offices and pays rent of $3,582 per month. Aftersoft Group (UK) Ltd has offices at Regus House, Herons Way, Chester Business Park, Chester, CH4 9QR UK. The main telephone number is 44 1244 893138.

ASNA has offices at 34052 La Plaza Drive, Suite 201, Dana Point, California 92675. The main telephone number is 949 488 8860. ASNA has an office at 3435 Winchester Rd, Ste 100, Allentown PA 18104 and an office at 125 Fernwood Rd, Ste 202, Wintersville OH 43953. The phone number is 800 803 9762. The California offices total approximately 3,400 square feet and are leased at an aggregate a monthly cost of $7,672. The Allentown, Pennsylvania office is approximately 7,105 square feet in size and is leased for a monthly cost of $12,034 and the Wintersville, Ohio office is approximately 617 square feet in size and is leased monthly for a cost of $436.

MAM Software makes use of three offices. It has headquarters at 1 Station Road, Deepcar, Sheffield, S36 2SQ, UK. The phone number is 44 114 283 7135. It also has a regional office at 15 Duncan Close, Red House Square, Moulton Park, Northampton, NN3 6WL, UK. The phone number is 44 160 449 4001. It has second regional office at Leanne Business Centre, Sandford Lane, Wareham, Dorset, BH20 4DY, UK. The phone number is 44 192 955 0922. MAM Software leases approximately 17,970 square feet at its company headquarters at a monthly cost of $15,010. It leases approximately 1,223 square feet at its Northampton office at a monthly cost of $2,100 and approximately 717 square feet at its Wareham office at a monthly cost of $1,142.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Warwick, the Company’s CEO and Chairman, also serves as the CEO and Chairman of ADNW, which is the Majority Shareholder of the Company.

During the 2007 fiscal year the Company had the following transactions with Aftersoft’s parent company, ADNW:

•
From time to time ADNW advances funds to the Company. Such advances, totaling $14,000 at June 30, 2006, are non-interest bearing and currently have no specific due date. During the year payments totaling $617,000 were advanced to the Aftersoft Group with repayments of $219,000, giving a net effect of $398,000. The Company transferred its note receivable with a related party known as MAM North America, Inc. (“MAM North America”) in the amount of $510,000 to ADNW. ADNW agreed to accept the assignment for all the issued shares of MAM North America from the Company and repaid the $510,000 note receivable on October 1, 2005 by allowing the Company to reduce its balance of loans due to ADNW. The Company sold its 43% shareholder interests in MAM Software North America, Inc. in October 2005. As a consequence of the sale ADNW agreed that MAM Software Limited could offset the $510,000 note receivable from MAM Software North America, Inc. against the outstanding debt due ADNW. The net book value of the Company’s investment in MAM Software North America, Inc. prior to the transfer to ADNW was nil. The transactions allowed the Company to improve its balance sheet by reducing loans due to the parent company. Furthermore MAM North America has indemnified MAM UK against all past or current liabilities. In fiscal 2006, the Company sold property and equipment to a third party for $308,000, who paid the $308,000 directly to ADNW. On June 10, 2006, the Company sold 100% of the outstanding Common Stock of Euro Soft (which by then had its own operations) to a third party for $1,400,000. The proceeds from the sale of Euro Soft were paid by the third party directly to ADNW.

•	As of June 30, 2007 the Company issued the following common stock to ADNW as full consideration of three acquisitions:

(1)  On December 21, 2005, the Company issued 32,500,000 shares of its common stock to ADNW for the acquisition of MAM Software Limited and CarParts Technologies Inc.

(2)  On August 25, 2006 the Company issued 28,000,000 shares of its common stock ADNW for the acquisition of EXP. This acquisition is described above in the section entitled “Corporate Background.”

(3)  On February 1, 2007 the Company issued 16,750,000 shares of its common stock to ADNW for the acquisition of DSS. This acquisition is described above in the section entitled “Corporate Background.

Transactions with Auto Data Network Inc (ADNW)

Balance due to ADNW as of June 30, 2005	$(884,418)
Transfer of advances made to MAM Software USA to ADNW	510,000
Advances received from ADNW	(633,875)
Payments made on behalf of ADNW	236,183
Payment made from Note Receivable by a third party direct to ADNW	450,000
Proceeds from sale of Aftersoft Fixed Assets paid by a third party direct to ADNW	308,000
Balance due to ADNW as of June 30, 2006	(14,110)
Payments made by ADNW to third parties for earn-outs on behalf of Aftersoft	(2,200,000)
Payments made from note receivable by third party direct to ADNW	950,000
Payments made on behalf of ADNW	1,528,110
Balance due from ADNW as of June 30, 2007	264,000
Payments made on behalf of ADNW	2,108,000
Balance due from ADNW, as of December 31, 2007	$2,372,000

•	As of December 31, 2007, ADNW agreed to issue to the Company, 16,000,000 shares of its common stock in satisfaction of the ending receivable balance of $2,372,000.

•
From time to time various payments were made by ADNW and Aftersoft group companies on behalf of other companies within the ADNW Group of companies. The advances do not attract interest and there is no set dates for repayment.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the Over-The-Counter Bulletin Board under the symbol “ASFG.OB.” As of March 17, 2008, there were approximately 467 shareholders of record and 92,488,720 shares of Common Stock issued and outstanding.

The following table shows the range of high and low bids per share of Aftersoft’s Common Stock as reported by the OTCBB for the fiscal year periods indicated. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	2005
	High	Low
1st Quarter ended September 30	$0.04	$0.03
2nd Quarter ended December 31	$0.06	$0.03
3rd Quarter ended March 31	$0.35	$0.04
4th Quarter ended June 30	$0.75	$0.03

	2006
	High	Low
1st Quarter ended September 30	$2.00	$0.35
2nd Quarter ended December 31	$1.70	$1.05
3rd Quarter ended March 31	$1.35	$0.65
4th Quarter ended June 30	$1.15	$0.65

	2007
	High	Low
1st Quarter ended September 30	$1.20	$1.10
2nd Quarter ended December 31	$1.40	$0.51
3rd Quarter ended March 31	$0.90	$0.48
4th Quarter ended June 30	$0.65	$0.43

	2008
	High	Low
1st Quarter ended September 30	$0.47	$0.20
2nd Quarter ended December 31	$0.30	$0.16
3rd Quarter ended March 31	$0.30	$0.23

Prior to December 22, 2005 the Company traded as W3 Group, Inc. under the symbol “WWWT.OB.” On May 9, 2005, W3 Group completed a one (1) for fifteen (15) reverse stock split.

DIVIDENDS

We have never declared or paid dividends on our Common Stock, and our board of directors does not intend to declare or pay any dividends on the Common Stock in the foreseeable future. Our earnings are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the Common Stock will be at the discretion of the board of directors and will depend upon a variety of factors, including our future earnings, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We do not have any equity compensation plans and therefore no shares are authorized to be issued for such a purpose.

TRANSFER AGENT

The transfer agent for our Common Stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South Suite 430 Denver, Colorado 80209. Their phone number is (303) 282 4800.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview

The Compensation Committee (the “Compensation Committee” or the “Committee”) of the Board administers our executive compensation program. Each member of the Committee is a non-employee and an independent director. The Compensation Committee is responsible for establishing salaries, administering our incentive programs, and determining the total compensation for our Chief Executive Officer and other executive officers. The Compensation Committees seeks to achieve the following goals with our executive compensation programs: to attract, motivate, and retain key executives and to reward executives for value creation. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders. Our executive compensation program has three principal elements: base salary, cash bonuses, and equity incentives under a recently established Long-Term Incentive Plan (the “LTIP”).

Compensation Principles

We believe the top growing companies design their compensation program to attract, motivate, and retain highly talented individuals to drive business success. We further believe that the ideal programs tend to be principle-based rather than rules-based with such best practices compensation programs providing for the opportunity for executives and other key employees to achieve significant compensation upon the realization of objectives that clearly benefit a company and its shareholders. The Committee believes that best-practices plan will reflect the following principles:

• Compensation should be related to performance
A proper compensation program should reinforce our Company’s business and financial objectives. Employee compensation will vary based on Company versus individual performance. When the Company performs well against the objectives that the Compensation Committee and Board will set, employees will receive greater incentive compensation. To the extent the business does not achieve or meet these objectives, incentive awards will be reduced or eliminated. An employee’s individual compensation will also vary based on his or her performance, contribution, and overall value to the business. Employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

• Our employees should think like stockholders
The second critical principle of our compensation programs should be to foster an environment where our employees should act in the interests of the Company’s stockholders. We believe that the best way to encourage them to do that is through an equity interest in their company. Equity interest in a company can be achieved in several respects: the establishment of equity incentive plans that provide for the granting of equity-based awards, such as stock options and/or restricted stock or performance share units to employees. This requires the establishment of an omnibus long-term stock-based incentive plan (“LTIP”), which our Board has recently approved and which will shortly be presented to our shareholders for their approval. While these plans also provide for traditional stock options, we believe that options should not form the dominant focus of a proper incentive plan and that performance share units or performance vesting restricted stock grants represent a preferred form of equity incentive. The philosophy behind such a structure is that as employees earn more stock (as opposed to options) they will think more like stockholders. Put another way, when all employees become owners, they think and behave like owners.

• Incentive compensation should be a greater part of total compensation for more senior positions
The proportion of an individual’s total compensation that varies with individual and Company performance objectives should increase as the individual’s business responsibilities increase. Thus, cash bonuses and LTIP-based compensation should form the overwhelmingly dominant portion of overall compensation for the Company’s senior employees and the milestones for payouts on those plans for our senior employees are based entirely on corporate results.

Compensation Targets

Historically, we have not set targets for our offices and employees. Presently the Compensation Committee with the help of the officers of the Company is setting competitive targets that properly reflect the challenges of the business and create an equity-focused culture throughout the entire Company.

In allocating compensation among these elements, the compensation of a company’s senior-most levels of management - those persons having the greatest ability to influence a company’s performance - should be predominantly performance-based, while more junior employees should receive a greater portion of their compensation based on their base salary.

Base Salary and Cash Incentive

We will divide total cash compensation into a base salary portion and a cash incentive bonus portion. The Compensation Committee establishes the Chief Executive Officer’s targeted cash compensation first and then sets the cash compensation for other officers accordingly, based on the function served by that officer, that officer’s experience, and expected individual performance. Generally, we believe that the higher the level of responsibility of the executive within our Company, the greater the portion of that executive’s target total cash compensation that consists of the cash incentive component. The higher the executive’s level of responsibility within the Company, the greater the percentage of the executive’s compensation that should be tied to the Company’s performance.

Equity Incentive

Long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. The Committee believes that the use of stock and stock-based awards offers the best approach to properly achieving our goals. We believe that stock-based compensation provide the principal method for executive officers to acquire equity or equity-linked interests in the Company. Our Board has authorized a long-term equity incentive plan that we will utilize for such a purpose, subject to shareholder approval.

To date, officers and senior management within the Company have not been granted stock; as we were in the process of restructuring our business, we felt that grants at such time would be inappropriate. However, now that a successful turnaround has taken place and once the Company becomes profitable, the Committee may deem it appropriate to distribute a one-time three-year vesting stock grant to each senior officer.

Rationale for Paying each Element

Base compensation and participation in benefit plans are established to provide employees with appropriate industry competitive terms. Director retainers are paid partially to compensate Directors for their considerable time investment and to assist Directors in covering their indirect operating expenses as independent contractors. Annual incentive cash bonuses are paid to reward employees for performance and stockholder value enhancement in the current year, based upon targets set by the Board for the CEO and his direct reports, with the CEO establishing the individual targets for all other employees.

LTIP awards will be designed to reward the building of long-term stockholder value, while providing modest, interim rewards in the pursuit of such longer-term objectives.

Determination of Amounts to Pay

Base salaries, benefits and potential cash bonuses are established based upon current market conditions. Where needed, outside consultants may be retained to assist in this process. Benefit plan structures may be evaluated periodically to determine market competitiveness with similar companies.

Stock-based awards to be granted will be evaluated based upon projected total compensation levels for participants assuming certain objectives are achieved. Since the majority of the total potential compensation is based upon performance, our expectation is that the total projected compensation level be well above average, because the “at risk” compensation levels generally exceed 2/3 of anticipated compensation under the assumption that bonus targets are met. The Committee, taking into consideration management’s recommendations and with sign-off from all independent Directors, will set each year’s goals and milestones, their weightings, and the formulas for award calculation. For accounting purposes, cash elements are expensed as earned. LTIP awards are expensed as provided for under FAS 123R, and are further described in the footnotes to the Audited Financial Statements included in this Prospecuts.

How the Elements Interact

While each element is set with certain needs in mind, the Committee also looks at the total compensation package for each individual, assuming that bonus and LTIP targets are met at the Base or 100% milestone, to determine that the total payout is appropriate to the level of responsibility attributable to each participant.

Chief Executive Officer Compensation

The Compensation Committee uses the same factors in determining the compensation of our Chief Executive Officer as it does for other senior officers. Our Chief Executive Officer’s base salary for the fiscal year ended June 30, 2007. Our Chief Executive’s salary is evaluated based on a comparison with a peer group as determined by our independent directors.

Employment Agreements

We expect to enter into employment agreements with our Executive Officers, but as of the date of this report, have yet to do so.

Severance Benefits

We anticipate that each Executive Officer’s contract will contain a severance benefit for that officer if he or she is terminated other than for cause or the officer leaves the Company after a change in control, provided they leave for “good reason.” The severance benefit will range from six (6) months’ benefit to two (2) years’ benefit in the case of our Chief Executive Officer. We plan to provide this benefit because we want executives to focus on the Company’s business and enhancing stockholder value without undue concern about any possible loss of their job.

Retirement Plans

We do not offer retirement plans for our officers.

Change in Control

We anticipate that each officer’s contract will contain standard provisions that protect that officer in the event there is a change in control that has not been approved by our Board of Directors. In addition, our long-term incentive plan that has been approved by our directors, but has not yet been approved by our shareholders, will provide for acceleration of vesting in the event of a change in control.

The precise terms and conditions of each executive contract and of each plan will be contained in each such contract or plan, and will be filed with the Securities and Exchange Commission.

Perquisites

We offer limited perquisites for our executives. We may offer life insurance policies for our Named Executive Officers, but as of the date of this report, have yet to establish those policies.

Board Process

The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include the Chief Executive, the Chief Financial Officer, and Chief Operating Officer, and any other Named Executive Officers. Generally, on its own initiative the Compensation Committee reviews the performance and compensation of the Chief Executive, Chief Financial Officer, and Chief Operating Officer and, following discussions with those individuals, establishes their compensation levels where it deems appropriate. For the remaining officers, the Chief Executive Officer makes recommendations to the Compensation Committee that generally, with such adjustments and modifications that are deemed necessary or appropriate by the Committee, are approved. With respect to equity-based compensation awarded to others, the Compensation Committee rants restricted stock, generally based upon the recommendation of the Chief Executive Officer.

The Compensation Committee believes that objectives cannot be established in a vacuum and thus invites management’s input into the establishment of milestones. Although Committee meetings are held in executive session, without management’s presence, the Committee (and from time to time individual members of the Committee) routinely meets with senior officers of the Company to discuss objectives, to explain the rationale for certain objectives or milestones, and to assure that it has management’s input in assessing the consequences of decisions made in Committee, for instance, the impact that its decisions may have on our financial statements. The Committee’s interactions with management seek to achieve a balance between receiving management’s buy-in for objectives and assuring that management is not actually or effectively establishing the terms and parameters for its own compensation.

Forward-Looking Statements

Disclosures in this Compensation Discussion & Analysis may contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters.

Without limiting the generality of the foregoing, forward-looking statements contained in this report include the matters discussed regarding the expectation of compensation plans, strategies, objectives, and growth and anticipated financial and operational performance of the Company and its subsidiaries. A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to those set forth in the Company’s Form 10-KSB for the year ended June 30, 2007.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following table sets forth information for the fiscal year ended June 30, 2007 concerning the compensation paid and awarded to all individuals serving as (a) our Chief Executive Officer, Ian Warwick, (b) the Company’s and subsidiaries two most highly compensated Executive Officers (other than our Chief Executive Officer) at the end of our fiscal year ended June 30, 2007 whose total compensation exceeded $100,000 for these periods, Simon Chadwick and Michael Jamieson, and (c) up to two additional individuals, if any, for whom disclosure would have been provided pursuant to (b) except that the individual(s) were not serving as Executive Officers at the end of our fiscal year ended June 30, 2007. These individuals may be collectively referred to in this report as our “Named Executive Officers.”

Summary Compensation Table for Fiscal Year 2007

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen-sation Earnings ($)	All Other Compens ation (10) ($)	Total ($)
Current Officers:
Ian Warwick(1)Chief Executive Officer, President and Director	2007	350,682	(1)	–	–	–	–	–	–	$350,682
Simon Chadwick(2)Chief Operating Officer and Director	2007	260,507	(2)	–	–	–	–	–	–	$260,507
Michael Jamieson(3)Chief Executive Officer of MAM Software Ltd.	2007	196,384	(3)	–	–	–	–	–	–	$196,384

(1)
Reflects salary paid to Mr. Warwick for services rendered to the Company and its subsidiaries during fiscal 2007 as Aftersoft’s Chief Executive Officer and President. Salary was paid in British pounds at an annual salary of 175,000 GBP. The amount shown was translated to US dollars based on June 30, 2007 currency conversion rate of 1 GBP = $2.0039. Mr. Warwick did not receive any additional compensation for his services as a director on the Company’s Board of Directors.

(2)
Reflects annual salary paid to Mr. Chadwick for services rendered to the Company and its subsidiaries during fiscal 2007 as Aftersoft’s Chief Operating Officer. Salary was paid in British pounds at an annual salary of 130,000 GBP. The amount shown was translated to U.S. dollars based on June 30, 2007 currency conversion rate of 1 GBP = $2.0039. Mr. Chadwick did not receive any additional compensation for his services as a director on the Company’s Board of Directors.

(3)
Mr. Jamieson previously served as the Company’s Chief Operating Officer and a Director on the Company’s Board of Directors, but resigned these positions on March 6, 2007. Mr. Jamieson currently serves as Chief Executive Officer of the Company’s subsidiary, MAM Software Ltd., and the amount shown in the table above reflects compensation paid to him for fiscal 2007 in this capacity. The amount shown reflects annual salary paid to Mr. Jamieson in British pounds at an annual salary of 98,000 GBP, and was translated to U.S. dollars based on June 30, 2007 currency conversion rate of 1 GBP = $2.0039.

There were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the executive officers during the year ended June 30, 2007. The Company has no retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees. The Board of Directors may recommend adoption of one or more such programs in the future.

Outstanding Equity Awards at 2007 Fiscal Year End

There were no option awards or stock awards outstanding for our Named Executive Officers as of June 30, 2007.

Director Compensation for Fiscal 2007

During fiscal 2007, directors who were not officers of the Company received $2,500 for each Board meeting attended in person and $750 for each Board Committee meeting attended in person, or 75% of the applicable rate if attended such Board or Committee meeting by teleconference. Directors who are also executive officers of the Company do not receive any additional compensation for their service on the Board.

The following table reflects all compensation awarded to, earned by or paid to the Company’s directors for the fiscal year ended June 30, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Ian Warwick	–	–	–	–	–	–	–
Simon Chadwick	–	–	–	–	–	–	–
Dwight B. Mamanteo	$9,312	–	–	–	–	–	$9,312
Marcus Wohlrab	$9,312	–	–	–	–	–	$9,312
Frederick Wasserman	–	–	–	–	–	–	–

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

FINANCIAL STATEMENTS

AFTERSOFT GROUP, INC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F–1

Consolidated Balance Sheet as of June 30, 2007	F–2

Consolidated Statements of Operations and Comprehensive Loss for the Years Ended June 30, 2007 and 2006 (restated)	F–3

Consolidated Statements of Stockholders’ Equity for the years ended June 30, 2007 and 2006 (restated)	F-4

Consolidated Statements of Cash Flows for the Years Ended June 30, 2007 and 2006 (restated)	F–5-6

Notes to Consolidated Financial Statements	F–7

AFTERSOFT GROUP, INC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007
(Unaudited)

Index to Consolidated Financial Statements

Consolidated Balance Sheet (Unaudited) as of December 31, 2007	F–29

Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited) for the Three and Six Months Ended December 31, 2007	F–30

Consolidated Statements of Cash Flows (Unaudited) for the Six Months Ended December 31, 2007 and 2006	F–31-32

Notes to Consolidated Financial Statements (Unaudited)	F–33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers and Members
of Aftersoft Group, Inc.

We have audited the accompanying consolidated balance sheet of Aftersoft Group, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of June 30, 2007, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aftersoft Group, Inc. and subsidiaries as of June 30, 2007, and the results of their operations and their cash flows for each of the years in the two-year period then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 10, the accompanying consolidated financial statements for the year ended June 30, 2006 have been restated to retroactively reflect combinations of entities under common control that occurred during fiscal 2007.

KMJ CORBIN & COMPANY LLP

Irvine, California

October 12, 2007

F–1

AFTERSOFT GROUP, INC.
CONSOLIDATED BALANCE SHEET

(In thousands, except share data)	As of June 30, 2007
ASSETS
Current Assets
Cash	$665
Accounts receivable, net of allowance of $227	3,765
Note receivable	865
Amount due from parent company	264
Investment in non-marketable securities	688
Investments in available-for-sale securities	360
Inventories	339
Other	624
Total Current Assets	7,570

Property and Equipment, Net	359
Other Assets
Goodwill	22,393
Amortizable intangible assets, net	7,494
Software development costs, net	1,301
Other long-term assets	29

Total Assets	$39,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,688
Accrued expenses	2,050
Current portion of accrued litigation costs	2,275
Payroll and other taxes	1,045
Current portion of long-term debt and accrued interest	745
Current portion of deferred revenue	1,397
Taxes payable	764
Other current liabilities	7
Total Current Liabilities	10,971

Long-Term Liabilities
Deferred revenue, net of current portion	753
Deferred income taxes	880
Accrued litigation costs, net of current portion	1,500
Long-term debt, net of current portion	4
Total Liabilities	14,108

Commitments and contingencies	–

STOCKHOLDERS’ EQUITY
Preferred stock
Par value $0.0001 per share; 10,000,000 shares authorized, none issued and outstanding	–
Common stock
Par value $0.0001 per share; 150,000,000 shares authorized, 80,127,384 shares issued and outstanding	8
Additional paid-in capital	26,123
Accumulated other comprehensive income	1,523
Accumulated deficit	(2,616)
Total Stockholders’ Equity	25,038
Total Liabilities and Stockholders’ Equity	$39,146

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–2

    AFTERSOFT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share data)		Restated (see Notes 1 and 10)
	For the year ended June 30, 2007	For the year ended June 30, 2006
Revenues	$26,778	$23,479
Cost of revenues	11,061	10,756
Gross Profit	15,717	12,723

Operating Expenses
Research and development	3,693	3,567
Sales and marketing	2,488	2,353
General and administrative	5,112	6,439
Depreciation and amortization	1,947	1,721
Impairment of goodwill	3,100	–
Total Operating Expenses	16,340	14,080

Operating Loss	(623)	(1,357)

Other Income (Expense)
Gain on extinguishment of liability	487	–
Interest expense	(149)	(154)
(Loss) gain on sale of property and equipment	(4)	224
Litigation costs	(2,350)	–
Other, net	26	22
Total other income (expense), net	(1,990)	92

Pre-tax loss from continuing operations	(2,613)	(1,265)

Provision for income taxes	1,040	758

Loss from continuing operations	(3,653)	(2,023)

Income from discontinued operations, net of tax	543	448
Gain (loss) on sale of discontinued operations, net of tax	(378)	295

Net Loss	(3,488)	(1,280)

Foreign currency translation gain (loss)	1,899	(74)
Total Comprehensive Loss	$(1,589)	$(1,354)

Loss per share attributed to common stockholders - basic and diluted
Net loss from continuing operations	$(0.04)	$(0.03)
Discontinued operations	–	0.01
Net Loss	$(0.04)	$(0.02)
Weighted average number of shares of common stock outstanding - basic and diluted	79,828,912	78,401,233

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–3

AFTERSOFT GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in-	Other Comprehensive	Retained Earnings (Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit)	Total
Balance as of June 30, 2005	32,500,000	$3	$20,934	$(302)	$2,152	$22,787
Restatement relating to combinations of entities under common control (see Notes 1 and 10) :
Common stock issued for acquisition of EXP Dealer Software Limited	28,000,000	2	2,916	–	–	2,918
Common stock issued for acquisition of Dealer Software and Services Limited	16,750,000	2	686	–	–	688
Restated balance as of June 30, 2005	77,250,000	7	24,536	(302)	2,152	26,393
Shares issued in connection with merger with W3 Group, Inc.	1,601,167	1	(1)	–	–	–
Common stock issued to a consultant for services performed	470,000	–	499	–	–	499
Common stock issued for the acquisition of software licenses	500,000	–	530	–	–	530
Foreign currency translation adjustments	–	–	–	(74)	–	(74)
Net loss	–	–	–	–	(1,280)	(1,280)
Balance as of June 30, 2006(restated)	79,821,167	8	25,564	(376)	872	26,068
Common stock issued to consultants for services performed	6,217	–	3	–	–	3
Common stock issued to convert long-term debt	300,000	–	144	–	–	144
Fair value of warrants issued for litigation costs	–	–	412	–	–	412
Foreign currency translation adjustments	–	–	–	1,899	–	1,899
Net loss	–	–	–	–	(3,488)	(3,488)
Balance as of June 30, 2007	80,127,384	$8	$26,123	$1,523	$(2,616)	$25,038

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–4

AFTERSOFT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)		Restated (see Notes 1 and 10)
	For the year ended June 30, 2007	For the year ended June 30, 2006
Cash Flows from operating activities :
Net loss	$(3,488)	$(1,280)
Adjustments to reconcile net loss to cash provided by operating activities :
Non-cash revenues	(360)	-
Depreciation and amortization	1,947	1,721
Gain on extinguishment of liability	(487)	-
Loss (gain) on sale of property and equipment	4	(224)
Fair value of warrants issued for litigation costs	412	-
Pre-tax loss (gain) on sale of discontinued operations	378	(422)
Common stock issued for consulting services	3	499
Impairment of goodwill	3,100	-

Changes in assets and liabilities (net of the effect of acquisitions and divestitures) :
Accounts receivable	(233)	(1,406)
Inventories	(75)	109
Prepaid expenses and other assets	(59)	(87)
Net advances from (repayments to) parent company relating to operating activities	(278)	(870)
Accounts payable	884	(52)
Taxes payable	(224)	904
Deferred revenue	(1,235)	306
Accrued expenses and other liabilities	300	1,441
Accrued litigation costs	1,805	-
Net cash provided by operating activities	2,394	639

Cash Flows from investing activities :
Purchase of property and equipment	(228)	(130)
Proceeds from the sale of property and equipment	-	103
Net advances from (repayments to) parent company relating to investing activities	(1,250)	1,268
Capitalized software development costs	(585)	(551)
Net cash (used in) provided by investing activities	(2,063)	690

Cash Flows from financing activities :
Payments on long-term debt	(84)	(1,043)
Net cash used in financing activities	(84)	(1,043)

Effect of exchange rate changes	(40)	(86)
Net increase in cash	207	200

Cash at beginning of year	458	258
Cash at end of year	$665	$458

(continued)

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–5

AFTERSOFT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (cont’d)

(In thousands)		Restated (see Notes 1 and 10)
	For the year ended June 30, 2007	For the year ended June 30, 2006
Supplemental disclosures of cash flow information
Cash paid during the year for :
Interest	$149	$130
Income taxes	$1,300	$182

Non-cash investing and financing transactions during the year for :
Settlement of note receivable by offsetting against amounts due to Parent	$950	$510
Shares issued for acquisition of software licenses	$–	$530
Proceeds from sale of office equipment offset against amounts due to Parent	$–	$308
Proceeds from sale of Euro Soft offset against amounts due to parent company	$–	$450
Earn-out payments to third parties related to EXP paid by Parent	$2,200	$–
Shares issued for conversion of long-term debt	$144	$–

Euro Software Services Limited divestiture :
Accounts receivable	$–	$880
Software licenses	–	530
Accounts payable	–	(240)
Income taxes payable	–	(192)
Pre-tax gain on sale	–	422
Note receivable	$–	$1,400

Divestiture of Dealer Software and Services Limited :
Accounts receivable	$933	$–
Goodwill	700	–
Accounts payable	(68)	–
Deferred revenue	(322)	–
Loss on sale	(378)
Note receivable	$865	$–

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–6

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements
June 30, 2007 and 2006

NOTE 1. Summary of Significant Accounting Policies

Basis of Presentation

Aftersoft Group, Inc. (together with its subsidiaries, the “Company”) is a subsidiary of Auto Data Network, Inc. (“ADNW” or the “Parent”), which owns approximately 82% of the outstanding Common Stock. Subsequent to year-end, ADNW is in the process of distributing to its stockholders the shares it holds in the Company.

The Company is a provider of business and supply chain management solutions primarily to automotive parts manufacturers, retailers, tire and service chains, independent installers and wholesale distributors in the automotive aftermarket. The Company conducts its businesses through wholly owned subsidiaries with operations in Europe (primarily in the United Kingdom - “UK”) and North America. MAM Software Limited (“MAM”) is based in Sheffield, UK. Aftersoft Network N.A., Inc. (“ASNA”) is comprised of ASNA Warehouse Distribution Management, Inc. and ASNA Tire Management Inc., which are based in San Juan Capistrano, California and ASNA Autoservice, Inc., which is based in Allentown, Pennsylvania. EXP Dealer Software Limited (“EXP”) has two wholly owned subsidiaries. MMI Automotive Limited (“MMI Automotive”) is based in Swindon, UK. Chester, UK-based Anka Design Limited (“Anka”) is an advertising and design business serving the automotive and technology sectors. Dealer Software and Services Limited (“DSS”) is based in Chester and had a subsidiary that was divested in fiscal 2007 (see Note 2).DSS held an 18.18% ownership interest in DCS Automotive Limited (“DCS”), which it divested in fiscal 2008 (see Note 12).

On December 21, 2005, W3 Group, Inc. (“W3”) consummated an Acquisition Agreement(“Agreement”) to acquire all 1,500 of the outstanding shares of Common Stock of Old Aftersoft Group, Inc.(“Oldco”) owned by ADNW in exchange for the issuance of 32,500,000 newly issued shares of W3, par value $0.0001 per share (the “Common Stock”).

Pursuant to the Agreement and as a result of consummation of the Agreement, the existing shareholders of W3 owned 8,877,384 shares, or approximately 11.08% of the 80,127,384 total outstanding shares of the Common Stock and ADNW owned 71,250,000 shares or approximately 88.92% of the total outstanding shares. Concurrent with the closing of the transaction, the Board of Directors of W3 appointed three additional directors designated by ADNW to serve until the next annual election of directors. In addition, concurrent with the close of the transaction, W3 (1) changed its corporate name from W3 Group, Inc. to Aftersoft Group, Inc., (2) changed its corporate address to California, and replaced the corporate officers. The acquisition was recorded as a reverse acquisition, whereby the assets and liabilities and 32,500,000 outstanding shares of Common Stock of Oldco (reported as a 21,667:1 stock split and reflected retroactively for all periods presented) were reported at their historical cost and the 1,601,167 shares of W3 reflected as being issued by the Company on December 21, 2005 as a corporate reorganization. In addition, the results of Oldco for all periods presented prior to the reverse acquisition are reported as the results of the Company.

The Company operates on a June 30 fiscal year end.

F–7

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Combination of Entities under Common Control

On August 26, 2006, the Company acquired 100% of the issued and outstanding shares of EXP from ADNW in exchange for issuing 28,000,000 shares of Common Stock to ADNW. In addition, on February 1, 2007, the Company acquired 100% of the issued and outstanding shares of DSS from ADNW in exchange for issuing 16,750,000 shares of Common Stock to ADNW. Since these acquisitions are with the Company’s majority shareholder, the net assets acquired are recorded at the amounts effected in ADNW’s consolidated financial statements as of July 1, 2005, and all historical financial statements for the years ended 2006 and 2007 have been retroactively restated as though the transactions had occurred on July 1, 2005 (see Note 10).

The net assets of EXP at July 1, 2005 consisted of the following:

Cash	$64,000
Other current assets	773,000
Property and equipment	177,000
Goodwill	635,000
Amortizable intangibles	2,784,000
Current liabilities	(708,000)
Other long-term liabilities	(807,000)
Net assets recorded to stockholders’ equity	$2,918,000

The net assets of DSS at July 1, 2005 consisted of the following:

Investment in non-marketable securities	$688,000
Net assets recorded to stockholders’ equity	$688,000

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Concentrations of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

F–8

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Cash and Cash Equivalents

The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At June 30, 2007, the Company had $88,000 of balances in these accounts in excess of the FDIC insurance limits. For banks outside of the United States, the Company maintains its cash accounts at financial institutions which it believes to be credit worthy.

Customers

The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure its accounts receivable. Credit risk is managed by discontinuing sales to customers who are delinquent. The Company estimates credit losses and returns based on management’s evaluation of historical experience and current industry trends. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

No customer accounted for more than 10% of the Company’s revenues during the years ended June 30, 2007 and 2006.

Segment Reporting

The Company adopted Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 requires public companies to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the product, services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company believes it operates in three segments and as such has presented additional segment disclosures (see Note 11).

Geographic Concentrations

The Company conducts business in the United States, Canada and the UK. From customers’ headquartered in their respective countries, the Company derived 20% of its revenues from the United States, and 80% from its UK operations during the year ended June 30, 2007 compared to 1% from Canada, 26% from the United States and 73% from the UK for the year ended June 30, 2006 (as restated). At June 30, 2007, the Company maintained 89% of its net property and equipment in the UK with the remaining 11% in North America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by the Company’s management include, but are not limited to, the collectibility of accounts and notes receivable, the recoverability of long-lived assets and valuation of deferred tax assets. Actual results could materially differ from those estimates.

F–9

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Fair Value of Financial Instruments

The Company’s consolidated financial instruments consist of cash, accounts receivable, notes receivable, related party loans, long-term debt, accounts payable and accrued expenses. The carrying values of such instruments classified as current, approximate their fair values as of June 30, 2007 due to their short-term maturities. The difference between the fair value and recorded values of the related party loans and long-term debt are not significant due to the lack of significant differential between current prevailing rates of similar instruments and the rates of the Company’s non-current instruments.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Available-for-Sale Investments

The Company accounts for its investments in debt and equity securities with readily determinable fair values that are not accounted for under the equity method of accounting under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”(“SFAS 115”). Management determines the appropriate classification of such securities at the time of purchase and re-evaluates such classification as of each balance sheet date. The Company classifies its marketable securities as available-for-sale under SFAS 115. Marketable securities consist of equity securities. The specific identification method is used to determine the cost basis of securities disposed of Unrealized gains and losses on the marketable securities are included as a separate component of accumulated other comprehensive income, net of tax. At June 30, 2007, investments consist of corporate stock with no unrealized gain or loss.

Inventories

Inventories are stated at the lower of cost or current estimated market value. Cost is determined using the first-in, first-out method. Inventories consist primarily of hardware that will be sold to customers. The Company periodically reviews its inventories and records a provision for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories.

F–10

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Investment in Non-Marketable Securities

DSS owns an 18.18% ownership interest in DCS, a non-public company in the UK, which it acquired for $688,000. Non-marketable securities consist of equity securities for which there are no quoted market prices. Such investments are initially recorded at their cost, subject to an impairment analysis. Such investments will be reduced if the Company receives indications that a permanent decline in value has occurred. Any decline in value of non-marketable securities below cost that is considered to be “other than temporary” will be recorded as a reduction on the cost basis of the security and will be included in the statement of operations as an impairment loss.

Subsequent to June 30, 2007, DSS sold its interest in DCS for $2,000,000 (see Note 12). As a result, this asset has been reflected as a current asset in the accompanying consolidated balance sheet.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the assets or the related lease terms. Equipment under capital lease obligations is depreciated over the shorter of the estimated useful lives of the related assets or the term of the lease. Maintenance and routine repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations.

Software Development Costs

Costs incurred to develop computer software products to be sold or otherwise marketed are charged to expense until technological feasibility of the product has been established. Once technological feasibility has been established, computer software development costs (consisting primarily of internal labor costs) are capitalized and reported at the lower of amortized cost or estimated realizable value. Purchased software development cost is recorded at its estimated fair market value. When a product is ready for general release, its capitalized costs are amortized using the straight-line method over a period of three years. If the future market viability of a software product is less than anticipated, impairment of the related unamortized development costs could occur, which could significantly impact the recorded net income (loss) of the Company.

Amortizable Intangible Assets

Amortizable intangible assets consist of completed software technology, customer relationships and automotive data services and are recorded at cost. Completed software technology and customer relationships are amortized using the straight-line method over their estimated useful lives of 8 to 10 years, and automotive data services are amortized using the straight-line method over their estimated useful lives of 20 years.

Goodwill

Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements.

F–11

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. In addition, SFAS 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition.

SFAS 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. Goodwill will be subject to impairment reviews by applying a fair-value-based test at the reporting unit level, which generally represents operations one level below the segments reported by the Company. An impairment loss will be recorded for any goodwill that is determined to be impaired. The Company performs impairment testing on all existing goodwill at least annually at June 30. Based on its analysis, the Company’s management believes that its goodwill is impaired by $3,100,000 at June 30, 2007. The impairment loss relates to ASNA, which is part of the Automotive Parts Aftermarket Sales and Service segment (see Note 11), as a result of recent operating losses. The fair value of ASNA was determined using present value techniques. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue which could result in additional impairment of goodwill in the future.

For the years ended June 30, 2006 and 2007, goodwill activity was as follows:

Balance, July 1, 2005	$22,061,000
Restatement for combination of entity under common control - EXP	635,000
Balance, July 1, 2005 and June 30, 2006 (as restated)	22,696,000
Earn-out payments to third parties related to EXP (see Note 2)	2,200,000
Effect of exchange rate changes	1,297,000
Impairment charge	(3,100,000)
Elimination of goodwill related to divesting of CSC (see Note 2)	(700,000)
Balance, June 30, 2007	$22,393,000

Long-Lived Assets

The Company’s management assesses the recoverability of long-lived assets (other than goodwill discussed above) upon the occurrence of a triggering event by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. At June 30, 2007, the Company’s management believes there is no impairment of its long-lived assets (other than goodwill discussed above). There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

F–12

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Issuance of Non-Employee Stock for Non-Cash Consideration

All issuances of the Company’s stock to non-employees for non-cash consideration have been assigned a per share amount equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares on the dates issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees”. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance with EITF 00-18, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Accordingly, software license revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product component has occurred, the fee is fixed and determinable, and collectibility is probable.

If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met. In accordance with SOP 98-9, the Company accounts for delivered elements in accordance with the residual method when arrangements include multiple product components or other elements and vendor-specific objective evidence exists for the value of all undelivered elements. Revenues on undelivered elements are recognized once delivery is complete.

In those instances where arrangements include significant customization, contractual milestones, acceptance criteria or other contingencies (which represents the majority of the Company’s arrangements), the Company accounts for the arrangements using contract accounting, as follows :

1)	When customer acceptance can be estimated, expenditures are capitalized as work in process and deferred until completion of the contract at which time the costs and revenues are recognized.

F–13

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

2)
When customer acceptance cannot be estimated based on historical evidence, costs are expensed as incurred and revenue is recognized at the completion of the contract when customer acceptance is obtained.

The Company records amounts collected from customers in excess of recognizable revenue as deferred revenue in the accompanying consolidated balance sheet.

Revenues for maintenance agreements, software support, on-line services and information products are recognized ratably over the term of the service agreement.

Advertising Expense

The Company expenses advertising costs as incurred. For the years ended June 30, 2007 and 2006, advertising expense totaled $199,000 and $211,000 (restated), respectively.

Gain on Extinguishment of Liability

The Company realized $487,000 of income from the extinguishment of sales tax liabilities for the year ended June 30, 2007, due to the expiration of the statute of limitations related to such liabilities. During June 2001, CarParts adopted a formal plan to abandon its internet retailing business and a provision was set up to cover any potential sales tax liabilities. This balance represents the portion of the potential liabilities that were never paid.

Foreign Currency

Management has determined that the functional currency of its subsidiaries is the local currency. Assets and liabilities of the UK subsidiaries are translated into U.S. dollars at the year-end exchange rates. Income and expenses are translated at an average exchange rate for the year and the resulting translation gain (loss) adjustments are accumulated as a separate component of stockholders’ equity, which totaled $1,899,000 and ($74,000) (restated) for the years ended June 30, 2007 and 2006, respectively.

Foreign currency gains and losses from transactions denominated in other than respective local currencies are included in income. The Company had no foreign currency transaction gains (losses) for all periods presented.

Comprehensive Income

Comprehensive income (loss) includes all changes in equity (net assets) during a period from non-owner sources. For the years ended June 30, 2007 and 2006, the components of comprehensive income (loss) consist of foreign currency translation gains (losses).

Income Taxes

The Company accounts for domestic and foreign income taxes under Statement of Financial Accounting Standards No. 109(“SFAS 109”), “Accounting for Income Taxes.”

F–14

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per common share are computed based on the weighted average number of shares outstanding for the year. Diluted earnings (loss) per share are computed by dividing net income (loss) by the weighted average shares outstanding assuming all potential dilutive common shares were issued. During periods in which the Company incurs losses, Common Stock equivalents, if any, are not considered, as their effect would be anti-dilutive. The Company has no dilutive securities for the years ended June 30, 2007 and 2006.

The following is a reconciliation of the numerator and denominators of the basic and diluted earnings (loss) per share computation for the years ended June 30:

		(As Restated)
	2007	2006
Numerator for basic and diluted loss per share :
Net loss available to common stockholders	$(3,488,000)	$(1,280,000)

Denominator for basic and diluted loss per common share :
Weighted average number of shares of common stock outstanding	79,828,912	78,401,233
Net loss per common share available to common stockholders - basic and diluted	$(0.04)	$(0.02)

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” which defines the threshold for recognizing the benefits of tax return positions as well as guidance regarding the measurement of the resulting tax benefits. FIN 48 requires a company to recognize for financial statement purposes the impact of a tax position if that position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). FIN 48 will be effective as of the beginning of the Company’s fiscal year ending June 30, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

F–15

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”),”Fair Value Measurements,” to define fair value, establish a framework for measuring fair value and expand disclosures about fair value measurements. This statement provides guidance related to the definition of fair value, the methods used to measure fair value and disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS 159”),”The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. SFAS 159 would create a fair value option of accounting for qualifying financial assets and liabilities under which an irrevocable election could be made at inception to measure such assets and liabilities initially and subsequently at fair value, with all changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact that the adoption of SFAS 159 will have on its consolidated financial position, results of operations and cash flows.

NOTE 2. Acquisitions and Divestitures

Euro Software Services Limited

On January 17, 2006, the Company acquired 100% of the outstanding Common Stock of Euro Software Services Limited (“EuroSoft”) from a third party for 500,000 shares of its unregistered Common Stock valued at $1.06 per share (based on the closing price at the date of the transaction). As Euro Soft had no operations, customers, accounts receivable or accounts payable at that date, the Company considered the transaction an acquisition of software licenses totaling $530,000.

On June 10, 2006, the Company sold 100% of the outstanding Common Stock of Euro Soft (which by then had its own operations) to a third party for $450,000 in cash and $950,000 in a non-interest bearing note due in installments of cash or publicly traded buyer stock of $450,000 in December 2006 and $500,000 in June 2007. The initial cash payment of $450,000 and the fiscal 2007 installments of $950,000 were paid by the third party directly to ADNW in satisfaction of advances to the Company from ADNW.

The operations of Euro Soft and its subsequent sale are considered discontinued operations.

The sale of Euro Soft resulted in a gain on the sale of discontinued operations as follows:

F–16

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Accounts receivable sold	$880,000
Software licenses sold	530,000
Accounts payable assumed	(240,000)
Income taxes payable assumed	(192,000)
Net assets sold	978,000
Consideration received	1,400,000
Pre-tax gain on sale of discontinued operations	$422,000
Income taxes	(127,000)
Gain on sale of discontinued operations, net of tax	$295,000

Included in discontinued operations of the Company are the following results of EuroSoft between January 17, 2006 and June 10, 2006 :

Revenues	$880,000
Cost of sales	240,000
Income from operations	640,000
Income taxes	192,000
Income from discontinued operations, net of tax	$448,000

EXP Dealer Software Limited

The acquisition was recorded as a combination of an entity under common control (see Note 1).

During the year ended June 30, 2007, ADNW made earn-out payments on behalf of the Company to the previous owners of Anka totaling $1,500,000 pursuant to the original acquisition agreement between ADNW and the previous owners. Such payments were recorded as goodwill. There are no additional potential earn-out payments under the acquisition agreement.

Dealer Software and Services Limited

This acquisition was recorded as a combination of an entity under common control (see Note 1). DSS had a wholly owned subsidiary, Consolidated Software Capital Limited (“CSC”).

During the year ended June 30, 2007, ADNW made earn-out payments on behalf of the Company to the previous owners of CSC totaling $700,000 related to the original CSC acquisition by ADNW under the acquisition agreement. Such payments were recorded as goodwill. There are no additional potential earn-out payments under the acquisition agreement.

On June 17, 2007, DSS sold all of its CSC shares for a note receivable of $865,000. This note has the following terms: $432,750 is due 180 days from the date of disposal with the final payment becoming due 360 days from disposal. The $865,000 is reported as a note receivable in the accompanying consolidated balance sheet.

The operations of CSC are considered discontinued operations.

The sale of CSC resulted in a loss on the sale of discontinued operations as follows:

F–17

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Accounts receivable sold	$933,000
Goodwill written off	700,000
Accounts payable assumed	(68,000)
Deferred revenue assumed	(322,000)
Net assets sold	1,243,000
Consideration received	865,000
Loss on sale of discontinued operations	$378,000

Included in discontinued operations of the Company are the following results of CSC between July 1, 2006 and June 17, 2007(there was no operating activity in this entity prior to July 1, 2006):

Revenues	$611,000
Cost of sales	68,000
Income from operations	543,000
Income taxes	-
Income from discontinued operations, net of tax	$543,000

NOTE 3. Transactions with Parent Company

The Company transferred its note receivable with a related party known as MAM North America, Inc. (“MAM North America”) in the amount of $510,000 to ADNW. ADNW agreed to accept the assignment for all the issued shares of MAM North America from the Company and repaid the $510,000 note receivable on October 1, 2005 by allowing the Company to reduce its balance of loans due to ADNW.

From time to time ADNW makes advances to or borrows funds from the Company. The net balance of such advances/(loans), totaling $264,000 at June 30, 2007 and ($14,000) at June 30, 2006, are non-interest bearing and currently have no specified due date.

NOTE 4. Property and Equipment

Property and equipment consist of the following as of June 30, 2007:

Leasehold improvements	$172,000
Computer and office equipment	314,000
Equipment under capital leases	54,000
Furniture and equipment	469,000
1,009,000
Less : Accumulated depreciation	(650,000)
$359,000

Depreciation expense on fixed assets for the years ended June 30, 2007 and 2006 was $162,000 and $329,000 (restated), respectively.

F–18

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

NOTE 5. Intangible Assets

Intangible assets consist of the following as of June 30, 2007:

Assets not subject to amortization :
Goodwill	$22,393,000
Assets subject to amortization:
Completed software technology (9-10 years useful life)	$4,886,000
Customer contracts / relationships (10 years useful life)	5,837,000
Automotive data services (20 years useful life)	391,000
11,114,000
Less : Accumulated amortization	(3,620,000)
Amortizable intangible assets, net	$7,494,000

Software development costs	$2,458,000
Less : Accumulated amortization	(1,157,000)
Software development costs, net	$1,301,000

For the years ended June 30, 2007 and 2006, the Company recognized amortization expense on its software development costs and other amortizable intangible assets of $1,785,000 and $1,392,000 (restated), respectively.

Estimated future amortization of software development costs and intangibles is as follows:

Years Ending June 30,
2008	$1,949,000
2009	1,561,000
2010	1,312,000
2011	1,173,000
2012	1,112,000
Thereafter	1,688,000
Total	$8,795,000

NOTE 6. Long-Term Debt and Accrued Interest

Long-term debt and accrued interest consists of the following as of June 30, 2007:

•
Notes payable to former owners of acquired businesses bearing interest at 8% per annum, payable in monthly installments of principal and interest of $11,098 and increasing periodically to $20,905 through May 2007, at which time the remaining balance is due, secured by certain assets of the Company:

This note was repaid after June 30, 2007 (see Note 12).	$479,000

F–19

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

•
Notes payable to former owners of acquired business, bearing interest at 9% per annum, payable in monthly installments of principal and interest of $13,177 through May 2007, secured by certain assets of the Company:

This note was repaid after June 30, 2007 (see Note 12).	186,000
Accrued interest	69,000
Other	15,000
749,000
Less : Current portion	745,000
$4,000

During the year ended June 30, 2007, the Company issued a note holder 300,000 shares of Common Stock totaling $144,000 (valued at the closing price of the Common Stock on the date of the transaction), as a partial conversion of the 8% note payable balance.

F–20

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Future maturities of long-term debt at June 30, 2007 are as follows:

Years Ending June 30,

2008	$745,000
2009	4,000
Total	$749,000

NOTE 7. Income Taxes

The Company has United States federal and state tax net operating loss carry-forwards available for future periods of approximately $50 million at June 30, 2007, expiring through 2026. As a result of the changes in the ownership of the Company, as defined in Section 382 of the Internal Revenue Code, there may be limitations on the amount of net operating loss carry-forwards that may be utilized in the future, estimated at $11 million.

The provision for income taxes consists of the following for the years ended June 30, 2007 and 2006:

	2007
	USA Federal	USA State	UK Corporate	Total
Current	$50,000	$63,000	$927,000	$1,040,000
Deferred	—	—	—	—
Total	$50,000	$63,000	$927,000	$1,040,000

	2006
	USA Federal	USA State	UK Corporate	Total
Current	$—	$—	$758,000	$758,000
Deferred	—	—	—	—
Total	$—	$—	$758,000	$758,000

The tax effects of temporary differences and carry-forwards that give rise to significant portions of deferred tax assets consist of the following at June 30, 2007:

Deferred tax assets :
Net operating loss carry-forwards	$6,730,000
Deferred revenue	731,000
Reserves and accruals	1,650,000
Total deferred tax assets	9,111,000
Deferred tax liabilities :
Other acquired amortizable intangibles	(2,573,000)
Software development costs	(455,000)
Depreciation and amortization	(319,000)
State taxes	(351,000)
Total deferred tax liabilities	(3,698,000)
Valuation allowance	(6,293,000)
Net deferred tax liabilities	$(880,000)

F–21

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

The Company believes that uncertainty exists with respect to future realization of the U.S. deferred tax assets and has established valuation allowance for the full amount as of June 30, 2007. The Company established an allowance of approximately $4.1 million when it purchased CarParts Technologies.

The provision (benefit) for income taxes for the years ended June 30, 2007 and 2006 differs from the amount computed by applying the U.S. Federal income tax rates to net loss from continuing operations before taxes as a result of the following:

	June 30,	June 30,
	2007	2006

Taxes at statutory rates applied to loss from continuing operations before taxes	$(889,000)	$(443,000)
State taxes, net of federal effect	(165,000)	(68,000)
Non-deductible goodwill impairment	1,240,000	-
Other non-deductible expenses	40,000	30,000
Differential in UK corporate tax rate	(182,000)	(117,000)
Income generated in tax-free location	(294,000)	-
Change in valuation allowance	1,290,000	1,356,000
Total adjustments	1,929,000	1,201,000
Provision for income taxes	$1,040,000	$758,000

The Company does not intend to repatriate any earnings from the UK subsidiaries to the United States.

NOTE 8. Commitments and Contingencies

Legal Matters

From time to time, the Company is subject to various legal claims and proceedings arising in the ordinary course of business. The ultimate disposition of these proceedings could have a materially adverse effect on the consolidated financial position or results of operations of the Company.

(1)
On February 14, 2007, the Company was informed of a verdict against CarParts Technologies, Inc. (“CarParts”) in favor of Aidan McKenna in litigation in the Court of Common Pleas of Allegheny County, Pennsylvania. The judgment was for the principal amount of $3,555,000 and stems from a complaint filed by Mr. McKenna on November 13, 2002 regarding an asset purchase transaction. That judgment also terminated the Company’s counter-claim against Mr. McKenna alleging breach of contract. CarParts is now known as ASNA Tire Management, Inc. (“ASNA Tire”). ASNA Tire is a wholly owned subsidiary of Aftersoft Network N.A, Inc., which, in turn, is a wholly owned subsidiary of the Company.

In a companion case to the aforementioned action, Mr. McKenna filed a Request for Entry of Sister State Judgment in the Superior Court of California for Orange County seeking the enforcement of his Pennsylvania judgment against CarParts in Orange County, California. In response, CarParts filed a Motion to Vacate Entry of Judgment on Sister State Judgment or to Stay Enforcement of Judgment. The hearing on that motion was set for and heard on September 7, 2006. At the hearing, CarParts’ motion was denied.

F–22

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

In September 2006, Mr. McKenna filed another action in the Court of Common Pleas of Allegheny County, Pennsylvania. This new action sought to enforce Mr. McKenna’s previously described judgment against CarParts against several new entities, including ASNA Tire Management, Inc., ASNA Warehouse Distribution Management, Inc., ASNA Autoservice, Inc., Auto Data Network, Inc. and the Company. This new action alleged that all of these entities were liable for payment of Mr. McKenna’s judgment against CarParts.

On August 1, 2007 the Company and Mr. McKenna entered into an agreement that settled this outstanding case. The agreement provided that the Company would pay Mr. McKenna $2,000,000 in cash, $825,000 in the form of a promissory note with an interest rate of 8% amortized in equal payments over a 24-month period, and in addition would issue Mr. McKenna 1,718,750 shares of Common Stock of the Company, which represented an aggregate number of shares of Common Stock of the Company that the parties determined fairly represented $825,000 (assuming a value of $0.48 per share of Common Stock, the closing price of the Company’s Common Stock on the date of settlement). Mr. McKenna was also entitled to warrants to purchase an equivalent number of shares of Common Stock at the same price, which was valued at $412,000 (using the Black-Scholes valuation model) and recorded as an additional litigation cost for the year ended June 30, 2007. Upon entering this agreement all parties agreed to drop the ongoing appeal and the Company agreed to withdraw all existing litigation and agreement with McKenna on September 6, 2007 and revised its litigation accrual to $3,650,000 to reflect the settlement. The increase in the accrual of $2,350,000 was recorded in litigation costs in the accompanying consolidated statement of operations. The shares were issued in fiscal 2008 (see Note 12).

Additionally the Company entered into a settlement agreement with Mr. Arthur Blumenthal, a former shareholder in Anderson BDG Inc, who was owed amounts from the Company for the acquisition of a subsidiary. The Company renegotiated the agreement with Mr. Blumenthal, the terms of which required the Company to make a payment of $50,000 cash and the issuance to Mr. Blumenthal and registration of 300,000 shares of the Company’s Common Stock, which were issued in fiscal 2007 and valued at $0.48 per share or $144,000. The Company subsequently completely settled the lawsuit with Mr. Blumenthal and the retirement of his notes payable for $948,000 in cash in fiscal 2008 (see Note 12).

(2)
Homann Tire LTD (“Homann”) filed a complaint against the Company’s subsidiary ASNA Tire in California District Court on August 11, 2005 regarding the Company’s obligations pursuant to a software license agreement that it entered into with Homann on October 18, 2002.

The Company started to implement the system but full installation was never completed and Homann moved to another system six months later. During depositions pursuant to this case, the Company successfully negotiated an agreement with Homann on March 29, 2007. The terms of the agreement call for a settlement payment to Homann of $150,000 (which was recorded in litigation costs in the accompanying consolidated statement of operations in fiscal 2007), bearing interest at 8% per annum. Payment of $25,000 cash was made in April 2007. The remaining balance of $125,000 is recorded in accrued litigation costs, payable in April 2009, and the Company expects to be able to pay for this from free cash flow at that time. Interest on the note payable is payable in monthly installments of $833.

F–23

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Delaware. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. In connection with its customers’ contracts, the Company indemnifies its customers in case the software sold violates any US patent. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

Operating Leases

The Company leases its facilities and certain equipment pursuant to month-to-month and non-cancelable operating lease agreements that expire on various dates through August 2011. Terms of the leases provide for monthly payments ranging from $500 to $13,500. For the years ended June 30, 2007 and 2006, the Company incurred rent expense totaling approximately $668,000 and $737,000 (restated), respectively. Future annual minimum payments under non-cancelable operating leases are as follows:

Years Ending June 30,
2008	$472,000
2009	256,000
2010	140,000
2011	131,000
2012	48,000
Thereafter	30,000
$1,077,000

NOTE 9. Stockholders’ Equity

During the year ended June 30, 2006, the Company issued 1,601,167 shares in the W3 reorganization (see Note 1).

In 2006, 470,000 shares of Common Stock were issued to a consultant valued at $1.06 per share, for services relating to the W3 Group reverse merger and reported in general and administrative expenses.

The Company acquired software licenses in its transaction with Euro Soft during 2006. The consideration was satisfied by the issuance of 500,000 Common Stock of the Company, valued at $1.06 per share (see Note 2).

F–24

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

During the year ended June 30, 2007, the Company issued 28,000,000 shares for the acquisition of EXP and 16,750,000 shares for the acquisition of DSS (see Note 1).

The Company also issued 300,000 shares to debt providers to reduce the note payable by $144,000 (see Notes 6 and 8). These shares were issued at the market price of $0.48 per share. The Company also issued 6,217 shares to consultants for services provided. These shares were issued at the market price of $0.50 per share.

NOTE 10. Restatement of Previously Issued Financial Statements

The following tables present a summary of the effects of the restatement adjustments on the Company’s consolidated statements of operations and cash flows for the year ended June 30, 2006:

Consolidated statement of operations for the year ended June 30, 2006 (in thousands, except share data):

	As previously Reported	*Adjustments	As Restated
Revenues	$19,261	$4,218	$23,479
Cost of revenues	9,746	1,010	10,756
Gross Profit	9,515	3,208	12,723

Operating Expenses
Research and development	3,089	478	3,567
Sales and marketing	1,904	449	2,353
General and administrative	4,489	1,950	6,439
Depreciation and amortization	1,275	446	1,721
Total Operating Expenses	10,757	3,323	14,080

Operating Loss	(1,242)	(115)	(1,357)

Other Income (Expense)
Interest expense	(130)	(24)	(154)
Gain on disposal of assets	224	-	224
Other, net	20	2	22
Total Other Income (Expense)	114	(22)	92

Pre-Tax Loss from continuing operations	(1,128)	(137)	(1,265)

Provision for income taxes	587	171	758
Loss from continuing operations	(1,715)	(308)	(2,023)

Income from discontinued operations, net of tax	448	-	448
Gain on sale of discontinued operations	295	-	295
Net Loss	(972)	(308)	(1,280)

Foreign currency translation adjustment	(86)	12	(74)
Total Comprehensive Loss	$(1,058)	$(296)	$(1,354)

Loss per share attributed to common stockholders - basic and diluted
Net loss from continuing operations	$(0.05)		(0.03)
Discontinued operations	0.02		0.01
Net Loss	$(0.03)		(0.02)
Weighted average number of shares of common stock outstanding -basic and diluted	33,651,233	44,750,000	78,401,233

F–25

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

*	Adjustments represent the historical operations of EXP Dealer Software Limited and Dealer Software and Services Limited for the year ended June 30, 2006.

Consolidated statement of cash flows for the year ended June 30, 2006 (in thousands):

	As previously Reported	*Adjustments	As Restated
Cash flows from operating activities

Net loss	$(972)	$(308)	$(1,280)
Adjustment to reconcile net loss to cash provided by operating activities :
Depreciation and amortization	1,275	446	1,721
Gain on sale of property and equipment	(224)	-	(224)
Gain on sale of discontinued operations	(422)	-	(422)
Common stock issued for consulting services	499	-	499
Changes in operating assets and liabilities (net of the effect of acquisitions and divestitures) :
Accounts receivable	(752)	(654)	(1,406)
Inventories	112	(3)	109
Prepaid expenses and other assets	(126)	39	(87)
Accounts payable	18	(70)	(52)
Taxes payable	780	124	904
Deferred revenue	(305)	611	306
Accrued expenses and other liabilities	1,587	(146)	1,441
Net cash provided by operating activities	1,470	39	1,509

Cash flows from investing activities :

Purchase of property and equipment	(62)	(68)	(130)
Proceeds from the sale of property and equipment	103	-	103
Capitalized software development costs	(551)	-	(551)
Net cash used in investing activities	(510)	(68)	(578)

Cash flows from financing activities :

Proceeds from related party advances	617	-	617
Payment on long-term debt	(1,043)	-	(1,043)
Payment to related party under advances	(219)	-	(219)
Net cash used in financing activities	(645)	-	(645)

Effect of exchange rate changes	(86)	-	(86)

Net increase (decrease) in cash	229	(29)	200

Cash at beginning of period	194	64	258

Cash at end of period	$423	$35	$458

F–26

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

NOTE 11. Segment Information

The Company operates in three segments (organized around differences in products and services), as follows:

•
Automotive Parts Aftermarket Sales and Service - consisting of the operations of MAM and ASNA. MAM and ASNA are combined because their products, development processes and customers are the same. They utilize the same sales force and share marketing information and product brochures. This segment provides business management software and services to businesses engaged in the automotive aftermarket in the US and the UK.

•
Automotive Dealer Management Software - consisting of the operations of MMI Automotive which provides software products and services to automotive dealerships to help increase business efficiency and profitability.

•	On-Line Service Business - consisting of the operations of Anka, which is an advertising and design business serving the automotive and technology sectors.

The “Unallocated and Other” category includes the results for Aftersoft Group, Inc., Aftersoft Group (UK) Limited and other unallocated items.

	Year Ended	Restated (see Notes 1 and 10) Year Ended
	June 30,	June 30,
(In Thousands)	2007	2006
Revenue
Automotive Parts Aftermarket Sales and Service	$20,217	$19,261
Automotive Dealer Management Software	3,721	4,218
On-Line Service Business	2,840	-
Consolidated	26,778	23,479

Operating income (loss)
Automotive Parts Aftermarket Sales and Service	$(1,415)	$573
Automotive Dealer Management Software	(608)	(115)
On-Line Service Business	1,222	-
Unallocated and Other	178	(1,815)
Consolidated	(623)	(1,357)

Depreciation and amortization
Automotive Parts Aftermarket Sales and Service	$1,462	$1,275
Automotive Dealer Management Software	485	446
On-Line Service Business	-	-
Unallocated and Other	-	-
Consolidated	1,947	1,721

F–27

AFTERSOFT GROUP, INC.
Notes to the Consolidated Financial Statements (cont’d)
June 30, 2007 and 2006

Total assets
Automotive Parts Aftermarket Sales and Service	$30,859
Automotive Dealer Management Software	3,806
On-Line Service Business	2,663
Unallocated and Other	1,818
Consolidated	39,146

Substantially all capitalized software development costs and purchases of property and equipment are within the Automotive Parts Aftermarket Sales and Service segment.

NOTE 12. Subsequent Events

In July 2007, the Company raised $2,500,000 through an equity offering of its Common Stock which was matched by an equivalent issue of warrants. The Company issued a total 5,208,337 shares of Common Stock at $0.48 and 5,208,337 warrants to purchase Common Stock at $1.00.

On July 3, 2007, the Company repaid all of its notes payable to former owners of acquired businesses along with accrued interest (see Note 6).

On July 30, 2007, DSS sold its investment in DCS to a third party for $2,000,000 recognizing a gain of $1,312,000 in the first quarter of fiscal 2008.

The Company finalized its agreement with Mr. McKenna on September 6, 2007 (see Note 8), whereby it paid the cash settlement of $2,000,000 and issued Mr. McKenna 1,718,750 shares of Common Stock of the Company and a warrant to purchase an equivalent number of shares of Common Stock at the same price.

On June 29, 2007, the Company granted to a holder of 2,124,098 shares of ADNW preferred stock, which is convertible into 7,231,622 shares of Common Stock of ADNW (representing approximately 10% of the fully diluted shares of ADNW), certain exchange rights. The preferred shareholder agreed to waive anti-dilution rights it held in ADNW for the right to exchange the preferred shares for 6,402,999 units of the Company. The units have the same terms as the equity offering sold in July, 2007 (see above) - one share of Company Common Stock, and a five-year warrant to purchase one share of Company Common Stock exercisable at $1.00. The Company has received notice that the preferred shareholder intends to complete the exchange by October 15, 2007.

F–28

AFTERSOFT GROUP, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

December 31,
(In thousands, except share and per share data)	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,606
Accounts receivable, net of allowance of $186	3,171
Inventories	550
Other	437
Total Current Assets	8,764
Property and equipment, net	240
OTHER ASSETS
Goodwill	20,056
Amortizable intangible assets, net	4,971
Software development costs, net	1,516
Investments in available-for-sale securities	3,062
Amount due from parent company	2,372
Debt issuance costs, net	516
Long-term receivable and other	1,763
Total Other Assets	34,256
TOTAL ASSETS	$43,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,020
Accrued expenses	3,362
Payroll and other taxes	694
Current portion of long-term debt	420
Current portion of deferred revenue	635
Taxes payable	622
OTHER CURRENT LIABILITIES	425
Total Current Liabilities	8,178

LONG-TERM LIABILITIES
Deferred revenue, net of current portion	652
Deferred income taxes	880
Long-term debt, net of current portion and debt discount	4,375
Long-Term Liabilities	5,907

Total Liabilities	14,085
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, none issued and outstanding	-
Common stock, par value $0.0001 per share, 100,000,000 shares authorized, 85,335,721 shares issued and outstanding	9
Additional paid-in capital	29,797
Accumulated other comprehensive income	2,141
Accumulated deficit	(2,772)
Total Stockholders’ Equity	29,175
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$43,260

The Accompanying Notes Are an Integral Part of these Unaudited Consolidated Financial Statements

F–29

AFTERSOFT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
(In Thousands except for share and per share data)	2007	2006	2007	2006
Revenues	$5,645	$5,670	$11,000	$10,109
Cost of revenues	2,508	2,561	5,167	4,935
Gross profit	3,137	3,109	5,833	5,174

Operating expenses
Research and development	766	671	1,458	1,346
Sales and marketing	661	447	1,189	909
General and administrative	2,254	687	3,564	1,096
Depreciation and amortization	327	392	682	757
Total operating expenses	4,008	2,197	6,893	4,108

Operating (loss) income	(871)	912	(1,060)	1,066

Other income (expense)
Gain on extinguishment of liability	-	-	-	487
Interest expense	(64)	(50)	(82)	(72)
Loss on disposal of property and equipment		-		-
Reduction in litigation settlement	76	-	76	-
Gain on sale of investment in non-marketable securities	-	-	1,312	-
Other, net	1	2	(1)	12
Total other income (loss), net	13	(48)	1,305	427

Income (loss) before provision for income taxes	(858)	864	245	1,493

Provision for income taxes	216	90	388	185
Income (loss) from continuing operations	(1,074)	774	(143)	1,308
Income (loss) from discontinued operations	(23)	50	14	337
Loss on sale of discontinued operations	(26)	-	(26)	-
Net income (loss)	(1,123)	824	(155)	1,645
Foreign currency translation gain	238	703	618	1,657

Total comprehensive income (loss)	$(885)	$1,527	$463	$3,302

Earnings (loss) per share attributed to common stockholders - basic and diluted
Continuing Operations	$(0.01)	$0.01	$-	$0.02
Discontinued Operations	$-	$-	$-	$-
	$(0.01)	$0.01	$(0.00)	$0.02
Earnings per share attributed to common stockholders - basic and diluted	85,787,724	63,071,167	85,787,724	60,587,495

The Accompanying Notes Are an Integral Part of these Unaudited Consolidated Financial Statements

F–30

AFTERSOFT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended December 31,
(In Thousands)	2007	2006
Cash flows from operating activities:

Net (loss) income	$(155)	$1,645
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	869	998
Gain on extinguishment of liability	-	(487)
Loss on disposition of property and equipment	-	4
Gain on sale of investments in nonmarketable securities	(1,312)	-
Payment of litigation costs	(2,000)	-
Loss on sale of discontinued operations	26	-
Gain on modification of debt settlement	(123)	-
Warrants issued for services	27	-
Changes in operating assets and liabilities (net of effect of acquisitions and divestitures):
Accounts receivable	(895)	(1,113)
Inventories	(217)	(298)
Prepaid expenses and other assets	160	127
Accounts payable	(509)	825
Net (advances to) repayments from parent company relating to operating activities	(2,108)	(108)
Accrued expenses and other liabilities	2,758	(161)
Deferred revenue	401	(414)
Taxes payable	200	145
Net cash (used in) provided by operating activities	(2,878)	1,163

Cash flows from investing activities:
Purchase of property and equipment	(113)	(113)
Proceeds from the sale of investments is non-marketable securities	2,000	-
Capitalized software development costs	(396)	(370)
Net cash provided by (used in) investing activities	1,491	(483)

Cash flows from financing activities:
Proceeds from sale of common stock, net of cash issuance costs	2,037	-
Proceeds from long-term debt, net of cash issuance costs	4,359	-
Payments on long-term debt	(875)	(10)
Net cash provided by (used in) financing activities	5,521	(10)

Effect of exchange rate changes	(36)	(114)
Cash divested in discontinued operations	(157)	-
Net increase (decrease) in cash and cash equivalents	3,941	556
Cash, beginning of period	665	458
Cash, end of period	$4,606	$1,014

(continued)

The Accompanying Notes Are an Integral Part of these Unaudited Consolidated Financial Statements

F–31

AFTERSOFT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended December 31,
(In Thousands)	2007	2006
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$66	72
Income taxes	$270	427

Supplemental disclosures of non-cash investing and financing activities:
Shares issued for accrued litigation costs	$825	-
Value of shares returned in revised litigation settlement	$275	-
Value of warrants issued in revised litigation settlement	$152	-
Value of warrants issued for debt discount/debt issuance costs	910	-

Divestiture of MMI (see Note 8):
Cash	$157
Accounts receivable	439
Inventory	6
Other	27
Current Assets	629
Property and equipment	156
Other long term assets	219
Goodwill	723
Intangible assets	2,242
Total Assets	3,969
Liabilities Assumed	(1,739)
Net assets divested	2,230
Proceeds received	0
Loss on Disposal	$2,230

Divestiture of EXP (see Note 8):
Accounts receivable	$1,050
Investments in available for sale securities	369
Current Assets	1,419
Goodwill	1,640
Total Assets	3,059
Liabilities Assumed	(1,405)
Net assets divested	1,654
Proceeds received:
Investments in available for sale securities	2,334
Receivable from buyer	1,707
Gain on Disposal	$2,387

Divestiture of note receivable of $865,000 for an investment in available for sale securities of $682,000 as part of the divestitures of EXP and MMI (see Note 3).

The Accompanying Notes Are an Integral Part of these Unaudited Consolidated Financial Statements

F–32

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. MANAGEMENT’S REPRESENTATION

The consolidated financial statements included herein have been prepared by Aftersoft Group, Inc. (“Aftersoft Group” or the “Company”), without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America has been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the three and six months ended December 31, 2007 are not necessarily indicative of the results that may be expected for the year ending June 30, 2008. It is suggested that the consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007.

NOTE 2. NATURE OF BUSINESS

Basis of Presentation

Aftersoft Group, Inc. is a subsidiary of Auto Data Network, Inc. (“ADNW”), which owns approximately eighty three percent (83%) of the Company’s outstanding Common Stock.

Aftersoft Group is a provider of business and supply chain management solutions primarily to automotive parts manufacturers, retailers, tire and service chains, independent installers and wholesale distributors in the automotive aftermarket. The Company conducts its businesses through wholly owned subsidiaries with operations in Europe and North America. MAM Software Limited (“MAM”) is based in Sheffield, U.K. and Aftersoft Network, NA, Inc. (“ASNA”) has offices in Dana Point, California, Allentown, Pennsylvania and Wintersville, Ohio.

EXP Dealer Software Services Limited (“EXP”) is comprised of MMI Automotive Limited (“MMI”), based in Wiltshire, U.K., Anka Design Limited, (“Anka”) based in Chester, U.K., and Dealer Software Services Limited (“DSS”), an inactive company, which were all sold during the period, and are included as Discontinued Operations in the Consolidated Financial Statements (see Note 3).

In December 2005, W3 Group, Inc. (“W3”) consummated a reverse acquisition and changed its corporate name to Aftersoft Group, Inc. W3 was initially incorporated in February 1988 in Colorado and changed its state of incorporation to Delaware in May 2003. On December 21, 2005, an Acquisition Agreement (the “Agreement”) was consummated among W3, a separate Delaware corporation named Aftersoft Group, Inc. (“Oldco”) and ADNW in which W3 acquired all of the issued and outstanding shares of Oldco in exchange for issuing 32,500,000 shares of Common Stock of W3, par value $0.0001 per share (the “Common Stock”), to ADNW, which was then the sole shareholder of the Company. At the time of the acquisition, W3 had no business operations. Concurrent with the acquisition, W3 changed its name to Aftersoft Group, Inc. and its corporate officers were replaced. The Board of Directors of the Company appointed three additional directors designated by ADNW to serve until the next annual election of directors. As a result of the acquisition, former W3 shareholders owned 1,601,167, or 4.7% of the 34,101,167 total issued and outstanding shares of Common Stock and ADNW owned 32,500,000 or 95.3% of the Company’s Common Stock. On December 22, 2005, Oldco changed its name to Aftersoft Software, Inc. and is currently inactive.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Combination of Entities under Common Control

On August 26, 2006, the Company acquired 100% of the issued and outstanding shares of EXP from ADNW in exchange for issuing 28,000,000 shares of Common Stock to ADNW. In addition, on February 1, 2007, the Company acquired 100% of the issued and outstanding shares of DSS from ADNW in exchange for issuing 16,750,000 shares of Common Stock to ADNW. Since these acquisitions were with the Company’s majority shareholder, the net assets acquired are recorded at the amounts reflected in ADNW’s consolidated financial statements as of July 1, 2005, and all historical financial statements for the years ended 2006 and 2007 have been retroactively restated as though the transactions had occurred on July 1, 2005.

The net assets of EXP at July 1, 2005 consisted of the following:

Cash	$64,000
Other current assets	773,000
Property and equipment	177,000
Goodwill	635,000
Amortizable intangibles	2,784,000
Current liabilities	(708,000)
Other long-term liabilities	(807,000)
Net assets recorded to stockholders’ equity	$2,918,000

The net assets of DSS at July 1, 2005 consisted of the following:

Investment in non-marketable securities	$688,000
Net assets recorded to stockholders’ equity	$688,000

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Concentrations of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At December 31, 2007, the Company did not have any balances in these accounts in excess of the FDIC insurance limits. For banks outside of the United States, the Company maintains its cash accounts at financial institutions it believes to be credit worthy.

Customers

The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure its accounts receivable. Credit risk is managed by discontinuing sales to customers who are delinquent. The Company estimates credit losses and returns based on management’s evaluation of historical experience and current industry trends. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

No customer accounted for more than 10% of the Company’s revenues during the three and six months ended December 31, 2007 and 2006.

Geographic Concentrations

The Company conducts business in the United States, Canada, United Kingdom (“UK”) and the rest of Europe. From customers headquartered in their respective countries, the Company derived 25% of its continuing revenues from the United States and 75% from its UK operations during the quarter ended December 31, 2007, compared to 20% from the United States, 71% from the UK and 9% of its revenues from the rest of Europe for the quarter ended December 31, 2006. As of December 31, 2007, the Company maintains 78% of its net property and equipment in the UK with the remaining 22% in North America.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by the Company’s management include, but are not limited to, the collectibility of receivables, realizability of inventories, recoverability of long-lived assets, and valuation of deferred tax assets. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, investments in available-for-sale securities, long-term debt, accounts payable and accrued expenses. The carrying values of such instruments classified as current approximate their fair values as of December 31, 2007 due to their short-term maturities and the lack of significant differential between current prevailing rates of similar instruments and the rates of the Company’s non-current instruments.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Inventories

Inventories are stated at the lower of standard cost or current estimated market value. Cost is determined using the first-in, first-out method. Inventories consist primarily of hardware that will be sold to customers. The Company periodically reviews its inventories and records a provision for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories.

Investment in Non-Marketable Securities

DSS owned an 18.18% ownership interest in DCS Automotive Ltd, a non-public company in the UK, which it acquired for $688,000. Non-marketable securities consist of equity securities for which there are no quoted market prices. Such investments were initially recorded at their cost, subject to an impairment analysis. Such investments will be reduced if the Company receives indications that a permanent decline in value has occurred. Any decline in value of non-marketable securities below cost that is considered to be “other than temporary” will be recorded as a reduction on the cost basis of the security and will be included in the consolidated statement of operations as an impairment loss.

During the six months ended December 31, 2007, the Company sold its non-marketable investment to a third party for $2,000,000, generating a gain of $1,312,000.

Available-for-Sale Investments

The Company accounts for its investments in debt and equity securities with readily determinable fair values that are not accounted for under the equity method of accounting under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Management determines the appropriate classification of such securities at the time of purchase and re-evaluates such classification as of each balance sheet date. Restricted securities are valued at the quoted market bid price and discounted for the required holding period until the securities can be liquidated. The Company classifies its marketable securities as available-for-sale under SFAS 115. Marketable securities consist of equity securities. The specific identification method is used to determine the cost basis of securities disposed of. Available-for-sale securities with quoted market prices are adjusted to their fair value. Any change in fair value during the period is excluded from earnings and recorded, net of tax, as a component of accumulated other comprehensive income (loss). Any decline in value of available-for-sale securities below cost that is considered to be “other than temporary” is recorded as a reduction of the cost basis of the security and is included in the statement of operations as an impairment loss. At December 31, 2007, investments consist of corporate stock with no unrealized gain or loss.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the assets or the related lease terms. Equipment under capital lease obligations is depreciated over the shorter of the estimated useful lives of the related assets or the term of the lease. Maintenance and routine repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations. Depreciation expense from continuing operations was $59,000 and $43,000 for the six months ended December 31, 2007 and 2006, respectively, and $30,000 and $25,000 for the three months ended December 31, 2007 and 2006, respectively.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Software Development Costs

Costs incurred to develop computer software products to be sold or otherwise marketed are charged to expense until technological feasibility of the product has been established. Once technological feasibility has been established, computer software development costs (consisting primarily of internal labor costs) are capitalized and reported at the lower of amortized cost or estimated realizable value. Purchased software development cost is recorded at its estimated fair market value. When a product is ready for general release, its capitalized costs are amortized using the straight-line method over a period of three years. If the future market viability of a software product is less than anticipated, impairment of the related unamortized development costs could occur, which could significantly impact the recorded net income of the Company. Amortization expense from continuing operations was $92,000 and $184,000 for the three months ended December 31, 2007 and 2006, respectively, and $224,000 and $337,000 for the six months ended December 31, 2007 and 2006, respectively.

Amortizable Intangible Assets

Amortizable intangible assets consist of completed software technology, customer relationships and automotive data services and are recorded at cost. Completed software technology and customer relationships are amortized using the straight-line method over their estimated useful lives of 8 to 10 years, and automotive data services are amortized using the straight-line method over its estimated useful life of 20 years. Amortization expense from continuing operations on amortizable intangible assets was $205,000 and $183,000 for the three months ended December 31, 2007 and 2006, respectively, and $399,000 and $377,000 for the six months ended December 31, 2007 and 2006, respectively.

Goodwill

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. In addition, SFAS No. 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition.

SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. Goodwill will be subject to impairment reviews by applying a fair-value-based test at the reporting unit level, which generally represents operations one level below the segments reported by the Company. An impairment loss is recorded for any goodwill that is determined to be impaired, which resulted in a $3,100,000 impairment charge in fiscal 2007. The Company performs impairment testing on all existing goodwill at least annually. Based on its analysis, the Company’s management believes that no impairment of the carrying value of its goodwill existed at December 31, 2007. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue which could result in additional impairment of goodwill in the future.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended December 31, 2007, goodwill activity was as follows:

Balance June 30, 2007	$22,393,000
Sale of discontinued operations	(2,363,000)
Increase due to foreign exchange movements	26,000
Balance December 31, 2007	$20,056,000

Long-Lived Assets

The Company’s management assesses the recoverability of other long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. At December 31, 2007, the Company’s management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Issuance of Non-Employee Stock for Non-Cash Consideration

All issuances of the Company’s stock to non-employees for non-cash consideration have been assigned a per share amount equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares on the dates issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance with EITF 00-18, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 98-9, “Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Accordingly, software license revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product component has occurred, the fee is fixed and determinable, and collectibility is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met. In accordance with SOP No. 98-9, the Company accounts for delivered elements in accordance with the residual method when arrangements include multiple product components or other elements and vendor-specific objective evidence exists for the value of all undelivered elements. Revenues on undelivered elements are recognized once delivery is complete.

In those instances where arrangements include significant customization, contractual milestones, acceptance criteria or other contingencies (which represents the majority of the Company’s arrangements), the Company accounts for the arrangements using contract accounting, as follows :

1)	When customer acceptance can be estimated, expenditures are capitalized as work in process and deferred until completion of the contract at which time the costs and revenues are recognized.

2)
When customer acceptance cannot be estimated based on historical evidence, costs are expensed as incurred and revenue is recognized at the completion of the contract when customer acceptance is obtained.

The Company records amounts collected from customers in excess of recognizable revenue as deferred revenue in the accompanying consolidated balance sheet.

Revenues for maintenance agreements, software support, on-line services and information products are recognized ratably over the term of the related service agreement.

Advertising Expense

The Company expenses advertising costs as incurred. Advertising expense was $20,000 and $32,000 for the three months ended December 31, 2007 and 2006, respectively, and $42,000 and $92,000 for the six months ended December 31, 2007 and 2006, respectively.

Gain on Extinguishment of Liability

The Company realized $487,000 of income from the extinguishment of sales tax liabilities during the six months ended December 31, 2006 due to the expiration of the statute of limitations related to such liabilities. During June 2001, CarParts Technologies Inc (“CarParts”) which is now known as ASNA Tire Management, Inc., adopted a formal plan to abandon its internet retailing business and a provision was set up to cover any potential sales tax liabilities. This balance represents the portion of the potential sales tax liability that was never paid.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency

Management has determined that the functional currency of its subsidiaries is the local currency. Assets and liabilities of the UK subsidiaries are translated into U.S. dollars at the quarter end exchange rates. Income and expenses are translated at an average exchange rate for the period and the resulting translation gain (loss) adjustments are accumulated as a separate component of stockholders’ equity (deficit), which totaled approximately $238,000 and $703,000 for the three months ended December 31, 2007 and 2006, respectively, and $618,000 and $1,657,000 for the six months ended December, 2007 and 2006, respectively.

Foreign currency gains and losses from transactions denominated in other than respective local currencies are included in income. The Company had no material foreign currency transaction gains (losses) for all periods presented.

Comprehensive Income

Comprehensive income includes all changes in equity during the period from non-owner sources. For the three months and six months ended December 31, 2007 and 2006, the components of comprehensive income consist of foreign currency translation gains.

Income Taxes

The Company accounts for domestic and foreign income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings (Loss) per Share

Basic earnings (loss) per common share are computed based on the weighted average number of shares outstanding during the period (see Note 7). Diluted earnings (loss) per share are computed by dividing net income (loss) by the weighted average shares outstanding assuming all potential dilutive common shares were issued. The Company had no dilutive securities for the three and six months ended December 31, 2007 and 2006.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2007	2006	2007	2006
		(Restated)		(Restated)
Income (loss) from continuing operations	$(1,074)	$774	$(143)	$1,308
Income (loss) from discontinued operations	(49)	50	(12)	337
Total	$(1,123)	$824	$(155)	$1,645
Income per share attributed to common stockholders - basic and diluted:
Continuing operations	$(0.01)	$0.01	$–	$0.02
Discontinued operations	$–	$–	$–	$–
	$(0.01)	$0.01	$–	$0.02
Weighted average number of shares of common stock outstanding - basic and diluted	85,787,724	63,071,167	85,787,724	60,587,495

Recent Accounting Pronouncements

In July 2006, the FASB finalized and issued Interpretation No. 48 (“FIN 48”), entitled “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” which defines the threshold for recognizing the benefits of tax return positions as well as guidance regarding the measurement of the resulting tax benefits. FIN 48 requires a company to recognize for financial statement purposes the impact of a tax position if that position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). FIN 48 was effective as of the beginning of the Company’s fiscal year ending June 30, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”) entitled “Fair Value Measurements.” to define fair value, establish a framework for measuring fair value and expand disclosures about fair value measurements. This statement provides guidance related to the definition of fair value, the methods used to measure fair value and disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” SFAS 159 would create a fair value option of accounting for qualifying financial assets and liabilities under which an irrevocable election could be made at inception to measure such assets and liabilities initially and subsequently at fair value, with all changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact that the adoption of SFAS 159 will have on its consolidated financial position, results of operations and cash flows.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. ACQUISITIONS AND DIVESTITURES

EXP Dealer Software Limited

The acquisition of EXP was recorded as a combination of an entity under common control (see Note 2).

During the year ended June 30, 2007, ADNW made earn-out payments on behalf of the Company to the previous owners of Anka totaling $1,500,000 pursuant to the original acquisition agreement between ADNW and the previous owners. Such payments were recorded as goodwill. There are no additional potential earn-out payments under the acquisition agreement.

On October 30, 2007, the Company divested MMI. Pursuant to the terms of the agreement, the Company’s subsidiary, EXP, agreed to sell shares of Distal Enterprises, which owned the shares of MMI, to the original sellers of MMI in full and final satisfaction of all debts owed to the original sellers of MMI. Under the terms of the agreement, the Company, EXP, and ADNW were released from any and all liabilities under the original purchase agreement and any other agreements between the parties executed prior thereto, upon the completion and transfer of the entire issued share capital of Distal Enterprises to the original sellers. The Company received no further consideration on the sale, and incurred a loss of $2,230,000 which is included in Sale of Discontinued Operations (see Note 8).

On November 12, 2007, the Company divested all of the shares in EXP. Pursuant to the terms of the Share Sale Agreement (the “Agreement”) EU Web Services (“EU Web Services”) Limited agreed to acquire, and the Company agreed to sell, the entire issued share capital of EXP it then owned.

In consideration of the sale, EU Web Services agreed to issue to the Company, within twenty-eight days from the Agreement’s execution, Ordinary 0.01 GBP shares in its parent company (First London Securities Inc.) having a fair market value of $3,000,000 at the date of issuance of such shares. The Company recorded the shares received at $2,334,000, which represents the bid price of the restricted securities received, and discounted the carrying value by 11% (or $280,000) as the shares are not sellable for 12 months. The shares are included as Investment in available for sale securities, long term, in the Balance Sheet (see Note 8). Further, the Agreement provided that the Company receive additional consideration in the form of: (i) Ordinary shares in EU Web Services having a fair market value of $2,000,000 as of the date issuance provided that EU Web Services is listed and becomes quoted on a recognized trading market within six (6) months from the date of the Agreement; or (ii) If EU Web services does not become listed within the time period specified , Ordinary shares in EU Web Services’ parent company having a fair market value of $2,000,000 as of the date of issuance. The Company recorded the receivable at an 11% discount totaling $1,707,000, which is included in non-current assets in the Balance Sheet. The Company recorded a gain of $2,387,000 which is included in Sales of Discontinued Operations (see Note 8).

Dealer Software and Services Limited

This acquisition of DSS was recorded as a combination of an entity under common control (see Note 2). DSS had a wholly owned subsidiary, Consolidated Software Capital Limited (“CSC”).

During the year ended June 30, 2007, ADNW made earn-out payments on behalf of the Company to the previous owners of CSC totaling $700,000 related to the original CSC acquisition by ADNW under the acquisition agreement. Such payments were recorded as goodwill. There are no additional potential earn-out payments under the acquisition agreement.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

On June 17, 2007, DSS sold all of its CSC shares for a note receivable of $865,000. The operations of CSC are considered discontinued operations which did not impact the periods ended December 31, 2007 and 2006.

On November 12, 2007 as part of the sale of EXP, the $865,000 Note held by DSS was exchanged for EU Web Services stock having a fair value of $682,000. The transaction resulted in a loss of $183,000 and is included in Loss from sale of Discontinued Operations. .

NOTE 4. TRANSACTIONS WITH PARENT COMPANY

From time to time payments are made between ADNW and the Company. The advances are non-interest bearing and due on demand. ADNW has minimal operations, and as of December 31, 2007, agreed to exchange the balance due for 16,000,000 common shares of ADNW. The Company recorded the shares at $2,372,000, which represents the bid price of the restricted securities, and discounted the carrying value by 11% or $188,000. The balance is shown in amount due from parent company in the Balance Sheet, as the shares have not yet been issued.

NOTE 5. LONG-TERM DEBT

Long-term debt consists of the following as of December 31, 2007:

ComVest term loan, net of debt discount of $1,019,000	$3,981,000
McKenna note	664,000
Homann notes	125,000
Other notes	25,000
4,795,000
Less current portion	(420,000)
Long term portion	$4,375,000

ComVest Term Loan

On December 21, 2007, Aftersoft Group entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with ComVest Capital LLC (“ComVest”), as lender, pursuant to which ComVest agreed to extend a $1,000,000 secured revolving Credit Facility and a $5,000,000 Term Loan.

Credit Facility and Revolving Credit Note. Pursuant to the terms of the Loan Agreement, the Credit Facility is available from December 21, 2007 (the “Closing Date”), through November 30, 2009, unless the maturity date is extended, or the Company prepays the Term Loan (described below) in full, in each case in accordance with the terms of the Loan Agreement. The Credit Facility provides for borrowing capacity of an amount up to (at any time outstanding) the lesser of the Borrowing Base at the time of each advance under the Credit Facility, or $1,000,000. The borrowing base at any time will be an amount determined in accordance with a borrowing base report the Company is required to provide to ComVest, based upon the Company’s Eligible Accounts and Eligible Inventory, as such terms are defined in the Loan Agreement. The Loan Agreement contains customary affirmative and negative covenants, including maximum limits for capital expenditures per fiscal year, and ratios for liquidity.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Credit Facility, the Company issued a Revolving Credit Note (the “Credit Note”) payable to ComVest in the principal amount of $1,000,000, bearing interest at a rate per annum equal to the greater of (a) the prime rate, as announced by Citibank, N.A. from time to time, plus two percent (2%), or (b) nine and one-half percent (9.5%). The applicable interest rate will be increased by four hundred (400) basis points during the continuance of any event of default under the Loan Agreement. Interest will be computed on the daily unpaid principal balance and is payable monthly in arrears on the first day of each calendar month commencing January 1, 2008. Interest is also payable upon maturity or acceleration of the Credit Note.

The Company has the right to prepay all or a portion of the principal balance on the Credit Note at any time, upon written notice, with no penalty. The Credit Note is secured pursuant to the provisions of certain Security Documents.

The Company may, at its option, and provided that the maturity date of the Credit Facility has not been accelerated due to prepayment in full of the Term Loan, elect to extend the Credit Facility for one additional year, through November 30, 2010, upon written notice to ComVest, provided that no default or event of default have occurred and are continuing at that time. The Company also has the option to terminate the Credit Facility at any time upon five business days’ prior written notice, and upon payment to ComVest of all outstanding principal and accrued interest of the advances on the Credit Facility, and prorated accrued commitment fees. The Credit Facility commitment also terminates, and all obligations become immediately due and payable, upon the consummation of a Sale, which is defined in the Loan Agreement as certain changes of control or sale or transfers of a material portion of the Company’s assets.

At December 31, 2007, the Company had not borrowed under the Credit Facility.

At December 31, 2007 the Company had sufficient collateral to draw down the $1,000,000 Credit Facility.

Term Loan and Convertible Term Note. Pursuant to the terms of the Loan Agreement, ComVest extended to the Company a Term Loan in the principal amount of $5,000,000, on the Closing Date. The Term Loan is a one-time loan, and unlike the Credit Facility, the principal amount is not available for re-borrowing.

The Term Loan is evidenced by a Convertible Term Note (the “Term Note”) issued by the Company on the Closing Date, and payable to ComVest in the principal amount of $5,000,000. The Term Note bears interest at a rate of eleven percent (11%) per annum, except that during the continuance of any event of default, the interest rate will be increased to sixteen percent (16%).

The Term Note is repayable in 23 equal monthly installments of $208,333.33, payable on first day of each calendar month commencing January 1, 2009, through November 1, 2010, with the balance due on November 30, 2010.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company has the option to prepay the principal balance of the Term Note in whole or in part, at any time, upon 15 days’ prior written notice. The Company will be required to prepay the Term Loan in whole or part under certain circumstances. In the event that the Company prepays all or a portion of the Term Loan, the Company will ordinarily pay a prepayment premium in an amount equal to (i) three percent (3%) of the principal amount being prepaid if such prepayment is made or is required to be made on or prior to the second anniversary of the Closing Date, and (ii) one percent (1%) of the principal amount being prepaid if such prepayment is made or is required to be made subsequent to the second anniversary of the Closing Date.

The principal and interest payable on the Term Note is convertible into shares of the Company’s common stock at the option of ComVest, at an initial conversion price of $1.50 per share. In addition, the Company may require conversion of the principal and interest under certain circumstances.

The number of shares issuable upon conversion of the Term Note (the “Conversion Shares”), and/or the conversion price, may be proportionately adjusted in the event of any stock dividend, distribution, stock split, stock combination, stock consolidation, recapitalization or reclassification or similar transaction. In addition, the number of Conversion Shares, and/or the conversion price may be adjusted in the event of certain sales or issuances of shares of the Company’s common stock, or securities entitling any person to acquire shares of common stock, at any time while the Term Note is outstanding, at an effective price per share which is less than the then-effective conversion price of the Term Note.

The Company incurred a closing fee of $100,000 in connection with the Term Loan. In connection with the Credit Facility, the Company has agreed to pay an annual commitment fee of $15,000, on December 1 of each year, commencing December 1, 2008, and on any termination date (pro-rated, if applicable), that the Credit Facility is in effect, as well as a collateral monitoring and administrative fee of $1,500 per month.

The expenses of this financing were approximately $641,000, which included a finder’s fee of $300,000, lender fees of $190,000 and professional and due diligence fees of approximately $151,000. The net proceeds to the Company were approximately $4,359,000. The fees were split between Debt Issuance costs and Debt Discount. The Debt Issuance costs of $478,000 are being amortized and charged to interest expense over the term of the loan using the effective interest method. Debt Discount fees of $162,000 are recorded in the Balance Sheet as a reduction in the carrying value of the debt, are being amortized and charged to interest expense over the term of the loan using the effective interest method.

Amortization of debt discount cost was $11,000 and amortization of debt issuance cost charges was $5,000 for the quarter ended December 31, 2007.

Warrants. In connection with the Loan Agreement, the Company issued warrants to ComVest to purchase the following amounts of shares of the Company’s Common Stock, exercisable after the Closing Date and expiring December 31, 2013: a) Warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.3125 per share; b) Warrant to purchase 2,000,000 shares of common stock at an exercise price of $0.39 per share; and c) Warrant to purchase 2,083,333 shares of common stock at an exercise price of $0.3625 per share; (each, a “Warrant”) (the 5,083,333 shares collectively issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”). The relative fair value of the Warrants is $868,000 using a Black Scholes valuation model and also contains a cashless exercise feature. The value of the warrants is included in Debt Discount, is recorded in the Balance Sheet as a reduction in the carrying value of the debt, and is being amortized and charged to interest expense over the term of the loan using the effective interest method.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The number of shares issuable upon exercise of the Warrants, and/or the applicable exercise prices, may be proportionately adjusted in the event of any stock dividend, distribution, stock split, stock combination, stock consolidation, recapitalization or reclassification or similar transaction. In addition, the number of shares issuable upon exercise of the Warrants, and/or the applicable exercise prices may be adjusted in the event of certain issuances of shares of the Company’s common stock, or securities entitling any person to acquire shares of common stock, at any time while the Warrants are outstanding, at an affective price per share which is less than the then-effective exercise prices of the Warrants.

The Company has also granted certain registration rights and piggyback registration rights to the holder(s) of the securities underlying the Term Note and Warrants.

The Company also issued warrants to purchase 250,000 shares of common stock as compensation for assistance in securing the $5,000,000 Term Loan. The warrants were valued at $43,000 using a Black Sholes valuation model and are included in debt issuance cost.

Homann Note

The Company issued an unsecured note payable to Homann Tire LTD (“Homann”) in the amount of $125,000 due April 29, 2009 (see Note 9). The terms of the note include interest only payments of $833 per month, bearing interest at 8% per annum. Payment of $25,000 cash was made in April 2007. The remaining balance of $125,000 is payable in April 2009, and the Company expects to be able to repay this from free cash flow at that time. Interest on the note payable is payable in monthly installments of $833.

McKenna Note

The Company issued an unsecured note payable to Mr. A. McKenna in the amount of $825,000, due July 2009, with interest at 8% per annum, in 24 monthly installments of $37,313 including interest (see Note 9). The Company expects to satisfy this obligation from free cash flow. The principal outstanding as of December 31, 2007 was $664,000.

NOTE 6. SEGMENT INFORMATION

As a result of the divestitures that occurred during the quarter ended December 31, 2007, the Company operates in one segment, the Automotive Parts Aftermarket Sales and Service industry.

NOTE 7. STOCKHOLDERS’ EQUITY

Common Stock

On July 5, 2007, the Company issued 5,208,337 shares of common stock and an equivalent number of warrants with strike price of $1.00 to investors in connection with a private placement of common stock and warrants to purchase common stock. The net proceeds from this fundraising amounted to $2,037,000.

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

On August 1, 2007 the Company issued 1,718,750 shares of Common Stock to Mr. A. McKenna in partial settlement of the outstanding litigation costs (see Note 9). These shares were valued at the issue price of the private placement on the date of the transaction of $0.48 per share, which reduced the amount due to Mr. McKenna by a total of $825,000. In November 2007, the Company amended the settlement agreement and issued 1,718,750 warrants to purchase common stock for $0.48 per share. The warrants were issued to replace the common stock included in the settlement agreement. The fair value of the shares received was $275,000 and the warrants were valued at $152,000 using a Black Scholes valuation model. The Company realized a reduction in litigation settlement expenses of $123,000.

Warrants

During the six months ended December 31, 2007, the Company issued the following warrants:

Issuance of warrants in connection with the ComVest debt (see Note 5):
ComVest	5,083,333
Other	250,000
5,333,333
Issuance of warrants to a service provider (valued at $27,000)	155,549
Issuance of warrants in McKenna modification (see above)	1,718,750
Issuance of warrants in private placement (see above)	5,208,337
Total issued	12,415,969

NOTE 8. DISCONTINUED OPERATIONS

The net assets of MMI on October 30, 2007 consisted of the following:

Cash	$157
Accounts receivable	439
Inventory	6
Other	27
Current Assets	629
Property and equipment	156
Other long term assets	219
Goodwill	723
Intangible asset	2,242
Total Assets	3,969
Liabilities Assumed	(1,739)
Net assets divested	2,230
Proceeds	0
Loss on Disposal	$2,230

The net assets of EXP on November 12, 2007 consisted of the following:

Accounts receivable	$1,050
Investments in available-for-sale securities	369
Current Assets	1,419
Goodwill	1,640
Total Assets	3,059
Liabilities Assumed	(1,405)
Net Assets divested	1,654
Proceeds - value of shares and receivable (see Note 3)	4,041
Gain on Disposal	$2,387

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Included in discontinued operations of the Company are the following results of EXP, including MMI:

	For the Period July 1, 2007 until the Date of sale	Six Months Ended December 31, 2006
Revenue	$1,670	$3,087
Cost of sales and operating expenses	1,656	2,750
Income from operations	14	337
Income taxes	0	0
Net income	$14	$337

	For the Period October 1, 2007 until the Date of sale	Three Months Ended December 31, 2006
Revenue	$410	$1,533
Cost of sales and operating expenses	433	1,483
Income from operations	(23)	50
Income taxes	0	0
Net income	$(23)	$50

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, the Company is subject to various legal claims and proceedings arising in the ordinary course of business. The ultimate disposition of these proceedings could have a materially adverse effect on the consolidated financial position or results of operations of the Company.

(1)
On August 1, 2007 the Company and Mr. McKenna entered into an agreement all outstanding actions by Mr. McKenna against the Company and its subsidiaries related to the initial action against CarParts Technologies, Inc., which is now known as ASNA. The agreement provided that the Company would pay Mr. McKenna $2,000,000 in cash, $825,000 on a promissory note with an interest rate of 8% amortized in equal payments over a 24-month period, and in addition would issue Mr. McKenna 1,718,750 shares of Common Stock of the Company, which represented an aggregate number of shares of common stock of the Company that the parties determined fairly represented $825,000 (assuming a price of $0.48 per share of common stock, the closing price of the Company’s common stock on the date of settlement). Mr. McKenna was also entitled to warrants to purchase an equivalent number of shares of common stock at the same price. Upon entering this agreement all parties agreed to withdraw all existing litigation and claims. The Company finalized its agreement with McKenna on September 6, 2007 and revised its litigation accrual to $3,650,000 to reflect the settlement. The shares were issued in fiscal 2008 (see Note 7). This settlement was amended during the quarter ended December 31, 2007 (see Note 7).

AFTERSOFT GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Additionally, the Company entered into a settlement agreement with Mr. Arthur Blumenthal, a former shareholder of Anderson BDG, Inc. Mr. Blumenthal’s lawsuit against the Company emanated from an agreement Mr. Blumenthal had with a subsidiary of the company, ASNA (f/k/a CarParts Technologies, Inc.) for the purchase of Anderson BDG, that not been settled although it was past due. The Company renegotiated the agreement with Mr. Blumenthal, the terms of which required the Company to make a payment of $50,000 cash and the issuance to Mr. Blumenthal and registration of 300,000 shares of the Company’s common stock, which were issued in fiscal 2007 and valued at $0.48 per share, (the closing price of the Company’s common stock on the date of settlement) or $144,000. The Company subsequently completely settled the lawsuit with Mr. Blumenthal and repaid his notes in fiscal 2008.

(2)
Homann Tire LTD (“Homann”) filed a complaint against the Company’s subsidiary ASNA (f/k/a CarParts Technologies, Inc.) in California District Court on August 11, 2005 regarding the Company’s obligations pursuant to a software license agreement that it entered into with Homann on October 18, 2002.

The Company started to implement the system but full installation was never completed and Homann moved to another system 6 months later. During depositions pursuant to this case, the Company successfully negotiated an agreement with Homann on March 29, 2007. The terms of the agreement provide for a settlement payment to Homann of $150,000 bearing interest at 8% per annum. Payment of $25,000 cash was made in April 2007. The remaining balance of $125,000 is payable in April 2009, and the Company expects to be able to repay this from free cash flow at that time. Interest on the note payable is payable in equal monthly installments of $833 (see Note 5).

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the State of Delaware. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. In connection with its customers’ contracts the Company indemnifies the customer that the software provided does not violate any US patent. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

Share Exchange

On June 29, 2007, the Company granted to a holder of 2,124,098 shares of ADNW preferred stock, which is convertible into 7,231,622 shares of common stock of ADNW (representing approximately 10% of the fully diluted shares of ADNW), certain exchange rights. The preferred shareholder agreed to waive anti-dilution rights it held in ADNW for the right to exchange the preferred shares for 6,402,999 units of the Company. The units have the same terms as the equity offering sold in July 2007 (see Note 7) - one share of Company’s common stock, and a five-year warrant to purchase one share of Company’s common stock exercisable at $1.00. The Company has received notice that the preferred shareholder intends to complete the exchange. As of February 14, 2008, no shares have been issued under this agreement.

Dealer Prospectus Delivery Obligation

Until ________, 2010 (two year anniversary of effective date), all dealers effecting transactions in these securities—whether or not participating in this offering—may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Seventh of our Certificate of Incorporation states: “No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.”

Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being one of our directors or officers if it is determined that the person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Advanced Media pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the following expenses in connection with this registration.

Securities and Exchange Commission registration fee	$2,500
Printing costs	5,500
Accounting fees and expenses	40,000
Legal fees and expenses	60,000
Miscellaneous	15,000
Total	$123,000

None of the expenses incurred in connection with this registration are being paid by the Selling Majority Shareholder.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

(1) The Company issued 470,000 shares of Common Stock to Brockington Securities in 2006 valued at $499,000 as consideration for consultation services in connection with the Company’s reorganization. Brockington Securities assisted the Company in the negotiations to acquire EXP and advised the Company on management and potential market opportunity for the restructured group. The Company issued 500,000 shares of Common Stock to Euro Software Services Limited (“Euro Software”) in 2006 valued at $530,000 in consideration for 100% of the issued and outstanding shares of Euro Software. The Company issued 16,750,000 shares of Common Stock to the shareholders of DSS on February 1, 2007 in consideration for 100% of the issued and outstanding shares of DSS, to be valued at the net book value of DSS at that date since the transaction is a common control merger.

The issuances of shares were exempt from registration in accordance with Section 4(2) of the Act as a transaction by the Company not involving any public offering and the purchasers met the “accredited investor” criteria required by the rules and regulations promulgated under the Act.

The Company did not receive any cash consideration from either Brockington Securities or Euro Software.

(2) The Company issued a total 5,208,337 shares of Common Stock at $0.48 and 5,208,337 warrants to purchase common stock at $1.00 to the following, who where recognized as an accredited investor as that term is defined in Rule 501(a) of Regulation D. 625,000 shares of common stock and warrants to Hummingbird Microcap Value Fund LP, 625,000 shares of common stock and warrants to Hummingbird Value Fund LP, 357,292 shares of common stock and warrants to Little Wing LP, 59,375 shares of common stock and warrants to Trade Winds Fund LTD, 208,334 shares of common stock and warrants to Alexandra & Christopher Vulliez, 208,334 shares of common stock and warrants to Mary Kanary, 625,000 shares of common stock and warrants to Channel Partnership II, 833,334 shares of common stock and warrants to Wynnefield SmallCap Offshore Fund, Ltd., 833,334 shares of common stock and warrants to Wynnefield Partners SmallCap Value, LP, 833,334 shares of common stock and warrants to Wynnefield Partners SmallCap Value, LP I.

The Company received $2,500,000 gross in cash for these shares of common stock and warrants.

These transactions were not registered under the Act in reliance on an exemption from set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

(3) On August 25, 2006 the Company issued 28,000,000 shares of common stock to ADNW in exchange for the acquisition of 100% of the issued and outstanding shares of EXP from ADNW. EXP was subsequently sold on November 12, 2007.

This transaction was not registered under the Act in reliance on an exemption from registration set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

(4) On February 1, 2007, the Company issued 16,750,000 shares of common stock to ADNW in exchange for the acquisition of DSS from ADNW. DSS was subsequently sold on November 12, 2007.

This transaction was not registered under the Act in reliance on an exemption from registration set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

(5) On June 22, 2007, the Company issued 300,000 shares of Common Stock to a note holder as partial payment against the 8% note payable balance. These shares were valued at the closing price of the Common Stock on the date of the transaction of $0.48 per share which reduced the note payable balance by a total of $144,000. In addition, on April 24, 2007, the Company issued 6,217 shares to consultants for services provided. These shares were issued at the market price of $0.50 per share.

These transactions were not registered under the Act in reliance on an exemption from registration under Section 4(2) of the Act based on the limited number of purchasers, their representation of sophistication in financial matters, and their access to information concerning the company.

(6) On December 21, 2007, in connection with a Revolving Credit and Term Loan Agreement with ComVest Capital LLC (“ComVest”), the Company issued a Credit Note, Term Note and Warrants to ComVest.

The Credit Note is payable to ComVest in the principal amount of $1,000,000, bearing interest at a rate per annum equal to the greater of (a) the prime rate, as announced by Citibank, N.A. from time to time, plus two percent (2%), or (b) nine and one-half percent (9.5%). The applicable interest rate will be increased by four hundred (400) basis points during the continuance of any event of default under the Loan Agreement. Interest will be computed on the daily unpaid principal balance and is payable monthly in arrears on the first day of each calendar month commencing January 1, 2008. Interest is also payable upon maturity or acceleration of the Credit Note.

The Term Note is payable to ComVest in the principal amount of $5,000,000. The Term Note bears interest at a rate of eleven percent (11%) per annum, except that during the continuance of any event of default, the interest rate will be increased to sixteen percent (16%). The Term Note is repayable in 23 equal monthly installments of $208,333.33 each, payable on first day of each calendar month commencing January 1, 2009, through November 1, 2010, with the balance due on November 30, 2010.

The principal and interest payable on the Term Note is convertible into shares of the Company’s common stock at the option of ComVest, at an initial conversion price of $1.50 per share. In addition, the Company may require conversion of the principal and interest under certain circumstances. The number of shares issuable upon conversion of the Term Note (the “Conversion Shares”), and/or the conversion price, may be proportionately adjusted in the event of any stock dividend, distribution, stock split, stock combination, stock consolidation, recapitalization or reclassification or similar transaction. In addition, the number of Conversion Shares, and/or the conversion price may be adjusted in the event of certain sales or issuances of shares of our Common Stock, or securities entitling any person to acquire shares of our Common Stock, at any time while the Term Note is outstanding, at an effective price per share which is less than the then-effective conversion price of the Term Note.

In connection with the Revolving Credit and Term Loan Agreement, the Company issued warrants to ComVest to purchase the following amounts of shares of Common Stock, exercisable after the Closing Date, December 21, 2007, and expiring December 31, 2013: a) Warrant to purchase 1,000,000 shares of our Common Stock at an exercise price of $0.3125 per share; b) Warrant to purchase 2,000,000 shares of our Common Stock at an exercise price of $0.39 per share; and c) Warrant to purchase 2,083,333 shares of our Common Stock at an exercise price of $0.3625 per share; (each, a “Warrant,”) (the 5,083,333 shares collectively issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”).   The Warrants also contain a cashless exercise feature.

The number of shares issuable upon exercise of the Warrants, and/or the applicable exercise prices, may be proportionately adjusted in the event of any stock dividend, distribution, stock split, stock combination, stock consolidation, recapitalization or reclassification or similar transaction. In addition, the number of shares issuable upon exercise of the Warrants, and/or the applicable exercise prices may be adjusted in the event of certain issuances of shares of Common Stock, or securities entitling any person to acquire shares of Common Stock, at any time while the Warrants are outstanding, at an effective price per share which is less than the then-effective exercise prices of the Warrants.

The offering of the Credit Note, the Term Note and the Warrants was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

(7) On July 2, 2007, the Company issued warrants to Quillen Securities to purchase 260,417 shares of the Company’s common stock in connection with the Company’s private placement of 2.500,000 shares of common stock and warrants on the same date. The warrants were immediately exercisable at $1.00 per share and expire July 2, 2013.

This transaction was not registered under the Act in reliance on an exemption from registration set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

(8) On February 7, 2008, the Company issued warrants to Quillen Securities to purchase 250,000 shares of the Company’s common stock, which were immediately exercisable at $1.00 per share and expire July 2, 2013, in connection with the ComVest financing.

This transaction was not registered under the Act in reliance on an exemption from registration set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

(9) On February 7, 2008, the Company issued warrants to Quillen Securities to purchase 155,966 shares of the Company’s common stock, which were immediately exercisable at $1.00 per share and expire July 2, 2013, for services rendered.

This transaction was not registered under the Act in reliance on an exemption from registration set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

(10) On each of August 1, 2007 and November 1, 2007, the Company issued warrants to Mr. McKenna to purchase 1,718,750 shares of common stock, which were immediately exercisable at $0.48 per share, and expire on January 31, 2012.

This transaction was not registered under the Act in reliance on an exemption from registration set forth in Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

ITEM 27. EXHIBITS

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description of Exhibit
3(i).1
Articles of Incorporation of Aftersoft Group, Inc. (the named W3 Group, Inc.) files with the Delaware Secretary of State on March 17, 2003. (incorporated by reference to Exhibit 3(i).1 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

3(i).2
State of Delaware Agreement of Merger Between W3 Group, Inc., a Delaware Domestic Corporation (now known as Aftersoft Group, Inc.) and W3 Group, Inc., a Colorado corporation regarding the merger of the two corporations with the survivor corporation being the Delaware corporation, which was filed with the Delaware Secretary of State on May 7, 2003. (incorporated by reference to Exhibit 3(i).2 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

3(i).3
Certificate of Amendment to Aftersoft Group, Inc.’s (then known as W3 Group, Inc.) Certificate of Incorporation increasing the authorized stock of the corporation to 110,000,000 shares, 100,000,000 in common stock, par value $0.0001 per share and 10,000,000 of preferred stock, pare value $0.0001 per share, while simultaneously effecting a fifteen (15) for one (1) reverse stock split, which was filed with the Delaware Secretary of State on April 20, 2005. (incorporated by reference to Exhibit 3(i).3 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

Exhibit No.	Description of Exhibit
3(i).4
Certificate of Amendment to Certificate of Incorporation changing the name of the company to AFTERSOFT GROUP, INC. from W3 Group, Inc., filed with the Delaware Secretary of State on December 22, 2005. (incorporated by reference to Exhibit 3(i).4 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

3(i).5
Certificate of Amendment to Certificate of Incorporation changing the authorized number of shares of a Common Stock from 100,000,000 to 150,000,000, filed with the Delaware Secretary of State on July 5, 2007, copy filed herewith

3(ii)	By laws (incorporated by reference to Exhibit 3(ii) to the Company’s Form 10-KSB filed on November 17, 2006)

4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

5.1	Opinion of Gersten Savage LLP regarding the legality of the securities being registered (filed herewith)

10.1
Share Sale Agreement relating to EXP Dealer Software Limited dated August 4, 2006 among Auto Data Network, Inc., Aftersoft Group, Inc. and Aftersoft Dealer Software Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 31, 2006).

10.2
Share Sale Agreement relating to Dealer Software and Services Limited dated February 1, 2007 between Aftersoft Group, Inc. and Auto Data Network, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 7, 2007)

10.3	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to Aftersoft Group, Inc.’s Current Report on Form 8-K filed July 6, 2007).

10.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 to Aftersoft Group, Inc.’s Current Report on Form 8-K filed July 6, 2007).

10.5	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to Aftersoft Group, Inc.’s Current Report on Form 8-K filed July 6, 2007)

10.6	Settlement and Release Agreement between AFS and McKenna (incorporated by reference to Exhibit 99.1 to Aftersoft Group, Inc.’s Current Report on Form 8-K filed August 6, 2007).

Exhibit No.	Description of Exhibit
10.7
Revolving Credit and Term Loan Agreement dated as of December 21, 2007, by and between ComVest Capital LLC, as Lender, and Aftersoft Group, Inc., as Borrower. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007)

10.8	Revolving Credit Note, dated December 21, 2007 in the principal amount of $1,000,000 (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.9	Convertible Term Note, dated December 21, 2007 in the principal amount of $5,000,000 (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.10
Collateral Agreement dated as of December 21, 2007 by and among Aftersoft Group, Inc., Aftersoft Network, N.A. Inc., MAM Software Ltd., Aftersoft Group (UK) Ltd., AFS Warehouse Distribution Management, Inc., AFS Tire Management, Inc. and AFS Autoservice Inc., and ComVest Capital LLC (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.11
Guaranty Agreement dated December 21, 2007 by Aftersoft Network, N.A. Inc., MAM Software Ltd., Aftersoft Group (UK) Ltd., AFS Warehouse Distribution Management, Inc., AFS Tire Management, Inc. and AFS Autoservice Inc., in favor of ComVest Capital LLC (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.12	Form of Validity Guaranty (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.13
Warrant, dated as of December 21, 2007, to Purchase 1,000,000 Shares of Common Stock of Aftersoft Group, Inc. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007)

10.14
Warrant, dated as of December 21, 2007, to Purchase 2,000,000 Shares of Common Stock of Aftersoft Group, Inc. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007)

10.15
Warrant, dated as of December 21, 2007, to Purchase 2,083,333 Shares of Common Stock of Aftersoft Group, Inc. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007)

10.16
Registration Rights Agreement dated as of December 21, 2007 by Aftersoft Group, Inc. for the benefit of the holders (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.17
Share Sale Agreement, dated November 12, 2007, between EU Web Services, Ltd., as Purchaser, Aftersoft Group, Inc., as Vendor, and EXP Dealer Software Ltd. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed November 16, 2007)

21	List of subsidiaries (filed with the Registration Statement on Form SB-2 filed February 16m 2007)

23.1	Consent of KMJ Corbin & Company LLP (filed herewith)

23.2	Consent of Gersten Savage LLP (See Exhibit 5.1 filed herewith)

ITEM 28. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information on the plan of distribution;

(2)
For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in London, UK on March 20, 2008.

AFTERSOFT GROUP, INC.
A Delaware corporation, Registrant

By:	/s/ IAN WARWICK
IAN WARWICK
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ian Warwick	Chairman, Chief Executive Officer and Director	March 20, 2008
Ian Warwick	(Principal Executive Officer)

/s/ Charles F. Trapp	Chief Financial Officer	March 20, 2008
Charles F. Trapp

/s/ Simon Chadwick	Chief Operating Officer	March 20, 2008
Simon Chadwick

/s/ Dwight B. Mamanteo	Director	March 20, 2008
Dwight B. Mamanteo

/s/ Marcus Wohlrab	Director	March 20, 2008
Marcus Wohlrab

/s/ Frederick Wasserman	Director	March 20, 2008
Frederick Wasserman

EXHIBITS INDEX

Exhibit No.	Description of Exhibit
3(i).1
Articles of Incorporation of Aftersoft Group, Inc. (the named W3 Group, Inc.) files with the Delaware Secretary of State on March 17, 2003. (incorporated by reference to Exhibit 3(i).1 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

3(i).2
State of Delaware Agreement of Merger Between W3 Group, Inc., a Delaware Domestic Corporation (now known as Aftersoft Group, Inc.) and W3 Group, Inc., a Colorado corporation regarding the merger of the two corporations with the survivor corporation being the Delaware corporation, which was filed with the Delaware Secretary of State on May 7, 2003. (incorporated by reference to Exhibit 3(i).2 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

3(i).3
Certificate of Amendment to Aftersoft Group, Inc.’s (then known as W3 Group, Inc.) Certificate of Incorporation increasing the authorized stock of the corporation to 110,000,000 shares, 100,000,000 in common stock, par value $0.0001 per share and 10,000,000 of preferred stock, pare value $0.0001 per share, while simultaneously effecting a fifteen (15) for one (1) reverse stock split, which was filed with the Delaware Secretary of State on April 20, 2005. (incorporated by reference to Exhibit 3(i).3 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

3(i).4
Certificate of Amendment to Certificate of Incorporation changing the name of the company to AFTERSOFT GROUP, INC. from W3 Group, Inc., filed with the Delaware Secretary of State on December 22, 2005. (incorporated by reference to Exhibit 3(i).4 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

3(i).5
Certificate of Amendment to Certificate of Incorporation changing the authorized number of shares of a Common Stock from 100,000,000 to 150,000,000, filed with the Delaware Secretary of State on July 5, 2007, copy filed herewith

3(ii)	By laws (incorporated by reference to Exhibit 3(ii) to the Company’s Form 10-KSB filed on November 17, 2006)

4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 filed on February 16, 2007)

5.1	Opinion of Gersten Savage LLP regarding the legality of the securities being registered (filed herewith)

10.1
Share Sale Agreement relating to EXP Dealer Software Limited dated August 4, 2006 among Auto Data Network, Inc., Aftersoft Group, Inc. and Aftersoft Dealer Software Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 31, 2006).

10.2
Share Sale Agreement relating to Dealer Software and Services Limited dated February 1, 2007 between Aftersoft Group, Inc. and Auto Data Network, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 7, 2007)

Exhibit No.	Description of Exhibit
10.3	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to Aftersoft Group, Inc.’s Current Report on Form 8-K filed July 6, 2007).

10.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 to Aftersoft Group, Inc.’s Current Report on Form 8-K filed July 6, 2007).

10.5	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to Aftersoft Group, Inc.’s Current Report on Form 8-K filed July 6, 2007)

10.6	Settlement and Release Agreement between AFS and McKenna (incorporated by reference to Exhibit 99.1 to Aftersoft Group, Inc.’s Current Report on Form 8-K filed August 6, 2007).

10.7
Revolving Credit and Term Loan Agreement dated as of December 21, 2007, by and between ComVest Capital LLC, as Lender, and Aftersoft Group, Inc., as Borrower. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007)

10.8	Revolving Credit Note, dated December 21, 2007 in the principal amount of $1,000,000 (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.9	Convertible Term Note, dated December 21, 2007 in the principal amount of $5,000,000 (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.10
Collateral Agreement dated as of December 21, 2007 by and among Aftersoft Group, Inc., Aftersoft Network, N.A. Inc., MAM Software Ltd., Aftersoft Group (UK) Ltd., AFS Warehouse Distribution Management, Inc., AFS Tire Management, Inc. and AFS Autoservice Inc., and ComVest Capital LLC (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.11
Guaranty Agreement dated December 21, 2007 by Aftersoft Network, N.A. Inc., MAM Software Ltd., Aftersoft Group (UK) Ltd., AFS Warehouse Distribution Management, Inc., AFS Tire Management, Inc. and AFS Autoservice Inc., in favor of ComVest Capital LLC (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.12	Form of Validity Guaranty (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.13
Warrant, dated as of December 21, 2007, to Purchase 1,000,000 Shares of Common Stock of Aftersoft Group, Inc. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007)

10.14
Warrant, dated as of December 21, 2007, to Purchase 2,000,000 Shares of Common Stock of Aftersoft Group, Inc. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007)

Exhibit No.	Description of Exhibit
10.15
Warrant, dated as of December 21, 2007, to Purchase 2,083,333 Shares of Common Stock of Aftersoft Group, Inc. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007)

10.16
Registration Rights Agreement dated as of December 21, 2007 by Aftersoft Group, Inc. for the benefit of the holders (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed December 31, 2007).

10.17
Share Sale Agreement, dated November 12, 2007, between EU Web Services, Ltd., as Purchaser, Aftersoft Group, Inc., as Vendor, and EXP Dealer Software Ltd. (incorporated by reference to Aftersoft Group, Inc.’s Current Report on Form 8-K filed November 16, 2007)

21	List of subsidiaries (filed with the Registration Statement on Form SB-2 filed February 16m 2007)

23.1	Consent of KMJ Corbin & Company LLP (filed herewith)

23.2	Consent of Gersten Savage LLP (See Exhibit 5.1 filed herewith)